Form 10-K, Exhibit 13
period 1993-12-31
KANSAS CITY SOUTHERN INDUSTRIES INC
filed 1994-03-22
CIK 54480

KANSAS CITY SOUTHERN INDUSTRIES, INC.
     EXHIBIT 13.1       FILE NO. 1-4717
     FORM 10-K            DECEMBER 31, 1993


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
Three Years Ended December 31, 1993

Introduction. Kansas City Southern
Industries, Inc. ("KCSI" or "Company")
is a diversified holding company with
principal operations in Transportation
Services,  Information & Transaction
Processing and Financial Asset
Management. This presentation is
intended to clarify and focus on results of operations, liquidity and capital structure of the Company and should be read in conjunction with the
Consolidated Financial Statements and
Notes.


RESULTS OF OPERATIONS

Significant Developments. Consolidated
operating results during 1991-1993 were
affected by the following significant
developments:

MidSouth Acquisition. The Company
completed the acquisition of MidSouth
Corporation ("MidSouth"), a regional
railroad holding company headquartered
in Jackson, Mississippi, on June 10,
1993, pursuant to a definitive merger
agreement. The transaction was approved
by both Boards of Directors, MidSouth
shareholders and the Interstate Commerce
Commission. The agreement provided that
the holders of MidSouth Common stock
receive $20.50 per share in cash,
resulting in a value of all Common stock and equivalents of approximately $219.3 million. At the date of closing, the Company had previously acquired approximately 22% of MidSouth outstanding Common stock through open market purchases and privately negotiated transactions. Accordingly, the purchase price for the acquisition of the MidSouth common stock aggregated approximately $213.5 million paid in cash by the Company to holders of MidSouth's common stock and in connection with the exercise of certain options held by MidSouth employees and others.

The MidSouth acquisition, which was
accounted for as a purchase, represents
a significant transaction for the
Company. Results of operations of the
Company for the year ended December 31,
1993 include the operations of MidSouth
as a consolidated subsidiary effective
with the closing of the transaction.
Excluding the effect of additional tax
expense for federal tax rate increases
related to deferred accruals, the
transaction did not result in any
dilution in the Company's 1993 earnings.
At the date of closing, MidSouth had
approximately $55 million of operating
loss carryforwards. Annual utilization
of these loss carryforwards may be
limited by the Internal Revenue Code as a result of a change in ownership.
Anticipated future tax benefits
associated with the loss carryforwards
were recorded as a reduction of recorded intangibles.

The Company financed the MidSouth
acquisition with the $250 million credit agreement, discussed below, and other financing resources available to the
Company. In addition, as part of the
merger transaction, the Company
refinanced
substantially all of MidSouth's
indebtedness at more favorable interest
rates.

The MidSouth acquisition provides an
important East/West rail line, as a
complement to the Kansas City Southern
Railway Company's ("KCSR," a
wholly-owned subsidiary), predominantly
North/South route. This East/West rail
line, running from Dallas, Texas, to
Meridian, Mississippi, will allow the
Company to be more competitive in the
intermodal transportation market. In
addition, the acquisition adds a base of MidSouth customers in the South Central
U.S. to KCSR's already strong traffic
base and presents opportunities for the
rerouting of certain commodity movements over less circuitous routes. Effective
January 1, 1994, MidSouth was
operationally and administratively
merged into KCSR.

Vantage Computer Systems, Inc./The
Continuum Company, Inc. Effective
September 30, 1993, DST Systems, Inc.
("DST," a wholly-owned subsidiary)
completed the merger of its 90.5% owned
subsidiary, Vantage Computer Systems,
Inc. ("Vantage"), into a subsidiary of
The Continuum Company, Inc.
("Continuum").  Vantage and its
wholly-owned subsidiary, Vantage P&C
Systems, Inc. provide policyholder
record keeping data processing and
software for the life and
property/casualty insurance industries.
DST and the minority shareholder of
Vantage received a total of four million
shares of Continuum stock   2,939,000
shares at closing and the remainder
after Continuum shareholder approval was obtained in late 1993. As a result of this transaction and additional
Continuum stock purchases, DST owned
approximately 24% of the outstanding
common stock of Continuum at December
31, 1993. In 1994, DST purchased
additional Continuum shares through
privately negotiated transactions.
Accordingly, DST currently owns
approximately 29% of Continuum's
outstanding common stock. In the initial exchange, DST exchanged Vantage stock with a book value of approximately $17 million for Continuum stock with a then current market value of approximately
$62 million. DST accounted for the
initial exchange as a non-cash,
non-taxable exchange in investment basis of Vantage for an investment in Continuum. Accordingly, no
[Page 30]
gain recognition was associated with the transaction. Vantage revenues for the nine months ended September 30, 1993, were $32.6 million and $38.7 million for the year ended December 31, 1992.
Effective October 1, 1993, Vantage
results were no longer consolidated with DST and Continuum earnings were included in DST results on the equity basis.

Continuum is a publicly traded
international consulting and computer
services firm based in Austin, Texas,
which primarily serves the needs of life and property and casualty insurance companies for computer software and services. Continuum has annual revenues of approximately $250 million and assets of approximately $160 million.

The Vantage/Continuum transaction will
allow DST to expand its presence in the
information processing market for the
insurance industry and combine the
strengths of both Vantage and Continuum.
Prior to the merger, Vantage's business
was primarily centered in the U.S.
domestic market while Continuum has a
significant international and domestic
presence. Subsequent to this
transaction, DST assumed all of the
North American operations data
processing functions for Continuum. DST
and Continuum reached agreement whereby
DST will make available the capabilities of the Winchester Data Center for Continuum processing requirements. In addition, Continuum obtained the rights to license DST's "Automated Work
Distributor" ("AWD"TM) product to
insurance companies worldwide.

DST 1993 Acquisitions. During 1993, DST
completed the acquisition of Clarke &
Tilley Ltd., (96% owned), a United
Kingdom company, which markets
investment management software primarily for use in Europe and the Pacific Rim;
Corfax Benefit Systems, Ltd., (100%
owned), a Canadian company, which
processes shareowner transactions for
mutual funds and pension accounts in
Canada; DBS Systems Corporation, (60%
owned), a United States company, which
is developing a software billing system
for the direct broadcast satellite
industry; and Belvedere Financial
Systems, Inc. (100% owned) a United
States company, which develops and
markets portfolio accounting and
investment management systems. Each of
these transactions was accounted for as
a purchase. These acquisitions provide
DST with additions to its product base
and future opportunities for expansion
of its product lines into international
markets, especially Europe and Canada.

Janus Capital Corporation. Janus Capital
Corporation ("Janus") provides
management services to the Janus and
IDEX families of mutual funds, insurance companies and other institutional accounts. Assets under management grew significantly from $3.1 billion at
December 31, 1990, to $22.2 billion at
December 31, 1993. Janus and IDEX Funds
shareholder accounts have also risen
from 337,000 at December 31, 1990 to 2.0
million at December 31, 1993. This
growth in funds under management and
shareholder accounts resulted in
significant revenue and operating income growth.

1993 Tax Legislation. On August 10,
1993, President Clinton signed into law
the Omnibus Budget Reconciliation Act of
1993 ("the 1993 Tax Act"). This new tax legislation changed numerous provisions to the then existing tax law. The most significant of these changes affect the Company's Transportation Services operations.

The new tax law increased the corporate
tax rate from 34% to 35%.  Accordingly,
the Company's 1993 earnings include
additional income tax expense
attributable to the tax rate increase
retroactive to January 1, 1993. These
charges, which are included in the
provision for taxes on income, represent
$3.4 million ($.08 per share) related to deferred tax accruals and $900,000 ($.02 per share) related to current year earnings. In addition, the new tax law included provisions for higher fuel tax rates, which resulted in an additional expense to Transportation operations during 1993 of approximately $400,000.

Accounting Change Postretirement
Benefits. The Company adopted Statement
of Financial Accounting Standards No.
106 "Employers' Accounting for
Postretirement Benefits Other Than
Pensions," ("SFAS 106"), effective
January 1, 1993. SFAS 106 required the
Company to accrue, currently,
postretirement benefits provided to
retirees by the Company and its
Transportation subsidiaries. These
benefits relate primarily to
postretirement medical, life and other
benefits available to employees not
covered under collective bargaining
agreements.

The adoption of SFAS 106 resulted in a
charge to earnings in first quarter 1993 in the amount of $5.5 million, net of applicable income taxes. The adoption of SFAS 106 is not expected to have a material effect on future annual expenses of the Company.

Accounting Change Income Taxes. The
Company also adopted Statement of
Financial Accounting Standards No. 109,
"Accounting for Income Taxes," ("SFAS
109"), effective January 1, 1993. SFAS
109 was issued as an amendment to
Statement of Financial Accounting
Standards No. 96, "Accounting for Income
Taxes," ("SFAS 96").  The adoption of
SFAS 109 resulted in a charge to
earnings in first quarter 1993 of
$970,000.
                         [Page 31]

As a result of the Company's previous
adoption of SFAS 96, the adoption of
SFAS 109 did not have a material impact
on the components of income tax expense
or the effective income tax rates
applicable to continuing operations
versus the U.S. federal income tax
statutory rate.

Stock Splits. On January 28, 1993, the
Company's Board of Directors authorized
a 2-for-1 split affected in the form of
a stock dividend in the Company's Common stock paid March 17, 1993. Following the split, the effective annual dividend is $.30 per share on the Company's outstanding Common stock.

On January 30, 1992, the Company's Board of Directors authorized a 2-for-1 stock split which was affected in the form of a stock dividend in the Company's Common stock paid March 17, 1992. The Company's
Board of Directors also authorized an
11% dividend increase on January 30,
1992, with respect to the Company's
outstanding Common stock also effective
March 17, 1992. The annual Common
dividend was increased to $.30 per share from the then current $.27 per share, on an after 1993 split basis.

Appropriate data in this report and the
accompanying Consolidated Financial
Statements and Notes were restated to
reflect the effect of both of these
2-for-1 stock splits.

Debt Securities Registration and
Offerings - 1993. The Company filed a
Registration Statement on Form S-3 with
the Securities and Exchange Commission
("SEC") on March 29, 1993, registering
$200 million in debt securities to be
offered in the form of Medium Term
Notes. Proceeds from the sale of the
debt securities are expected to be added to the general funds of the Company and used to principally repay debt and for other general corporate purposes, including working capital, capital expenditures and acquisitions of and/or investments in businesses or assets. On
June 24, 1993, pursuant to an Indenture
and Purchase Agreement, the Company
issued $100 million of debt securities
under this Registration Statement. The
transaction was comprised of Notes
bearing interest at a rate of 5.75% and
maturing in 1998. The net proceeds of
this transaction, along with certain
proceeds from the Company's $250 million credit agreement, were used to refinance certain MidSouth debt in July 1993.

On September 29, 1993, the Company filed a Registration Statement, registering
$500 million in securities. The
securities may be offered in the form of no par Common Stock, New Series
Preferred Stock $1 par value,
Convertible Debt Securities, Debt
Securities or Equipment Trust
Certificates (collectively, "the
Securities").  Net proceeds from the
sale of the Securities are expected to
be added to the general funds of the
Company and used principally for general corporate purposes, including working capital, capital expenditures and acquisitions of or investments in businesses and assets. The Company has not yet sought to have the Registration
Statement declared effective by the SEC
and no securities have been issued.

$300 Million Debt Securities
Registration. On July 1, 1992, the
Company issued $100 million 77/8% Notes
due 2002 and $100 million 8.8%
Debentures due 2022 under a $300 million debt securities registration with the
Securities and Exchange Commission. The
77/8% Notes are not redeemable prior to
their maturity in 2002, the 8.8%
Debentures are redeemable on or after
July 1, 2002, at a premium of 104.04%,
which declines to par on or after July
1, 2012. Proceeds from the debt offer
were used to repay borrowings under then existing revolving credit agreements.
The Company used the remaining net
proceeds for general corporate purposes
including debt repayments, working
capital, capital expenditures,
acquisition of and/or investments in
businesses and assets and acquisition of the Company's capital stock.

On March 3, 1993, the Company issued the remaining $100 million of debt securities as 65/8% Notes due 2005. The
Company used the net proceeds for
general corporate purposes, including
subsidiary debt repayments, working
capital, capital expenditures,
acquisitions of or investments in
businesses and assets, and acquisitions
of the Company's capital stock.

Series B Convertible Preferred Stock. On
October 1, 1993, KCSI transferred one
million shares of KCSI Series B
Convertible Preferred Stock (the "Series
B Preferred Stock") to the Kansas City
Southern Industries, Inc. Employee Plan
Funding Trust ("the Trust"), a grantor
trust established by KCSI. The purchase
price of the stock, based upon an
independent valuation, was $200 million,
which the Trust financed through KCSI.
The indebtedness of the Trust to KCSI is
repayable over 27 years with interest at
6% per year, with no principal payments
in the first three years. The Trust,
which is administered by an independent
bank trustee, and is consolidated into
the Company's financial statements, will
repay the indebtedness to KCSI utilizing
dividends and other income as well as
other cash obtained from KCSI. As the
debt is reduced, shares of the Series B
Preferred Stock, or shares of Common
stock acquired on conversion, will be
released and available for distribution
to various KCSI employee benefit plans,
including its ESOP, Stock Option Plan
and Stock Purchase Plans.                         [Page 32]

The Series B Preferred Stock, which has
a $10 per share (5%) annual dividend and a $200 per share liquidation preference, is convertible into Common stock at an initial ratio of four shares of Common stock for each share of Series B
Preferred Stock. The Series B Preferred
Stock is redeemable after 18 months at a specified premium and under certain other circumstances.

The Series B Preferred Stock can be held only by the Trust or its beneficiaries, the employee benefit plans of KCSI. The full terms of the Series B Convertible
Preferred Stock are set forth in a
Certificate of Designations approved by
the Board of Directors and filed in
Delaware.

$250 Million Revolving Credit Facility.
On December 8, 1992, the Company
established a credit agreement in the
amount of $250 million. This agreement
replaced the Company's then existing
$100 million credit agreement, which had been in place since 1989. During 1993, proceeds were used to fund the acquisition of MidSouth and refinance certain MidSouth indebtedness. Remaining credit capacity under the facility is intended for general corporate purposes.
At December 31, 1993, the Company had
$230 million of indebtedness outstanding on this agreement.

Employees Stock Purchase Plan. In the
fourth quarter 1993, the Company
completed the eighth offering under the
Employees Stock Purchase Plan.
Approximately 221,000 shares of Company
Common stock were subscribed to under
this offering, which will be funded
through employee payroll deductions,
over a two year period, at a price of
$38.20 per share.  In the fourth quarter
1992, the Company completed the seventh
offering under the Employees Stock
Purchase Plan. Approximately 248,000
shares of Company Common stock were
subscribed to under this offering, which were funded through employee payroll deductions at a price of $18.75 per share.

Union Labor Negotiations. Collective
bargaining agreements with KCSR union
employees, representing approximately
83% of KCSR's workforce were completed
in 1992. These agreements allow
implementation of productivity
improvements and cost sharing
arrangements with contract employees.
Productivity improvements will be
realized by modification in the
operation of its trains with reduced
crew sizes. These productivity
improvements were necessary to enable
the railroad industry to remain
competitive with other modes of
transportation. These labor agreements
will be open for renegotiation at the
end of 1994 and in 1995. Labor
agreements representing approximately
87% of MidSouth's workforce, which were
in place at the date of acquisition,
will be open for renegotiation in
varying periods beginning in 1994.

As a result of completion of these labor agreements, management believes the
Company is now adequately positioned to
compete effectively with railroads
contiguous to our lines as well as other forms of transportation. However, railroads remain restricted by antiquated operating rules and prevented from achieving optimum productivity.

KCSR and other railroads are burdened
with labor regulations which are more
expensive than non-rail industries
including our principal trucking
competitors. The Railroad Retirement Act requires a 23.75% contribution by railroads on eligible wages, while the Social Security and Medicare Acts only require a 7.65% employer contribution on similar wage bases. Other programs, such as The Federal Employees Liability Act
(FELA), compared to The Worker's
Compensation Law and unemployment
programs, are additional examples of
such labor regulations which are
competitively disadvantageous to the
railroad industry.

Principal Stockholders Transactions. The following activity has occurred among the Company's principal stockholders:

- -     In early 1994, Warburg, Pincus
Capital Company, L.P. an affiliate of
E.M. Warburg Pincus & Co., a New York
based venture banking and investment
management firm, announced plans to
distribute 4 million shares of the
Company's Common stock to its limited
partners, including institutional
holders and pension funds. The general
partners of Warburg, Pincus & Co. intend to continue to retain a significant portion of the shares which they will receive in the planned distribution.

- -     In July 1993, Hallmark Cards,
Inc. sold approximately 2 million shares of the Company's Common stock, which represented approximately one-half of
Hallmark holdings in KCSI Common stock.

- -     In late 1992, the Company
completed the purchase of approximately
1.1 million shares of KCSI Common stock
from several Deramus family trusts for
approximately $22 million. These
purchases represented substantially all
the remaining KCSI Common stock held by
the family.

Safety and Quality Programs. KCSR
continued implementation and emphasis of important safety and quality programs during 1993. Related benefits are expected to be recurring in nature and realizable over future years. In 1993, the Company experienced a 31% reduction in
                              [Page 33]
Federal Railroad Administration
reportable employee injuries, as
compared to 1992 and 28% and 33%
reductions in 1992 and 1991,
respectively, when compared to prior
years. "Safety" and "Quality" programs
comprise two important ongoing goals of
railroad management.

Management. George W. Edwards, Jr., was
elected Executive Vice President of the
Company, and President and Chief
Executive Officer of The Kansas City
Southern Railway Company on April 1,
1991. He was additionally elected to the Company's Board of Directors in May
1991. Prior to joining KCSI, Mr. Edwards was Chairman of the Board and Chief
Executive Officer of The United
Illuminating Company of New Haven,
Connecticut.

Senior Management Compensation.
Effective January 1, 1992, the
compensation package of the three
members of the KCSI Office of the Chief
Executive was revised with the intent of providing long-term incentives which closely parallel shareholder returns.
The Office of the Chief Executive is
comprised of:

Landon H. Rowland - President and CEO of
KCSI

George W. Edwards, Jr. - Executive Vice
President of KCSI, President and CEO of
KCSR

Thomas A. McDonnell - Executive Vice
President of KCSI, President and CEO of
DST Systems, Inc.

Messrs. Rowland, Edwards and McDonnell
entered into five year contracts,
freezing base compensation and
suspending annual incentive
compensation. These contracts also grant restricted stock and stock options which provide returns based upon appreciation of the Company's market value.

Fuel Costs and Efficiency. Fuel costs
represent approximately 7% of KCSR's
operating expenses and have been
declining as diesel fuel prices have
decreased each of the past three years.

In recent years, KCSR has achieved
greater fuel efficiency through improved operating practices related to train schedules, balancing locomotive horsepower availability with demand, and additions of newer, more fuel efficient locomotives. During the period
1989-1991, KCSR purchased a total of 46
new fuel efficient SD-60 locomotives for $63 million. These acquisitions were financed through privately placed
Equipment Trust Certificates. In
addition, during 1991, KCSR refurbished
16 GP40 locomotives as part of its fleet modernization efforts.


KCSR Locomotive Power (MDA CHART #1)


These new locomotive purchases during
the period 1989-1991 have improved the
average age of KCSR's locomotive fleet.
These new fuel efficient locomotives
have additionally helped effect a
reduction in fuel gallons consumed per
gross ton mile since 1989.

The MidSouth acquisition has resulted in increased traffic levels on the combined
KCSR/MidSouth rail system. The rail
industry as a whole, including
KCSR/MidSouth, suffers from a shortage
of available locomotive power to handle
increased traffic levels.

Output Technologies, Inc. DST's printed
output processing businesses, Output
Technologies, Inc. ("OTI") continued to
expand in 1993 and had 35 locations
throughout the U.S. at the end of 1993.
During 1993, OTI increased its earnings
contributions to DST consolidated
results and completed the internal
reorganization of its subsidiaries which included renaming of certain subsidiaries and merging of certain operations. The overall objective of this reorganization was a consolidation of output related activities, identification of businesses with the
OTI name and alignment into geographic
operating regions.

The OTI concept was launched in 1990
with the acquisition of companies which
perform commercial printing and graphics design service, and joined other wholly-owned subsidiaries of DST, specializing in computer output microfilm/microfiche and printing and mailing of laser printed output. In early 1991, DST formalized its commitment to the printed output processing services businesses with the formation of Output Technologies, Inc.
as a holding company for subsidiaries in this line of business.

In the past several years, OTI has
achieved further growth through
acquisitions and location expansion.
During 1991, OTI purchased all of the
capital stock of Mail Processing
Systems, Inc., (renamed Output
Technologies Eastern Region, Inc.) a
provider of laser printing and mailing
services with locations in Connecticut
and Massachusetts. In addition, in 1992, OTI acquired certain assets and assumed certain liabilities of Business
Services, Inc., (renamed Output
Technologies of Illinois, Inc.), a
provider of telecommunications and
fulfillment capabilities to a variety of industries, primarily financial services.
                              [Page 34]

Redemption of 12% Debentures. The
Company exercised its right of optional
redemption on October 1, 1991 with
respect to $57 million of the then
remaining $63 million outstanding
principal amount of its 12% debentures.

At December 31, 1991, the Company had
outstanding $4.7 million of the 12%
debentures which were not voluntarily
tendered. In 1992, the Company exercised its right of optional redemption, and subsequently redeemed, the entire $4.7 million remaining principal amount.

In conjunction with the redemption, the
Company recorded an extraordinary after
tax charge to 1991 earnings of $3.8
million or $.09 per Common share. This
charge resulted from the repurchase
premium and write off of unamortized
bond discount costs.


INDUSTRY SEGMENT RESULTS


The Company's major business activities
are classified as follows (in millions):

                     1993      1992      1991
Revenues
  Transportation
  Services            $451.1 $369.2     $350.1
  DST Systems, Inc.    342.2  270.5      211.1
  Janus Capital Corp.  162.7   97.5       41.7
  Eliminations,
  Corporate & Other      5.1    4.2        7.3

     Total            $961.1 $741.4     $610.2


% Change
from Prior Year         29.6%  21.5%      15.6%

Operating Income
  Transportation
  Services            $116.7  $ 75.3    $ 67.4
  DST Systems, Inc.     31.2    17.8      26.8
  Janus Capital Corp.   80.0    45.7      15.8
  Eliminations,
  Corporate & Other    (15.8)  (12.9)    (11.7)

     Total            $212.1  $125.9    $ 98.3

% Change
from Prior Year         68.5%   28.1%     12.1%

Transportation  Services. Transportation
Services operations are comprised
principally of KCSR and MidSouth  (both
wholly-owned subsidiaries), which
account for more than 90% of
Transportation Services revenues.

KCSR Net Ton Miles (MDA CHART #2)


KCSR revenues have increased modestly
each year since 1989 despite downward
pressures on rates. Competition, since
deregulation, is the primary cause of
downward pressures on rates. In
addition, truck competition has eroded
the railroad industry's share of
transportation dollars because of
changing regulations, subsidized highway improvement programs and favorable labor regulations, thereby improving the competitive position of trucks as an alternative mode of surface transportation for many commodities.

The modest growth experienced since 1989 resulted from volume increases, a mixture of both general commodity and coal trains. As economic conditions improved in the United States during 1993, Transportation revenues also increased. Assuming no major economic deterioration occurs in the region serviced by the Transportation businesses, management expects moderate growth during 1994.

KCSR 1993 revenues rose 3% compared to
1992. General commodity revenues,
excluding intermodal ("TOFC/COFC")
traffic, rose 5.5% on generally higher
traffic volumes. The higher traffic
volumes resulted, in part, from a
strengthening of U.S. economic
conditions, which have continued to rise slowly from a recessionary period in 1990-1992. Higher traffic levels were experienced in carloadings of farm products, particularly corn & wheat,
     [Page 35]

KCSR Revenues (MDA CHART #3)


non-metallic ores, lumber/wood -
pulp/paper, chemical and petroleum
shipments. Intermodal carloadings
declined 8% in 1993 as KCSR continues
the process of upgrading its current
"on-off ramp" loading facilities in
anticipation of greater intermodal
traffic in the future. Unit coal
revenues rose modestly in 1993 on
overall increased tonnage but were
adversely affected by variances in
length of haul and rates. While 1993
revenues rose, operating expenses
declined in 1993 compared to 1992.
Favorable expense variances were caused
by ongoing cost containment efforts,
lower fuel costs and lower expenses from KCSR's continuing emphasis on safety, but somewhat offset by increased costs on higher traffic levels. The combination of higher KCSR revenues and lower expenses helped effect a 55% increase in Transportation Services operating income in 1993 compared to 1992. These cost containment initiatives also helped effect a decline in KCSR's
Interstate Commerce Commission ("ICC")
operating ratio from 82.3% in 1992 to
77% in 1993. The ICC operating ratio is
a common efficiency measurement among
Class I railroads.

KCSR general commodities revenues
increased 7.2% during 1992 from 1991.
Revenue gains were experienced in the
transportation of farm products,
particularly soybeans and wheat,
pulp/paper products, lumber/wood
products and non-metallic mineral
shipments, but were somewhat offset by a decline in carloadings of chemical and petroleum products and lower TOFC/COFC traffic. Additionally, general commodity revenues increased 1.2% during 1991 from 1990 largely from increased carloadings of non-metallic minerals, grain mill products, pulpboard and petroleum coke, but were substantially mitigated by modest declines in overall farm products, soda ash and other petroleum and chemical products.

Transportation Services results also
benefitted in 1993 from revenue and net
income additions of MidSouth and
continuing favorable operations at the
Company's petroleum coke export facility
(Pabtex, Inc.), which experienced
increased volumes in 1993. MidSouth
contributed $67.8 million in revenues to 1993 Transportation Services results, which surpassed comparative prior year revenues on increased carloadings.
MidSouth's 1993 earnings, net of all
acquisition related expenses, were
positive after excluding the effect of
the federal income tax rate increase.

The flooding in the Midwest region of
the United States during 1993 did not
materially affect the Company's rail
transportation operations. KCSR's
trackage, facilities and physical
properties were not directly hampered by the rising flood waters. However, many of KCSR's interchange partners in the Kansas City gateway were affected, which resulted in congestion, rerouting of certain traffic, and delays of commodity movements, particularly for grain and coal shipments. KCSR experienced revenue declines, during third quarter 1993, in certain commodities due to the inability to interchange shipments with other railroads. Overall the financial impact was immaterial.

The following summarizes components of
KCSR's revenues (in millions per ICC
Form R-1):

                                          1993        1992       1991

General
Commodities                             $ 222.2     $ 212.8     $198.6
Coal                                      106.2       105.5      106.5
Other                                      17.1        17.3       17.1

Total     			                           $ 345.5     $ 335.6     $322.2

Railroad Transportation operations are
constantly faced with substantial costs
related to fuel, labor and maintenance
of its roadbed.


KCSR Fuel (MDA CHART #4)


During 1993, 1992 and 1991, particularly in the latter half of 1991, fuel prices declined from levels experienced in
1990. These fuel price declines were, in part, due to the resolution of hostilities in the Persian Gulf War and stabilization of relations in the Middle
East region in general and resulted in a favorable impact on operating income of $1.6, $1.5 and $1.3 million in
1993-1991, respectively. Current and
future years fuel costs have been and
will be negatively impacted
(approximately $800,000 per year)
because of the locomotive diesel fuel
tax imposed by the Omnibus Budget
Reconciliation Act of 1990 earmarked for Deficit Reduction. Additionally, new fuel taxes imposed by the 1993 Tax Act negatively affected KCSR operating income by approximately $400,000 in
1993. Control of fuel expenses is a
constant concern of management and fuel
savings (previously discussed) is a top
priority.
     [Page 36]
A roadway improvement program was begun
by KCSR in 1986. This program was
implemented to upgrade the roadway in
order to reduce operating costs, improve safety, increase the capabilities of
KCSR and increase quality of service to
customers. In 1990, KCSR completed
bridge and related modifications to
support unrestricted transportation of
double stack containers. Removal of
restrictions to the double stack
operation along with the addition of an
East/West MidSouth rail line will permit
KCSR to compete with other carriers in
the transcontinental intermodal markets.
KCSR intends to continue its aggressive
capital improvement program into 1995,
at which time its mainline, yards and
side tracks will have been rebuilt. In
addition, the MidSouth line will require track and roadbed upgrade and expansion, much of which is anticipated to be completed over the next two years. This roadway improvement program has been and will continue to be funded with internally generated cash flow.

Portions of roadway maintenance costs
are capitalized and other portions
expensed, as appropriate. Expenses
aggregated $40, $40 and $39 million for
1993-1991, respectively. Maintenance and capital improvement programs are in conformity with the Federal Railroad
Administration's track standards and are accounted for in accordance with the Interstate Commerce Commission's accounting rules.

Information & Transaction Processing.
DST Systems, Inc. ("DST", a wholly-owned subsidiary). DST revenues are increasing because of customer base growth, new lines of business and expanded products.
A significant amount of DST's net income is derived from the operations of its various joint ventures discussed in
"Unconsolidated Affiliates."


DST Revenues (MDA CHART #5)


During 1993, DST consolidated revenues
rose 27% from 1992, while DST's
contribution to KCSI earnings improved
50% to $22.9 million from $15.3 million
in 1992. This revenue and income
increase resulted from an increase in
mutual fund accounts serviced and the
absence of one-time expenses which
reduced 1992 results (discussed below).
Total mutual fund shareowner accounts
serviced rose to 28 million at December
31, 1993 from 22.4 million at December
31, 1992 resulting in higher mutual fund processing and output services volume.
During 1993, Kemper Financial Services
("Kemper"), a DST customer, began
conversion of its mutual fund shareowner processing, which will result in the removal of its accounts from the DST system. The total number of Kemper accounts, approximately 2.5 million, will be converted from the DST system in stages by the end of 1994. In July 1993, the first stage, which encompassed
500,000 Kemper accounts were converted
from the DST system. The remaining
accounts will be removed in 1994. The
loss of 500,000 accounts in 1993 was
offset by account growth from other
mutual fund customers and accordingly,
did not have a material financial
impact.

During 1992, DST experienced a 28%
increase in revenues; however, operating income declined from 1991. Revenue growth was generated by increased overall business volumes and the expanded contribution of OTI and
Vantage. The operating income decline
resulted from several items, which
negatively impacted 1992 earnings: (i)
lower weighted average billable monthly
balance of mutual fund shareowner
accounts serviced in 1992 as a result of the loss of 2.7 million Vanguard accounts in late 1991, even though DST ended 1992 at 22.4 million shareowner accounts; (ii) higher ESOP component of employee benefit costs (1992-$12.7 million; 1991-$4.2 million) from expanded headcount and additional ESOP expense which resulted in lower ESOP costs in 1993; (iii) start up and development costs for DST's TRAC-2000 system for 401(K) plans and Vantage's software for the property and casualty insurance industry; and (iv) certain building renovation costs.

The number of mutual fund accounts
serviced by DST increased to 22.4
million at December 31, 1992, versus
18.7 million at December 31, 1991. DST
experienced an overall decline in the
number of mutual fund accounts serviced
during 1991, from 20.4 million accounts
at December 31, 1990 to 18.7 million
accounts at December 31, 1991. This
account decrease is in large part a
result of the loss of the Vanguard group of funds as a DST customer in September
1991, comprising approximately 2.7
million accounts and the removal of
800,000 broker based accounts of
Prudential Bache in late 1991. Excluding the loss of the Vanguard and Prudential
Bache accounts, mutual fund accounts
serviced increased 1.8 million accounts
in 1991 when compared to 1990.

The financial institutions served by
DST, both mutual fund and insurance,
will continue to evaluate whether to
internalize or outsource their
technology needs. This process will have both positive and negative effects on DST's results; however, on an overall basis, DST's customer base is expected to grow.
     [Page 37]
Beginning in 1991 and continuing into
1993, DST continued its focus on
internal and external expansion of its
service presence in the mutual fund,
insurance and financial services
industries. DST made a commitment to the life and property/casualty insurance industry business lines serviced by
Vantage. During 1992, Vantage business
volume increased as revenues rose 45%;
however, Vantage earnings declined from
1991 primarily due to the system
development costs for Vantage's software for the property and casualty insurance industry, discussed earlier, and a contract termination fee received in
1991. The structure of DST's involvement in the insurance industry changed during 1993 with the exchange of Vantage and the resulting equity ownership in
Continuum. However, DST's total service
to the insurance industry increased as
DST continues to process the Vantage
policyholder accounts, has added
processing of all Continuum policyholder accounts and other services as well as gaining access to Continuum's market for DST's AWDTM imaging product.

DST's printed output processing
businesses, Output Technologies, Inc.
("OTI") continued to expand in 1993.
Revenues rose 34% for the OTI group of
companies in 1993 from increased output
processing volumes and contributions
from new and expanded business lines.
These new and expanded business lines
have contributed to DST's growth during
the last three years and expanded its
product lines available to customers.
OTI's 1993 laser click volume was 669
million pages of printed output, an
increase of 45% over the 460 million
pages in 1992. OTI growth has been
achieved through acquisitions and
location expansion. In 1991, OTI
acquired all of the outstanding stock of Mail Processing Systems, Inc., (renamed
Output Technologies Eastern Region,
Inc.) a financial printing and mailing
business, for $7.1 million and opened
several new U.S. locations through its
wholly-owned subsidiary United
Micrographics Systems, Inc., (renamed
Output Technologies Central Region,
Inc.) a provider of computer process
output microfilm and microfiche.

In  the 1990-1992 period, DST
experienced significant improvement in
revenues and operating income over prior years, as a result of mutual fund account growth and lower system development costs while expanding its proprietary software services into new areas (AWDTM and TA2000TM), increasing its business lines in the output processing area (microfilm, microfiche, graphics design, printing), entering and expanding the area of government servicing and expanding its presence in the life and property/casualty insurance processing markets.

During 1993, DST continued marketing of
Automated Work Distributor, an
image-based clerical work management
system. The AWDTM System's image
technology can also be combined with
principles of an intelligent work
station. AWDTM was initially implemented in several mutual fund transfer agencies, but through expansion now resides on more than 4,200 work stations in companies throughout the world (a 75% increase since December 31, 1992) and is used to service approximately 53% of the mutual fund shareowner accounts on DST's system. AWDTM is also used in industries such as insurance, banking and health care. Concurrent with the Continuum transaction, Continuum and DST signed a licensing agreement whereby Continuum will market the AWDTM product for use in insurance industry applications. The
Continuum agreement provides DST access
to additional international markets for
its AWDTM products.

Financial Asset Management


Janus Assets Under Management (MDA CHART
#6)


Janus Capital Corporation.  ("Janus," an
81% owned subsidiary). Janus operations
experienced significant growth, with
operating income in 1993, 1992 and 1991
comprising 38%, 36% and 17%,
respectively, of the Company's
consolidated operating income. From 1985 to 1990, revenues and net income grew, but not in proportion to assets under management due to product mix and higher administrative costs. In 1989, Janus increased its marketing and staffing expenditures to heighten awareness of the Janus funds and their performance records. These increased expenditures essentially offset the growth of 1989 revenues from assets under management.
In 1990, Janus realized the first full
year of benefits from its 1989 marketing campaign. Assets under management increased $1.3 billion in 1990, $5.6 billion in 1991 and $6.8 billion in 1992 and $6.7 billion in 1993. Janus continued to reap significant benefits from these ongoing marketing efforts in terms of record fund sales and market appreciation during 1993 and 1992.

While Janus experienced significant
growth during 1993, much of that growth
occurred in the first half of 1993.
During the third and fourth quarters of
1993, growth in assets under management
slowed. Total fund sales were $3.3
billion during the second half of 1993
versus $5.5 billion during the first six months of 1993, while fund redemptions increased to $2.2 billion versus $1.6 billion, respectively. Janus has increased expenditures to provide quality service to its shareholders through the use of advanced
     [Page 38]
technology and extensive personnel
training programs. Assets under
management totaled a record $22.2
billion at December 31, 1993.

The following table highlights Janus'
assets under management and revenues:

                      1993    1992      1991
Assets Under Management
(in billions):
Janus No-Load Funds$ 17.0     $11.7     $ 6.0
IDEX Load Funds       1.2       1.0        .7
WRL Insurance
  Products Funds      1.2        .8        .4
Institutional and Separately
  Managed  Accounts   2.1       1.3       1.0
Cash Equivalent Fund   .7        .7        .6

Total              $ 22.2     $15.5     $ 8.7
Janus Revenues
(in millions)      $162.7     $97.5     $41.7

During 1993, Janus continued to expand
the distribution channels of the Janus
funds by participating in "Schwabs'
Mutual Fund OneSource" service of
Charles Schwab as well as a similar
program offered by Fidelity Investments.
In addition, Janus introduced two new
Janus fund portfolios; Janus Mercury
Fund, an equity fund; Janus Federal Tax
Exempt Fund, a tax exempt income fund;
and the Janus Aspen Series, which
consists of six portfolios funded
through variable annuity contracts, such as the Janus Retirement Advantage.
During 1992, Janus introduced three new
mutual funds; Janus Enterprise Fund, an
equity fund; Janus Balanced Fund, a
combination equity/fixed income fund and
Janus Short-Term Bond Fund, a short-term income fund.

Janus has expanded its assets under
management by marketing advisory
services directly to pension plan
sponsors, insurance, banking and
brokerage firms for their proprietary
investment products. These relationships generated approximately $920 million and
$340 million in new assets in 1993 and
1992, respectively.

Janus revenues and operating income
increases are a direct result of
increases in assets under management and Janus processing services. Assets under management and shareholder accounts have grown in recent years from a combination of new money investments or fund sales and market appreciation. Fund sales have risen in response to marketing efforts, favorable fund performance and the current popularity of no-load mutual funds. Market appreciation has resulted from increases in stock investment values. However, a decline in the stock and bond markets and/or an increase in the rate of return of alternative investments could negatively impact
Janus revenues and operating income. In
addition, the mutual fund market, in
general, faces increasing competition as the number of mutual funds continues to increase, marketing and distribution channels become more creative and complex, and investors place greater emphasis on published fund recommendations and investment category rankings. These factors could also affect Janus and negatively impact revenues and operating income.

Eliminations, Corporate & Other. The
"Eliminations, Corporate and Other"
consists of unallocated holding company
operating expenses, intercompany
eliminations, and miscellaneous other
investment activities. Modest
fluctuations of these unallocated
expenses have occurred from 1991 to
1993.

Unconsolidated Affiliates. Earnings from
Unconsolidated Affiliates consist
principally of DST's equity in the
earnings of Investors Fiduciary Trust
Company ("IFTC", a 50% owned affiliate), Boston Financial Data Services, Inc.
("BFDS," a 50% owned affiliate), The
Continuum Company, Inc. ("Continuum," a
29% owned affiliate), Midland Data
Systems, Inc., and Midland Loan Services
L.P. (collectively "Midland," 45-50%
owned affiliates) and Argus Health
Systems, Inc., ("Argus," a 50% owned
affiliate).

IFTC experienced substantial growth in
assets under custody ($93 billion - 1991 to $125 billion - 1993). DST's equity in IFTC earnings was $6.0, $4.8 and $4.8 million from 1991 to 1993, respectively.
IFTC earnings are influenced by mutual
fund industry growth and interest rate
fluctuations. IFTC earnings grew
steadily from 1989-1991; however, in
1992, IFTC earnings declined even though assets under custody continued to grow.
The 1992 earnings decline resulted from
interest rate fluctuations and losses on certain foreign currency investments. At
December 31, 1992, IFTC had liquidated
its portfolio regarding the foreign
currency investments. 1993 net income
was essentially unchanged when compared
to 1992. While IFTC assets under custody grew, results were reduced by a change in the fiduciary fee arrangement between IFTC and its parent companies and lower investment earnings. Excluding the change in fiduciary fees, IFTC results were improved over 1992.

During 1991, IFTC increased its
ownership interest in United Missouri
Bank ("UMB") to approximately 5%. IFTC,
which initiated its investment position
in 1987, uses UMB's
     [Page 39]
correspondent banking and securities
processing facilities in support of
IFTC's custody, portfolio accounting,
trustee and shareowner services to the
mutual fund industry. IFTC continues to
own approximately 5% of UMB.

BFDS provides full service transfer
agency functions for open and closed end mutual funds and corporations utilizing
DST's proprietary systems. In addition,
it performs remittance processing
functions. In 1993, BFDS contributed
$2.1 million in earnings to DST through
increases in mutual fund and corporate
shareowner accounts processed, efficient operating practices and expanded services.

As discussed earlier, Continuum became a DST equity affiliate when DST exchanged its interest in Vantage for an equity interest in Continuum. Continuum contributed positively to DST's 1993 earnings in unconsolidated affiliates since completion of the merger transaction. Management expects that
Continuum will provide significant
increases in equity earnings during
1994. Midland has been awarded contracts with the Resolution Trust Corporation
("RTC") for operation of an Asset
Management System and a Control Totals
Module System for use by the RTC.
Midland also provides commercial loan
processing services, whose volumes have
increased as commercial loans serviced
have grown (none in 1990 to 12,000 in
1993).  Midland contributions to
unconsolidated affiliates' earnings
declined significantly in 1993 from
1992. This decline in earnings stems
from a continuing 1993 trend of lower
margins on loan securitizations and
delays on the receipt of certain loan
processing work for the RTC. DST's
combined equity in Midland earnings was $.8, $4.3 and $.9 million in 1991-1993, respectively. Management believes
opportunities exist in Midland's
business lines and is focusing attention on the expansion of Midland's loan services capabilities to the private sector as a complement to loan processing work for the RTC.

Argus, which provides insurance
processing services to the health care
industry through a pharmaceutical claims processing system, also experienced volume and income growth in 1993.
Pharmacy claims processed have grown
steadily (31 million claims in 1991 to
78 million claims in 1993). Increased
claims volume lead to income growth;
DST's equity in Argus earnings was
$1.2, $1.7 and $2.3 million in
1991-1993, respectively.

Interest Expense. Interest expense
amounts increased significantly in 1993
compared to 1991-1992 levels. Interest
expense rose to $51.2 million in 1993
from $33.1 and $32.1 million in 1992 and 1991, respectively. This rise in interest expense is primarily attributable to borrowings required to finance the MidSouth acquisition, but somewhat offset by the refinancing of debt at subsidiary levels, including
MidSouth, with more favorable borrowing
rates. Additional borrowings in 1993
where primarily $200 million in public
debt offerings and $230 million from the Company's revolving credit agreement.
Interest expense in 1992 increased from
proceeds of the Company's $200 million
Note and Debenture offer somewhat offset by a decline in short-term interest rates, redemption of the 12% Debentures and repayment of working capital credit lines. 1991 interest expense increased over 1990 primarily as a result of additional borrowings on the Company's
$100 million credit agreement, and
purchase of 24 new SD-60 locomotives for $32.2 million, offset somewhat by a decline in short-term interest rates during 1991 and redemption of $58 million of the Company's 12% Debentures in the fourth quarter of 1991.


LIQUIDITY


Operating Cash Flow. The Company's cash
flow from operations has historically
been positive, and traditionally
sufficient to fund operations, KCSR
roadway capital improvements, DST
systems development and operating
capacity costs, and debt service.
External sources of cash, principally
negotiated bank debt, public debt and
sale of investments, have historically
been used to fund acquisitions, new
ventures, investments, equipment
additions and Company stock purchases.

The following table summarizes operating cash flow information (in millions):

                                                1993       1992      1991
Net income                                 $ 90.5     $ 63.8     $41.9
Depreciation and
  amortization                               97.2       74.2      59.3
Change in working
  capital items                             (37.7)     (34.8)      5.4
Deferred income
 taxes                                       29.6        2.6       4.8
Other                                         9.6       17.1

Net operating
 cash flow                                 $189.2     $122.9    $111.4

                                            [Page 40]

1989-1990 cash flows fluctuated from the disposition of non-core businesses and non-recurring Transportation Services transactions. However, cash flows have risen steadily in each year from 1991 to 1993. 1993 operating cash flows increased 54% from 1992 to $189.2 million. This increase primarily related to higher net income, increased non-cash depreciation and amortization, (MidSouth and DST acquisitions along with KCSR road property additions), and increased deferred income taxes. 1992 operating cash flows of $122.9 million increased
10% over 1991 from increased net income, higher depreciation and amortization primarily related to DST equipment acquisitions, increases in non-cash expense accruals but offset by changes in working capital items, primarily increased accounts receivable on higher revenues. 1991 cash flows from operations increased significantly from
1990 related to reduced cash income tax
payments, deferred income tax timing
items, increased depreciation on KCSR
locomotive purchases, increased
intangible amortization on DST
acquisitions, and changes in working
capital items. The increased operating
cash flows, in 1991 compared to 1990,
also resulted from changes in working
capital items related to increases in
accounts payable and other accrued
liabilities, principally at DST and
Janus, somewhat offset by increases in
accounts receivable at DST. These
fluctuations were primarily caused by
new business line growth, increased
revenues in 1991 compared to 1990 and
timing of payments to vendors.


Net Cash Flow from Operations as
Compared to Net Income (MDA CHART #7)


Financing and Investing Cash Flows.
These cash flows include: (i) new
financings of  $100, $283 and $447
million in 1991-1993, respectively; (ii) repayment of indebtedness in the amounts of $172, $215 and $231 million in 1991-1993, respectively, and (iii) cash dividends of $12 million in 1991, and $13 million each in 1992 and 1993.

Proceeds from issuance of debt in 1993
were used for the MidSouth acquisition
($214 million), Continuum stock
purchases ($20 million), refinancing of
MidSouth indebtedness ($129 million),
and subsidiary refinancing and working
capital ($84 million).

Proceeds from issuance of debt in 1992
were used for operating cash
requirements ($42 million), repayment of bank credit lines ($90 million), repurchase of KCSI capital stock ($31 million), MidSouth Common stock investment ($26 million), subsidiary indebtedness financing ($65 million), operating growth and business expansion at DST ($29 million).

Proceeds from issuance of long-term debt in 1991 were used for operating cash requirements ($41 million), business expansion, acquisition and operating growth at DST ($22 million) and Southern
Leasing Corporation growth ($37
million).

Repayment of indebtedness includes
scheduled maturities, refinancings and,
in 1991 and 1992, early redemption of
$58 million and $4.7 million
respectively, of the Company's 12%
Debentures.


CAPITAL STRUCTURE


Capital Requirements. The Company has
traditionally funded capital
expenditures in Transportation Services
using Equipment Trust Certificates for
major purchases of Railway locomotive
and rolling stock, and intermediate bank term loans for other equipment, and DST and Janus operations. Conversely, capital improvements for roadway track structure have historically been funded with cash flow from operations. The
MidSouth acquisition will require the
Company to complete a capital
improvement program for MidSouth
roadbed, locomotives and facilities.
This program will upgrade and expand
MidSouth's track to handle greater
traffic levels at higher train speeds
and will be completed over the next five year period with a large majority of these upgrades completed during the next two years. The Company currently anticipates the cost of this five year capital program will be approximately
$150 million, 50% of which was planned
by MidSouth management prior to the
acquisition.  Subsequent to completion
of the
     [Page 41]
MidSouth acquisition and debt
refinancing, the Company  funded
MidSouth capital requirements with
historical funding sources and intends
to continue to do so in the future.
These same sources were used in funding
1993 capital programs ($182 million,
excluding the MidSouth acquisition
assets) and are expected to be used in
funding 1994 capital programs, currently estimated at $255 million.

Funding requirements for the KCSR
long-term roadway improvement program,
expected to be completed in 1995, will
use significant portions of KCSR's
operating cash flow. KCSR purchased 24
new SD-60 locomotives during 1991 for
$32 million, which were financed through issuance of privately placed Equipment
Trust Certificates. Arrangements are
currently in place to acquire 12
locomotive units (approximately $5
million) scheduled for early 1994
delivery and will be funded using
historical financing sources. DST
capacity additions were added through
master lease agreements during 1991 in
order to meet additional processing
capacity requirements. In 1993 and 1992, DST purchased data processing equipment in the amount of $26 and $27 million, respectively, through bank term financing. Additionally, in 1993, DST entered into a sale/leaseback transaction of certain mainframe computer equipment in the amount of $16.6 million. Should DST's processing volumes continue the growth experienced in the past few years, a physical expansion of DST's Winchester Data
Center and acquisition of additional
data processing equipment will be
necessary to accommodate this growth.
Southern Leasing Corporation ("SLC")
will fund growth in its portfolio
through SLC credit lines and Company
financing arrangements. Janus' growth
does not require significant capital
requirements and is typically funded
with existing cash flows.


Debt to Debt + Equity Ratio (MDA CHART
#8)


Capital. Debt as a percent of total debt plus equity ("debt ratio") increased from 47% at December 31, 1991 to 49% at
December 31, 1992  and to 60% at
December 31, 1993. During 1991, the debt ratio declined from 1990, principally from redemption of the Company's 12%
Debentures and increases in
stockholders' equity. During 1992, debt
increased ($200 million Note and
Debenture Offer), but was partially
offset by stockholders' equity
increases.  The MidSouth acquisition,
completed in 1993, added significant
amounts of new indebtedness to the
Company's balance sheet and raised the
relative debt ratios above management's
established goals. These higher debt
amounts were expected as the Company
fully absorbs MidSouth operations.
Management intends to reduce the
relative debt ratios in future years
through profitable operations, which
generate positive cash flows for debt
retirement and increases in total net
worth.

Components of capital are shown as
follows
(in millions):



                                                 1993      1992      1991

Current debt                             $       63.5     $ 62.0     $ 43.7
Long-term debt                                  776.2      387.0      317.1

Total debt                                      839.7      449.0      360.8

Stockholders'
 equity                                         562.7      462.4      411.8

Total debt
 plus equity                             $    1,402.4     $911.4     $772.6

Debt as a percent of
total debt plus
equity                                            60%         49%        47%

In 1993, 1992 and 1991, the Company
repurchased $9.5, $30.9 and $6.6
million, respectively, of its Capital
stock in accordance with the stock
repurchase and stock option plans
approved by the Company's Board of
Directors.

Minority Purchase Agreements. Agreements between KCSI and certain Janus minority owners contain, among other provisions, mandatory stock purchase provisions whereby under certain circumstances,
KCSI would be required to purchase the
minority interest of Janus. If such
provisions became effective as of
December 31, 1993, KCSI would be
required to purchase the respective
minority interest for approximately $160 million; the purchase price determinations are based on a multiple of earnings. In the event such provisions became effective, KCSI would be required to meet such commitments.

Overall Liquidity. In 1991-1993, the
Company continued to grow and strengthen its relative position in the
Transportation Services, Information &
Transaction Processing and Financial
Asset Management businesses. The Company believes it has adequate liquid resources, which include sufficient lines of credit and businesses which are positive cash flow generators to meet future operating, capital and debt service requirements.
     [Page 42]

OTHER


Inflation. Inflation has not had a
significant impact on the Company's
operations in the past three years.
Generally accepted accounting principles require the use of historical costs.
Replacement cost and related
depreciation expense, on a replacement
cost basis, of the Company's property
would be substantially higher than the
historical costs reported. The increase
in expenses from these fixed costs,
coupled with variable cost increases due to significant inflation, would be difficult to recover through price increases given the competitive environments of the Company's three principal subsidiaries, KCSR, DST and
Janus.

SWEPCO Litigation. As was previously
reported, KCSR is a defendant in a
lawsuit filed in the District Court of
Bowie County, Texas by Southwestern
Electric Power Company ("SWEPCO").
SWEPCO has alleged that KCSR is required to reduce SWEPCO's coal transportation rate due to changed circumstances that allegedly create a "gross inequity" under the provisions of the existing coal transportation contract among
SWEPCO, KCSR and the Burlington-Northern
Railroad. Although the suit is pending,
KCSR and SWEPCO are negotiating for an
agreement to settle the major issues
which are the subject of this
litigation. Management is confident that the matter will be concluded without material adverse effect on the financial condition or future results of operations of the Company.

Environmental Matters. Also previously
reported was the naming of KCSR as a
"potentially responsible party" by the
Louisiana Department of Environmental
Quality in a state environmental
proceeding involving a location near
Bossier City, Louisiana, which was the
site of a wood preservative treatment
plant (Lincoln Creosoting).  KCSR is a
former owner of part of the land in
question. This matter was the subject of a trial in the United States District
Court in Shreveport, Louisiana which was concluded in July of 1993. The Court found that Joslyn Manufacturing Company, an operator of the plant, is required to indemnify KCSR for damages arising out of plant operations. (KCSR's potential liability is as a property owner rather than as a generator or transporter of contaminants.) The case has been appealed to the United States Court of Appeals for the Fifth Circuit.

On January 18, 1994, the Environmental
Protection Agency ("EPA") published a
list of potential sites that may be
placed on the Federal Comprehensive
Environmental Response, Compensation &
Liability Act, ("CERCLA", also known as
the superfund law), national priority
list. The Lincoln Creosoting site was
included. Since major remedial work has
been performed at this site by Joslyn
and KCSR has been held by the Federal
Court to be entitled to indemnity for
such costs, it would appear that KCSR
should not incur significant remedial
liability. At this time, it is not
possible to meaningfully evaluate the
potential consequences of remediation at the site, since the EPA has made no announcement other than listing of the Lincoln Creosoting site for "potential" inclusion on the national list.

Continuing Management Focus On Core
Business. Pursuant to the Company's
strategic plans, KCSI management
continued its focus on the Company's
core businesses of Transportation
Services,  Information & Transaction
Processing, and Financial Asset
Management during 1993. This continuing
focus was evidenced by strategic
decisions intended to exploit the
strength of the Company's business lines and capabilities, provide for future growth opportunities and to achieve the Company's strategic financial objectives. 1991, 1992, 1993 and future years have been and will be affected by the following:

     -The strategies developed by KCSI
management are to:

- -          Drive our strongest businesses.
- -          Capitalize on advantages of location
and technology leadership.
- -          Leverage earnings with productivity
gains for ourselves and our customers.
- -          Tie new directions to present market
and technical strengths.

- -     In 1991, KCSI purchased the facility
improvements of Pabtex, Inc., a
petroleum coke and coal bulk export
handling facility located in Port
Arthur, Texas with deep water access to
the Gulf of Mexico. The purchase of this facility will allow KCSR opportunities for future expansion of the petroleum coke and coal export business.

- -In 1992, the Company purchased 530
acres of land adjacent to the Company's
Pabtex coal and petroleum coke storage,
barge and ship loading facility in Port
Arthur, Texas. The 530 acres includes
4,000 linear feet of deep water frontage on the Sabine-Neches Waterway, which has direct access to the Gulf of Mexico via the Intercoastal Waterway. This acquisition increases the Transportation
Service's deep water access in the Port
Arthur, Texas area and will permit a
     [Page 43]
doubling of capacity of the Pabtex coal
and coke facility and development of
additional port operations in KCSR's
service area.

     The Company owns 1,025 acres of property located on the waterfront in the Port
Arthur, Texas area, which includes
22,000 linear feet of deep water
frontage and three docks. Port Arthur is an uncongested port with direct access to the Gulf of Mexico. Approximately 75% of this property is available for development.

- -     The Transportation Services management
team, which was restructured in 1991, is committed to growth in its service area and intends to expand through short-line rail acquisitions and strategic joint ventures. This commitment is evidenced by the following acquisition activity during 1992 and 1993:

- -     The June 1993 completion of the
acquisition of MidSouth Corporation, an
1,100 mile regional railroad company,
previously discussed in this
management's discussion and analysis
section. The Company has historically
been a North/South railroad. This
acquisition provides the Company an
East/West rail line, which presents the
opportunity to be a significant
competitor in the intermodal
transportation market.

- -     In May 1992, the KCSR signed an
agreement with the Santa Fe Railway to
purchase portions of its rail line in
the Dallas, Texas area. The sale
consists of approximately 90 miles of
track and an 80 acre piggyback
intermodal facility. The agreement is
being implemented in phases over a two
year period.  Phase I of this agreement
was completed in late 1993. Phase II is
anticipated to be completed in second
quarter 1994. The agreement will gain
KCSR direct access to the Dallas/Ft.
Worth markets for the first time in the
Company's history.

- -     In April 1992, KCSR signed a letter of
intent for the purchase of all of the
capital stock of the Graysonia,
Nashville & Ashdown Railway ("GNA") from
Holnam, Inc. The GNA, which was
wholly-owned by Holnam, connects with
KCSR at Ashdown, Arkansas and extends 32 miles east. The purchase price also includes industrial real estate.
Acquisition of the GNA  received ICC
approval  and was merged into KCSR in
June 1993.

     These acquisitions fit within the
strategic business plan for extension of KCSR rail property in increasing our excellent traffic and industry base.

- -     The recent formation, expansion, and
internal reorganization of OTI provides
a greater variety and number of products which DST businesses can offer.

- -DST's strategic merger of Vantage with Continuum, as discussed earlier, will increase the opportunities in the insurance industry in both domestic and international markets.

- -     In 1991, DST began evaluating the
feasibility of marketing its products
outside the United States and also
products that would serve foreign
markets in DST's product lines. DST
acquired a 50% interest in Talisman
Services during 1991. Talisman is a
European software company whose primary
product is a multi-currency financial
accounting package. In 1992, DST formed
DST Systems International B.V. as a
holding company for certain of its
non-U.S. operations and a marketing unit for DST's software. Also in 1992, DST, together with State Street Bank and Clarke and Tilley, Ltd. (a United
Kingdom software firm), formed Clarke
and Tilley Data Services ("CTDS"). CTDS
is developing a unit trust accounting
system for the U.K. and Luxembourg
markets, combining DST workflow
management and image technology and
Clarke & Tilley unit trust software.

     During 1993, DST completed the
acquisition of Clarke & Tilley, Ltd.,
(96% owned), which markets investment
management software primarily for use in Europe and the Pacific Rim, and Corfax
Benefit Systems, Ltd., (100% owned), a
Canadian company, which processes
shareowner transactions for mutual funds and pension accounts in Canada. These strategic acquisitions provide DST with future growth opportunities for expansion of its products into international markets, especially Europe and Canada.

- -     KCSI has been committed to the mutual
fund industry since 1962 and intends to
continue and expand that commitment in
seeking strong mutual fund growth
through Janus and growth of its mutual
fund servicing businesses. During 1993,
Janus introduced three new fund
products: Janus Mercury Fund, an equity
fund; Janus Federal Tax Exempt Fund, a
tax exempt income fund; and the Janus
Aspen Series, which are annuity
products. During 1992, Janus introduced
three new mutual funds: Janus Enterprise
Fund, an equity fund; Janus Balanced
Fund, a combination equity/fixed income
fund and Janus Short-Term Bond Fund, a
short-term income fund.
                              [Page 44]

- -     In 1992, KCSI purchased an 18% interest
in Berger Associates, Inc. ("Berger").
Berger provides investment management
services to the Berger One Hundred,
Berger One Hundred One and Berger Small
Company Growth mutual funds.

- -     In January 1993, the Company's Board of
Directors authorized a 2-for-1 Common
stock split effected in the form of a
stock dividend as of March 17, 1993.

     In January 1992, the Company's Board of
Directors authorized an increase in its
annual dividend with respect to the
Company's Common stock and also
authorized a 2-for-1 split effected in
the form of a stock dividend in the
Company's Common stock as of March 17,
1992.

- -     KCSI management intends to apply cash
flows primarily as follows:

- -     Strategic and operating needs of
Transportation Services, Information &
Transaction Processing and Financial
Asset Management businesses to the
enhancement of KCSI market leadership
positions.
- -     Reduce debt.
- -     Repurchase KCSI Common stock to the
extent
possible.
- -     Improve the cash return to KCSI
stockholders.

     The dividend will be reviewed annually
and adjustments considered that are
consistent with growth in real earnings
and prevailing business conditions.

     Focus on the Company's core business
operations including the items mentioned above are expected to present growth opportunities in future years.

     Strategic Study. The Company's Board of
Directors have recently undertaken a
comprehensive study, with the assistance of outside consultants, of the strategic options available to further increase value to the Company's stockholders.
This study will include evaluation of a
wide range of alternatives, with the
objective of identifying opportunities
for reinvestment of earnings,
alternatives for financing of capital
requirements, and methods of increasing
the return on the Company's investment
in its various business segments. The
alternatives being studied range from
operational improvements to asset
redeployments.
                             [Page 45]

CONSOLIDATED STATEMENTS OF INCOME
Dollars in Millions, Except per Share Amounts
Years Ended December 31

                                            1993   1992      1991

OperationsRevenues                       $ 961.1  $741.4 $610.2
          Costs and expenses               749.0   615.5  511.9

          Operating income                 212.1   125.9   98.3
          Equity in net earnings of
           unconsolidated affiliates
           (Notes 4, 13)                    14.1    11.1    7.7
          Interest expense                 (51.2)  (33.1) (32.1)

Pretax    Pretax income                    175.0   103.9   73.9
          Income tax provision (Note 7)     69.0    35.2   26.0
          Income before minority interest  106.0    68.7   47.9

Minority  Minority interest in
            consolidated earnings (Note 9)   9.0     4.9    2.2

          Income before accounting changes
           and extraordinary item           97.0    63.8   45.7

Accounting Cumulative effect of changes in accounting      (6.5)
Changes    for income taxes and postretirement benefits,
           net of taxes (Notes 7, 10)

ExtraordinaryDebt retirement, net of taxes (Note 6)        (3.8)
Item

          Net income                       $90.5   $63.8  $41.9


Per       Primary earnings per share (Note 1)
Share      Before cumulative effect of accounting
Data        changes and extraordinary item $2.16   $1.43  $1.08
          Cumulative effect-accounting changes      (.14)
           Extraordinary item-debt retirement              (.09)

            Total                          $2.02   $1.43  $ .99
          Weighted average primary Common
           shares outstanding
           (in thousands)                 44,728  44,31  42,116

          Dividends per share
           Preferred                       $1.00   $1.00  $1.00

           Common                          $ .30   $ .30  $ .27


See accompanying notes to consolidated financial statements.

                                                [Page 46]
CONSOLIDATED BALANCE SHEETS
Dollars in Millions at December 31

                                           1993     1992     1991

          ASSETS
Current   Cash and equivalents           $   6.6  $ 15.4  $ 44.0
Assets    Accounts receivable,
            net (Note 5)                   194.7   147.4   102.8
          Inventories                       48.3    26.7    29.6
          Other current assets (Note 5)     86.1    56.9    56.0
           Total                           335.7   246.4   232.4

Investments  Held for operating
              purposes (Note 4)            174.5   155.8   114.7

Properties   Cost                        1,792.0 1,312.0 1,209.9
          Accumulated depreciation
            and amortization              (599.4) (543.8) (543.7)
           Net (Note 5)                  1,192.6   768.2   666.2

Other     Intangibles and other
            assets (Notes 2, 5)            214.2    78.0    78.6

          Total assets                 $ 1,917.0$1,248.4$1,091.9

          LIABILITIES & STOCKHOLDERS  EQUITY

Current   Debt due within one
            year (Note 6)               $   63.5  $ 62.0 $  43.7
LiabilitiesAccounts and wages payable       70.9    55.3    37.8
          Accrued liabilities (Note 5)     154.0   101.3   119.0
           Total                           288.4   218.6   200.5

Other     Long-term debt (Note 6)          776.2   387.0   317.1
Liabilities Deferred income
              taxes (Note 7)               184.7   101.4    98.8
          Other deferred credits            99.1    77.9    62.9
          Contingencies (Notes 6, 7, 9, 11, 12)
           Total                         1,060.0   566.3   478.8

Minority  Consolidated subsidiaries
           (Note 9)                          5.9     1.1      .8
Interest

Stockholders $25 par, 4% noncumulative,
               Preferred stock               6.1     6.3     6.9
Equity    $1 par, Series B convertible,
          Preferred stock (Note 8)           1.0
          No par Common stock               30.9    30.0    30.3
          Capital surplus                  303.9    89.5   106.4
          Retained earnings                439.0   361.4   310.6
          Shares held in trust (Note 8)  (200.0)
          ESOP deferred compensation      (18.2)  (24.8)  (42.4)

Net Worth Stockholders equity
            (Notes 6, 8)                  562.7   462.4   411.8

          Total liabilities and
          stockholders  equity        $ 1,917.0$1,248.4$1,091.9

                                                          [Page 47]
CONSOLIDATED STATEMENTS OF CASH FLOWS
Dollars in Millions
Years Ended December 31

                                            1993    1992    1991


          CASH FLOWS PROVIDED BY (USED FOR):
Operating Net income                      $ 90.5   $63.8   $41.9
Activities Adjustments to net income:
           Depreciation and amortization    97.2    74.2    59.3
           Deferred income taxes            29.6     2.6     4.8
           Equity in undistributed earnings(12.6)   (8.6)   (7.7)
           Employee benefit expenses not
              requiring operating cash      10.1    19.5     6.0
          Changes in working capital items:
           Accounts receivable             (29.1)  (40.6)  (17.9)
           Inventories                     (14.5)    3.0    (9.8)
           Accounts payable                 20.3    17.3     8.8
           Accrued liabilities              12.1   (16.2)   16.0
           Other working capital items, net(26.5)    1.7     8.3
          Other, net                        12.1     6.2     1.7
           Net                             189.2   122.9   111.4

Investing Property acquisitions           (159.2) (154.9)  (79.6)
Activities Proceeds from
             disposal of property           14.6    12.6     9.7
          Investments in affiliates        (31.8)  (16.6)   (2.5)
          Purchase of companies,
            net of cash acquired          (197.8)  (28.5)   (4.4)
          Proceeds from disposal of
            other investments                3.9    16.4    60.1
          Other, net                       (24.4)   (7.0)   (2.2)
           Net                            (394.7) (178.0)  (18.9)

Financing Proceeds from issuance
            of long-term debt              446.5   283.2   100.1
Activities Repayment of long-term debt    (231.4) (214.6) (172.1)
          Proceeds from stock plans          7.3     7.0     6.4
          Stock repurchased                (9.5)   (30.9)   (6.6)
          Cash dividends paid             (12.9)   (13.0)  (11.6)
          Other, net                       (3.3)   (5.2)     2.4
           Net                             196.7    26.5   (81.4)

Cash and  Net increase (decrease)          (8.8)   (28.6)   11.1
EquivalentsAt beginning of year            15.4      44.0   32.9

          At end of year (Note 3)         $ 6.6    $ 15.4  $44.0

                                                         [Page 48]
CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS  EQUITY
Dollars in Millions
Years Ended December 31

                                            1993    1992    1991
Preferred $25 par, 4% noncumulative, 840,000 shares
Stock      authorized, 649,736 shares issued
          Beginning of year               $  6.3   $ 6.9   $ 6.9
          Preferred stock repurchased       (.2)    (.6)
           End of year                       6.1     6.3     6.9

          $1 par, 2,000,000 shares authorized, none issued
          $1 par, Series A, 150,000 shares authorized, none issued
          $1 par, Series B convertible, 1,000,000 shares authorized
           and issued, $200 per share liquidation preference,
           convertible to Common at a ratio of 4 to 1,
           issued in 1993                    1.0

Common    No par, 100,000,000 shares authorized,
Stock      48,402,192 shares issued
          Beginning of year                 30.0    30.3    30.1
          Options exercised and
            stock subscribed                  .9      .8      .5
          Common stock repurchased         (1.1)    (.3)
           End of year                      30.9    30.0    30.3

Capital   Beginning of year                 89.5   106.4   106.8
Surplus   Options exercised and
            stock subscribed                22.4     9.4     6.0
          Stock repurchased                 (9.3)  (26.3)   (6.4)
          Series B convertible
             preferred stock issued        199.0
          Other                              2.3
           End of year                     303.9    89.5   106.4

Retained  Beginning of year                361.4   310.6   280.3
Earnings  Net income                        90.5    63.8    41.9
          Dividends
           Preferred stock                   (.2)    (.3)    (.3)
           Common stock                    (12.7)  (12.7)  (11.3)

           End of year, including equity in unconsolidated
           affiliates of  $53.2;
           $42.9; and $34.3                439.0   361.4   310.6

Shares HeldSeries B convertible
             preferred stock                      (200.0)
In Trust

ESOP      Beginning of year                (24.8)  (42.4)  (48.4)
Deferred  Contribution accruals              6.6    17.6     6.0
Compensation End of year                   (18.2)  (24.8)  (42.4)

Total     Stockholders  equity
            (Notes 6, 8)                $  562.7  $462.4 $ 411.8



Shares    Preferred (in thousands)           243     252     277
Outstanding Common (in thousands)         42,798  41,616  20,984

                                                                 [Page 49]
Note 1. Significant Accounting Policies

Kansas City Southern Industries, Inc.
("Company" or "KCSI") is a diversified
holding company, which comprises
businesses engaged in Transportation
Services, Information & Transaction
Processing, and Financial Asset
Management. Note 13 further describes
the operations of the Company.

The accounting and financial reporting
policies of the Company conform with
generally accepted accounting
principles. Use of the term "Company" as described in this financial section means Kansas City Southern Industries,
Inc. as a holding company and all of its consolidated subsidiary companies.
Significant accounting and reporting
policies are described below.

Principles of Consolidation. The
consolidated financial statements
include all majority owned subsidiaries.
All significant intercompany accounts
and transactions have been eliminated.

The equity method of accounting is used
for all entities in which the Company or its subsidiaries have significant influence but not more than 50% voting control interest; the cost method of accounting is generally used for investments of less than 20% voting control interest.

Cash Equivalents. Short-term liquid
investments with a maturity of generally three months or less are considered cash equivalents. Carrying value approximates market value due to the short-term nature of these investments.

Inventories. Inventories held for resale are valued at the lower of average cost or market; materials and supplies inventories for transportation operations are valued at average cost.

Properties and Depreciation. Properties
are stated at cost. Additions and
renewals constituting a unit of property are capitalized and all properties are depreciated over the estimated remaining life of such assets. Ordinary maintenance and repairs are charged to expense as incurred.

The cost of transportation equipment and road property normally retired, less salvage, is charged to accumulated depreciation. Conversely, the cost of industrial and rental property retired, and the cost of transportation property abnormally retired, together with accumulated depreciation thereon, are eliminated from the property accounts and the related gains or losses are reflected in earnings.

Depreciation for transportation
operations is computed using composite
straight-line rates for financial
statement purposes. The Interstate
Commerce Commission ("ICC") approves the depreciation rates used by Kansas City
Southern Railway ("KCSR"). KCSR
evaluates depreciation rates for
properties and equipment and implements
ICC approved rates. The revised rates
did not and will not have a material
effect on operating results. Unit
depreciation methods, employing both
accelerated and straight-line rates, are employed in other business segments.
Accelerated depreciation is used for
income tax purposes. The ranges of
annual depreciation rates for financial
statement purposes are:

Transportation
  Road and structures            1%-19%
  Rolling stock & equipment      1%-47%
Other equipment                  2%- 6%
Industrial and rental property   2%-25%
Capitalized leases               5%-17%

The Company periodically evaluates the
recoverability of its operating
properties. If it is determined that the carrying value of properties exceeds the discounted value of future estimated cash flows over the remaining productive lives of the assets, such excess is charged to earnings.

Software Development. The Company's
Information & Transaction Processing
subsidiary, DST Systems, Inc., ("DST"),
expenses as incurred development and
maintenance expenditures for its
proprietary software.

Intangibles. Intangibles principally
represent the excess of cost over the
fair value of net underlying assets of
acquired companies using purchase
accounting and are amortized using the
straight-line method over periods
ranging from 5-40 years.

Income Taxes. Deferred income tax
effects of transactions reported in
different periods for financial
reporting and income tax return purposes are recorded by the liability method.
This method gives consideration to the
future tax consequences of the deferred
income tax items and immediately
recognizes changes in income tax laws
upon enactment. The income statement
effect is derived from changes in
deferred income taxes on the balance
sheet.

Historically, provision has not been
made for possible deferred tax
liabilities for unremitted earnings of
corporate unconsolidated affiliates for
which the Company's interest is
accounted for under the equity method,
as those earnings have been and are
expected to continue to be reinvested.
[Page 50]
Beginning in 1993, on a prospective
basis, deferred tax liabilities are
provided on the portion of unremitted
earnings from such affiliates which
would not qualify for dividend exclusion had the earnings been distributed. The cumulative amount of unremitted earnings through December 31, 1993 was $59.1 million. Tax expense, should these earnings be remitted to the Company in the form of dividends, would amount to $4.1 million at currently enacted tax rates. Deferred taxes actually provided through December 31, 1993 were $.8 million.

Treasury Stock. The excess of par over
cost of the Preferred shares held in
Treasury is credited to capital surplus.
Common shares held in Treasury are
accounted for as if they were retired
and the excess of cost over the stated
amount of such shares is charged to
capital surplus.

Stock Plans. Proceeds received from the
exercise of stock options or
subscriptions are credited to the
appropriate capital accounts in the year they are exercised.

The Leveraged Employee Stock Ownership
Plans' ("ESOP") loan principal payments
are accounted for as employee benefit
expense, interest payments are recorded
as interest expense, and quarterly
dividends paid from retained earnings on the ESOP stock are used to partially service the ESOP loan. Because the ESOP loan is guaranteed by KCSI, the borrowings are reported as long-term debt and corresponding amounts, representing "ESOP deferred compensation", are reduced as the related compensation expense is recognized by the Company.

Earnings per Share. On January 28, 1993, the Company authorized a 2-for-1 stock split effected in the form of a stock dividend paid March 17, 1993.

On January 31, 1992, the Company
authorized a 2-for-1 stock split
effected in the form of a stock dividend paid March 17, 1992. Appropriate share and per share data have been restated to reflect both of these stock splits.

The Company uses the Primary method for
computing Earnings Per Share. The
difference between the Primary and
Fully-Diluted methods is not material.


Note 2. Mergers and Acquisitions

The Company completed the acquisition of MidSouth Corporation ("MidSouth") on
June 10, 1993 pursuant to a definitive
merger agreement. The transaction was
approved by both Boards of Directors,
MidSouth shareholders and the Interstate
Commerce Commission. The merger
agreement provided that holders of
MidSouth common stock receive $20.50 per share in cash. The purchase price for the acquisition of the MidSouth common stock aggregated approximately $213.5 million paid in cash by KCSI to holders of MidSouth's common stock and in connection with the exercise of certain options held by MidSouth employees and others. Liabilities were assumed in the amount of $306.9 million.

The MidSouth transaction, which was
accounted for as a purchase, represents
a significant transaction for the
Company. Results of operations of the
Company for the year ended December 31,
1993 include the operations of MidSouth
as a consolidated subsidiary effective
with the closing of the transaction.

Adjustments were recorded to appropriate asset and liability balances based upon the fair value of such assets and liabilities. Based upon these adjustments, the total purchase price exceeded the fair value of the underlying net assets by a total of approximately $98.3 million and is being amortized over a period of 40 years.
Additional assets are being depreciated
over lives ranging from 5-35 years.

Certain unaudited pro forma financial
information regarding results of
operations assuming the MidSouth
transaction had been completed on
January 1, 1993 and 1992, respectively,
follows (in millions, except per share
amounts):

                                         Years Ended December 31
                                                1993       1992
Revenues                                    $ 1,010.2     $ 856.1
Income before cumulative
 effect of accounting
 changes                                         98.5        67.9
Net income                                       93.4        67.9

Primary Earnings Per Share:
Before cumulative effect
 of accounting changes                      $    2.19     $  1.53
After cumulative effect
 of accounting changes                           2.08        1.53

During second quarter 1993, DST
completed the acquisitions of Clarke &
Tilley Ltd., (96.25% owned), a United
Kingdom company, which markets
investment management software primarily for use in Europe and the Pacific
                           [Page 51]

Rim; Corfax Benefit Systems, Ltd., (100% owned), a Canadian company, which processes shareowner transactions for mutual funds and pension accounts in Canada; and DBS Systems Corporation,
(60% owned), a United States company,
which is developing a software billing
system for the direct broadcast
satellite industry. During the third
quarter 1993, DST acquired Belvedere
Financial Systems, Inc., (100% owned),
which develops and markets portfolio
accounting and investment management
systems. Each of these transactions was
accounted for as a purchase. The total
purchase price exceeded the fair value
of the underlying net assets, and will
be amortized over a period of 7-20
years. Cash paid for these transactions
was approximately $15.3 million and
liabilities assumed were $10.3 million.

Effective September 30, 1993, DST
completed the merger of its 90.5% owned
subsidiary, Vantage Computer Systems,
Inc. ("Vantage"), into a subsidiary of
The Continuum Company, Inc.
("Continuum"). DST and the minority
stockholder of Vantage received a total
of 4 million shares of Continuum stock
2,939,000 shares at closing and the
remainder after Continuum stockholder
approval. As a result of this
transaction and through additional
purchases of Continuum stock, DST owned
approximately 24% of the outstanding
common stock of Continuum at December
31, 1993. In 1994, DST purchased
additional Continuum shares through
privately negotiated transactions.
Accordingly, DST currently owns
approximately 29% of Continuum's
outstanding common stock. In the initial exchange, DST exchanged Vantage stock with a book value of approximately $17 million for Continuum stock with a then current market value of approximately
$62 million. DST accounted for the
initial exchange as a non-cash,
non-taxable exchange in investment basis of Vantage for an investment in Continuum. Accordingly, no gain recognition was associated with the transaction.

Continuum is a publicly traded
international consulting and computer
services firm based in Austin, Texas,
which primarily serves the needs of
life, and property and casualty
insurance companies for computer
software and services.

During 1991, DST purchased all of the
capital stock of Mail Processing
Systems, Inc. for $7.1 million. The
purchase price was structured in the
form of $2.2 million in cash and $4.9
million in short-term notes payable and
other liabilities in the amount of $4.9
million were assumed. The acquisition
was accounted for as a purchase.


Note 3. Supplemental Cash Flow
Disclosures

Supplemental Disclosures of Cash Flow
Information. (in millions):

                                          1993      1992        1991
Cash payments
 Interest (net of
  capitalized)                           $ 47.4     $ 34.4     $37.6
 Income taxes                              24.1       27.1      12.9

Supplemental Schedule of Noncash
Investing and Financing Activities. As
described in greater detail in Note 6,
the Company issued $200 million in Notes and Debentures in 1992, and $200 million in Notes in 1993. As part of these transactions, the Company incurred $3.2 million and $2.5 million, respectively, in discount and underwriting fees which were transferred directly to the underwriter. The discount and underwriting fees represent non-cash amounts, which will be amortized over the respective terms of the Notes and Debentures.

In 1992 and 1993, DST acquired mainframe computer equipment for its Winchester
Data Center in the amounts of $17 and
$21 million, respectively. This
equipment was financed through bank term loans which were transferred directly from the lender to the equipment manufacturer and accordingly required no direct outlay of cash.

In 1993, DST entered into a
sale/leaseback of certain mainframe
computer equipment. As part of this
transaction, the buyer assumed certain
debt obligations related to the computer equipment in the amount of $16.6 million, which provided no cash flow to DST.

In 1991, KCSR acquired locomotives which were financed through issuance of
Equipment Trust Certificates ("ETCs") in the amount of $32.2 million, the proceeds of which were transferred directly by the Trustee to the equipment manufacturer. Accordingly, this transaction required no direct cash outlay by KCSR.

Property acquired under capital leases
was $1.3, $1.4, and $3.1 million for
1993, 1992 and 1991, respectively. Such
acquisitions require no direct outlay of cash.
                            [Page 52]
Note 4. Investments


Investments held for operating purposes include investments in unconsolidated affiliates as follows (in millions):

                    Percentage Ownership   Carrying Value
  Company Name         December 31, 1993 1993    1992     1991

Boston Financial Data Services, Inc. (i)   50% $ 11.4    $  8.7   $   8.6
Investors Fiduciary Trust Co. (i), (v)     50%   50.2       47.6     42.9
Argus Health Systems, Inc. (i)             50%    6.1       3.3       1.6
Midland (i) (iii)                          45-50% 3.2       3.4        .7
The Continuum Company, Inc. (i), (vi)      24%   37.1
First of Michigan Capital Corp. (i)        21%    7.6       7.2       6.9
MidSouth Corporation (iv)                        26.2
Berger Associates, Inc.                    18%    1.2       1.2
Partnerships                                      1.5       2.3       5.8
Equipment Finance Receivables
  (Southern Leasing Corp.) (ii)                  42.8      33.1      34.9
Other                                            20.5      29.6      20.4
Market Valuation Allowances                      (7.1)     (6.8)     (7.1)
   Total (vii)                                 $174.5    $155.8   $ 114.7

(i) owned by DST Systems, Inc. (wholly-owned subsidiary) or a subsidiary of DST
(ii) fair market value based upon rates currently offered was approximately $43.6 million at December 31, 1993
(iii) Midland is comprised of Midland Data Systems, Inc. (50% owned) and Midland Loan Services, L.P. (45% owned)
(iv)in 1993 the Company completed its purchase of MidSouth which is now consolidated
(v) includes $2.1 million of unrealized appreciation on "available for sale" securities
(vi)fair market value based upon a quoted share price was approximately $89 million at December 31, 1993
(vii) fair market value is not readily determinable for investments other than noted above, and in the opinion of management, market value approximates carrying value


Transactions Between Unconsolidated
Affiliates. Boston Financial Data
Services, Inc. ("BFDS") is a corporate
joint venture of DST and State Street
Boston Corporation, the parent of State
Street Bank and Trust Company. BFDS
performs shareholder accounting
services for companies using State
Street Bank and Trust Company as their
transfer agent and DST's data processing services, mutual fund recordkeeping and shareholder accounting systems, and securities transfer system.

Investors Fiduciary Trust Co. ("IFTC")
is a corporate joint venture of DST and
Kemper Financial Services, Inc. IFTC
provides transfer agent and custodial
services primarily to the mutual fund
industry and utilizes DST's portfolio
accounting, securities transfer, and
mutual fund systems. DST received
advance payments from IFTC for services
to be provided in the subsequent fiscal
year. At December 31, 1993, 1992 and
1991; these advance payments amounted to $4, $3 and $8 million, respectively.

Argus Health Systems, Inc. ("Argus") is
a corporate joint venture of DST which
provides pharmaceutical claims
processing services for the health care
industry.
Argus uses DST's data processing
services. DST received cash advances
from Argus totalling $5 million as of
December 31, 1993.

Midland Data Systems, Inc. ("MDS") is a
corporate joint venture of DST, which
has been awarded contracts with the
Resolution Trust Corporation ("RTC") for the operation (using DST's Winchester
Data Center) of an Asset Management
System and a Control Totals Module
System for use by the RTC. In 1992,
Midland Loan Services
L.P. ("MLS") was formed to provide
comprehensive commercial loan servicing
for assets, performing and
non-performing loans, and related asset
management services for governmental and institutional clients. MDS is the
Corporate General Partner of MLS.

DST revenues associated with the above
unconsolidated affiliates were $74, $50 and $42 million for 1993-1991, respectively. Accounts receivable include amounts due from unconsolidated affiliates of $16, $13, and $9 million for 1993-1991, respectively, for services provided by DST in the ordinary course of business and payable at usual trade terms.
                           [Page 53]
The Continuum Company, Inc.
("Continuum") became an equity affiliate of DST during 1993 when DST exchanged its interest in Vantage, as discussed in
Note 2. Subsequent to this transaction,
DST and Continuum reached an agreement
whereby DST will provide all of
Continuum's North American operations
data processing requirements through use of DST's Winchester Data Center. During
1993, DST revenues associated with this
agreement were approximately $1 million.

Financial Information. Combined
financial information
of all unconsolidated affiliates,
principally DST related, which the
Company and its subsidiaries account for on the equity method is as follows (in millions):

                                     1993         1992      1991
Investment in unconsolidated affiliates       $ 126.3    $  77.9    $ 67.8
Equity in net assets of unconsolidated
affiliates                                      117.3       69.8      60.4
Dividends and distributions received
  from unconsolidated affiliates                  1.5        2.5        .2
Financial condition:
 Current assets                              $1,047.7    $ 826.4    $740.9
 Non-current assets                             150.1       69.6      42.4

  Assets                                     $1,197.8    $ 896.0    $783.3

 Current liabilities                         $  856.8    $  693.6   $625.8
 Non-current liabilities                        122.9        56.1     34.3
 Equity of stockholders and partners            218.1       146.3    123.2
  Liabilities and equity                     $1,197.8    $  896.0   $783.3

Operating results:
 Revenues                                    $  383.8    $  272.6   $255.8
 Costs and expenses                             354.1       246.8    239.4
  Net income                                 $   29.7    $   25.8   $ 16.4

Other. Interest income on cash and
equivalents was $1.8, $4.6, and $5.9
million for 1993-1991, respectively.

MidSouth Corporation. At December 31,
1992, the Company had acquired
approximately 16% of MidSouth's Common
stock. In 1993, the Company completed
its acquisition of MidSouth (see Note
2).

Note 5. Other Balance Sheet Captions

Accounts Receivable.Accounts receivable include the following allowances
(in millions):
                                     1993        1992        1991
Accounts receivable                $ 199.0    $  152.4   $ 107.3
Allowance for doubtful accounts      (4.3)       (5.0)     (4.5)

Accounts receivable, net           $ 194.7    $  147.4   $ 102.8
Doubtful account expense           $   2.1    $    1.6   $   1.5

Other Current Assets.Other current assets include the following items
(in millions):
                                     1993        1992      1991
Maturities of Equipment Finance Receivables
 (Southern Leasing Corp.)          $  25.6    $   22.9   $  25.9
Deferred taxes                        23.8         9.8      14.2
Marketable Investments (cost approximates market) 19.0       8.8
Other                                 17.7        15.4      15.9
 Total                             $  86.1    $   56.9   $  56.0

[Page 54]
Properties. Properties and related accumulated depreciation and amortization are summarized below (in millions):

                                      1993              1992           1991

Properties, at cost
Transportation
 Road properties                  $   1,075.3        $    684.0     $    650.1
 Equipment, including $12.9, $12.6 and
  $30.7 financed under capital leases   355.6             338.4          340.0
 Land and Facilities                     67.2              59.0           51.8
DST, including $5.6, $3.9 and $3.8 equipment
  financed under capital leases         262.8             208.1          155.6
Janus, including $1.6, $1.5 and $.1 equipment
  financed under capital leases          21.7              12.8            2.8
Corporate and Other                       9.4               9.7            9.6
 Total                            $   1,792.0        $  1,312.0     $  1,209.9

                                         1993           1992           1991

Accumulated depreciation and amortization
Transportation
 Road properties                  $     264.2        $    251.6     $    244.0
 Equipment, including $8.6, $8.1 and $25.5
  for capital leases                    174.8             168.0          200.6
 Facilities                              20.2              18.4           16.4
DST, including $3.7, $1.7 and $.2 for
  equipment capital leases              128.5              98.9           78.4
Janus, including $.5, $.2 and $.1 for
  equipment capital leases                7.2               3.0             .9
Corporate and Other                       4.5               3.9            3.4
 Total                            $     599.4        $    543.8     $    543.7
  Net Properties                  $   1,192.6        $    768.2     $    666.2

Intangibles and Other Assets. Intangibles and other assets include the following items (in millions):
                                    1993                 1992           1991
Intangibles                       $    194.6        $      74.8     $     81.7
Accumulated amortization               (31.3)             (16.6)         (11.9)
 Net                                   163.3               58.2           69.8
Other assets                            50.9               19.8            8.8
 Total                            $    214.2        $      78.0     $     78.6


Accrued Liabilities. Accrued liabilities include the following items (in millions):

                                      1993            1992              1991

Prepaid freight charges due
  other railroads                 $    32.2        $      27.4     $      17.5
Current interest payable
  on indebtedness                      18.9               11.9             8.7
Other                                 102.9               62.0            92.8
 Total                            $   154.0        $     101.3     $     119.0

                                                              [Page 55]
Note 6. Long-Term Debt

Indebtedness Outstanding. Long-term debt and pertinent provisions follow (in millions):

                                      1993      1992        1991
KCSI
Competitive Advance & Revolving Credit
 Facilities, with reducing commitments
 through December 8, 1997           $ 231.0               $ 85.0
 Rate: Below Prime
Notes and Debentures, due July 8, 1998
 to July 1, 2022                      400.0    $  200.0      4.7
Unamortized discount                   (2.6)       (1.6)
 Rate: 5.75% to 8.8%
ESOP secured term loan, due serially to
 February 28, 1998                     22.8        26.5     29.9
 Rate: 7.6%
Transportation Services
Equipment trust indebtedness, due serially to
 February 1, 2006                      67.8        80.8     95.2
 Rate: 7.15% - 15.0%
Short-term renewable lease financing working
 capital lines                         32.6        29.0     45.8
 Rate: Below prime - 6.95%
Subordinated and senior notes, and industrial
 revenue bonds, due
 June 1, 1994 to May 1, 2004           15.3        20.4     23.4
 Rate: 7.13% - 12.95%
DST
ESOP secured term loan, repaid in 1993              3.9     18.3
Secured and unsecured term loans, promissory
 and mortgage notes, various
 maturities to June 2005               58.2        68.7     35.8
 Rate: 4.55% to 10.5%
Other
Miscellaneous subsidiary obligations, due
 June 1994 to June 1998                14.6        21.3     22.7
 Rate: Prime - 23.2%

Total                                 839.7       449.0    360.8
Less   debt due within one year        63.5        62.0     43.7
Long-term debt                      $ 776.2      $387.0   $317.1

KCSI $250 Million Credit Agreement. On
December 8, 1992, the Company
established a credit agreement in the
amount of $250 million. A commitment fee of 1/4% per annum is required on the unused portion. This agreement replaced the Company's then existing $100 million credit agreement, which had been in place since 1989. The revolving credit commitment reduces to $188 million on June 8, 1996; $125 million on December
8, 1996; $63 million on June 8, 1997,
and final maturity is due December 8,
1997. Proceeds have been used, in part,
to fund acquisition of MidSouth
Corporation and refinance certain
MidSouth indebtedness and for general
corporate purposes.

Among other provisions, the agreement
limits subsidiary indebtedness, sale of
assets, coverage ratios and requires
minimum consolidated net worth of $375
million plus 50% of net income after
December 31, 1992.

Public Debt Transactions. On July 1,
1992, the Company issued $100 million
77/8% Notes due 2002 and $100 million
8.8% Debentures due 2022 under a $300
million debt securities registration
with the Securities and Exchange
Commission. The 77/8% Notes are not
redeemable prior to their maturity in
2002, the 8.8% Debentures are redeemable on or after July 1, 2002 at a premium of 104.04%, which declines to par on or after July 1, 2012. Proceeds from the debt offer have been used to repay borrowings under then existing revolving credit agreements. The Company used the remaining net proceeds for general corporate purposes including debt repayments, working capital, capital expenditures, acquisition of or investments in businesses and assets and acquisition of the Company's capital stock.

On March 3, 1993, the Company issued
$100 million of 65/8% Notes due 2005
under the remaining 1992 registration
with the Securities and Exchange
Commission. The notes are not redeemable prior to maturity. Proceeds were used for debt repayment by DST and Southern
Credit Corporation, working capital,
capital expenditures,
                        [Page 56]
acquisition of or investments in
businesses, and assets and acquisition
of the Company's capital stock.

On June 24, 1993, the Company issued
$100 million of 5.75% Notes due in 1998
under a $200 million 1993 debt
securities registration with the
Securities and Exchange Commission. The
Notes are not redeemable prior to
maturity. The net proceeds were used to
refinance certain MidSouth debt.

This debt was issued at a total discount of $2.8 million which will be amortized over the respective debt maturities on a straight-line basis, which is not materially different from the interest method.

KCSI 12% Debentures. The Company
redeemed $58.5 million of its 12%
Debentures, originally issued in 1985,
in 1991 and redeemed the remaining $4.7
million on April 1, 1992 through a
combination of its right of optional
redemption and a tender offer.

The early redemption of these debentures resulted in a 1991 extraordinary after tax charge to earnings of $3.8 million or 9 cents per Common share.

KCSI ESOP. In 1988, the Company
established a $39 million leveraged ESOP
(see Stockholders' Equity Note 8).
Related indebtedness is repayable over
ten years, and guaranteed by the
Company.

Among other provisions, the KCSI ESOP
loan agreement requires minimum
consolidated tangible net worth
(stockholders' equity plus deferred
income taxes less intangibles) of $250
million.

Railway Indebtedness. KCSR has purchased rolling stock under conditional sales agreements, equipment trust certificates and capitalized lease obligations, which equipment has been pledged as collateral for the related indebtedness.
Credit Lines. Unused lines of credit at
December 31, 1993 follow (in millions):

                   Commitment  Lines of   Credit
                        Fee     Total     Unused
KCSI                   1/4%     $ 300.0     $69.0
DST Systems, Inc.      None        17.0      15.5
Southern Credit
 Corporation           3/8%        25.0       2.4
  Total                          $342.0     $86.9

Other Agreements, Provisions and
Restrictions.
As previously noted, the Company and
several of its consolidated subsidiaries have debt agreements containing restrictions on dividends, loans, advances and transfers of assets to the parent company, limits on guarantees and leasing commitments, and maintenance of minimum levels of working capital. At
December 31, 1993, the Company was in
compliance with provisions and
restrictions of these agreements.
Unrestricted retained earnings at
December 31, 1993 were $97.2 million.

Guarantees. The Company and its
subsidiaries are guarantors of $2.1
million principal indebtedness of
partnerships and other entities
involving the Company or its
subsidiaries. These guarantees represent
"off balance sheet" contingent
liabilities.

Leases and Debt Maturities. The Company
and its subsidiaries lease
transportation equipment, and office and other operating facilities under various capital and operating leases. Rental expenses under operating leases were
$33, $25, and $17 million for the years
1993-1991, respectively.

Minimum annual payments and present
value thereof, under existing capital
leases, other debt maturities and
minimum annual rental commitments under
noncancellable operating leases are as
follows (in millions):


                 Capital Leases

           Minimum                Net
            Lease      Less    Present      Other
          Operating
           Payments  Interest   Value       Debt      Total  Leases

1994         $ 3.9    $  .9     $  3.0    $ 60.5   $ 63.5    $ 47.1
1995           2.2       .8        1.4      35.4     36.8      38.8
1996           1.9       .4        1.5      22.6     24.1      30.0
1997           1.1       .2         .9      10.9     11.8      19.4
1998            .6       .2         .4     110.7    111.1      10.4
Later years    2.5       .6        1.9     590.5    592.4      46.0
 Total       $12.2    $ 3.1     $  9.1    $830.6   $839.7    $191.7

Fair Value of Long-Term Debt. Based upon the borrowing rates currently available to the Company and its subsidiaries for indebtedness with similar terms and average maturities, the fair value of long-term debt was approximately $903 million and $463 million at December 31, 1993 and 1992, respectively.
                        [Page 57]

Note 7. Income Taxes

The Company adopted, effective January
1, 1993, Statement of Financial
Accounting Standards No. 109 ("SFAS
109"), "Accounting for Income Taxes."
SFAS 109 was issued in February 1992 as
an amendment to Statement of Financial
Accounting Standards No. 96, "Accounting for Income Taxes," ("SFAS 96"). The
Company had previously adopted SFAS 96
effective January 1, 1988. The adoption
of SFAS 109 resulted in a $970,000
charge to earnings in the first quarter
of 1993.

Under the liability method specified by
SFAS 109, the deferred tax liability is
determined based on the difference
between the financial statement and tax
basis of assets and liabilities as
measured by the enacted tax rates which
will be in effect when these differences reverse. Deferred tax expense is the result of changes in the liability for deferred taxes. The principal difference between the Company's assets and liabilities recorded for financial statement and tax return purposes is accumulated depreciation.

Tax Expense. Income tax expense
attributable to continuing operations,
consists of the following components (in millions):

         1993   1992  1991
Current
 Federal          $31.7  $25.4    $16.4
 State and local    3.2    1.8      2.9
  Total current    34.9   27.2     19.3

Deferred
 Federal           24.5    6.9      6.2
 Federal enacted
  rate change       3.4
State and local     6.2    1.1       .5
  Total deferred   34.1    8.0      6.7

Total income
tax expense       $69.0  $35.2    $26.0

Deferred Taxes. Deferred taxes are
recorded based upon differences between
the financial statement and
tax basis of assets and liabilities and
available tax credit carryovers.
Temporary differences which give rise to a significant portion of deferred tax expense (benefit) applicable to continuing operations are as follows (in millions):

                                     1993       1992      1991
Depreciation                         $19.5      $9.0     $ 3.0
Deferred revenue                      (1.6)      (.4)     (2.0)
Deferred gain on asset dispositions    1.2        .3        .6
Alternative minimum tax carryover      (.3)      1.4        .1
Other expenses for financial
 reporting purposes not currently
 deductible for tax purposes          9.0       (2.7)      4.3
Other, net                             .1        (.7)       .2
  Total                             $27.9       $6.9     $ 6.2
                                                      [Page 58]
The deferred tax liabilities and
deferred tax (assets) recorded on the
Consolidated Balance Sheets at
December 31, 1993 and January 1, 1993,
respectively, follow (in millions):

            December 31, 1993January 1, 1993
Liabilities:
 Depreciation          $242.5         $121.8
Assets:
 NOL and AMT credit carryovers         (23.2)
 Book reserves not currently
   deductible for tax   (23.2)         (17.7)
 Deferred compensation and other
   employee benefits    (14.4)          (5.1)
 Deferred revenue        (4.7)          (2.7)
 Vacation accrual        (2.8)          (2.1)
 Other, net              (4.6)          (2.6)
Gross deferred tax
  assets                (72.9)         (30.2)
 Net deferred tax
  liability            $169.6         $ 91.6

Management has determined, based upon
the Company's history of prior earnings
and its expectations for the future,
that taxable income of the Company will, more likely than not, be sufficient to recognize fully the above gross deferred tax assets.

Tax Rates. Differences between the
Company's effective income tax rates
applicable to continuing operations and
the 35% and 34% U.S. federal income tax
statutory rates for 1993 and prior
years, respectively, are as follows (in
millions):

                          1993  1992  1991
Income tax expense using the
 statutory rate in effect                $61.2     $35.4     $25.1
Tax effect of:
Unremitted earnings of equity investees   (3.7)     (3.0)     (2.6)
Cumulative effect of enacted 1% federal tax rate
 increase on deferred accruals             3.4
Other, net                                (1.3)      (.1)       .1

Federal income tax expense                59.6      32.3      22.6
State and local income tax expense         9.4       2.9       3.4

  Total                                  $69.0     $35.2     $26.0

Effective tax rate                        39.4%     33.9%     35.2%

Tax Carryovers. At December 31, 1993,
the Company had $6.6 million of
alternative minimum tax credit
carryover. This credit can be carried
forward indefinitely and is available on a "tax return basis" to reduce future federal income taxes payable. The
MidSouth Corporation generated $3.3
million of the above alternative minimum tax credit prior to its acquisition by the Company.

The amount of federal net operating loss carryover generated by the MidSouth
Corporation prior to its acquisition was $55 million with expiration dates beginning in the year 2001. The use of preacquisition net operating losses and tax credit carryovers is subject to limitations imposed by the Internal
Revenue Code. The Company does not
anticipate that these limitations will
affect utilization of the carryovers
prior to their expiration.
Tax Examinations. Examinations of the
consolidated federal income tax returns
by the Internal Revenue Service ("IRS")
have been completed for the years
1984-1987 (and years 1980-1985 for a
former subsidiary)

                      [Page 59]
and the IRS has proposed $19.1 million
in tax assessments for these years. In
addition, other taxing authorities have
also completed examinations principally
through 1988, and have proposed
additional tax assessments aggregating
$7.1 million, before benefit for federal income tax deductions related thereto.

Since most of these asserted tax
deficiencies represent temporary
differences, subsequent payments of
taxes will not require additional
charges to income tax expense. In
addition, accruals have been made for
interest (net of tax benefit) for
estimated settlement of the proposed tax assessments. Thus, management believes that final settlement of these matters will have no material effect on the accompanying financial statements.


Note 8. Stockholders' Equity

Stock Option Plans. Employee Stock
Option Plans established in 1978, 1983
and 1987 provide for the granting of
options to purchase up to 2,800,000
(pre-splits) shares of the Company's
Common stock by officers and other
designated employees. In addition, the
Company established a 1991 plan which
authorized 2% of the outstanding shares
available for grant; the Board of
Directors amended the 1991 plan in
November 1991, to provide for the
granting of two million shares in lieu
of the 2% of outstanding shares. In
addition, the Company established a 1993
Directors' Stock Option Plan with a
maximum of 120,000 shares for grant.
Shares authorized for the 1991 Plan were adjusted for the stock split to 4,000,000 and the Plan was amended to increase the number of shares authorized by 3,400,000 shares for a total of 7.4 million shares. Such options have been granted at 100% of the average market price of the Company's stock on the date of grant and may not be exercised sooner than one year, nor longer than ten years following the date of the grant, except that options outstanding for six months or more, with limited rights, become immediately exercisable upon certain defined circumstances constituting a change in control of the Company.

The Plans include provisions for stock
appreciation rights ("SARs") and limited rights ("LRs"), but, in 1987, substantially all outstanding SARs and related options were exchanged for
"bonus" options and LRs. In addition,
special stock options, SARs and LRs,
exercisable only upon certain defined
circumstances constituting a change in
control of the Company, were granted to
certain officers and directors of the
Company. All outstanding options include
LRs. Relevant information is summarized
below:

                              1993         1992 1991

Stock Options:
 Outstanding at January 1             5,527,648       2,341,934       1,410,696
 Exercised                           (1,987,848)       (796,360)       (240,136)
 Cancelled/Expired                       (4,000)        (18,500)       (133,593)
 Granted                                400,000       1,236,750          134,000
 Effect of Stock Splits                               2,763,824        1,170,967

 Outstanding at December 31           3,935,800       5,527,648        2,341,934
Exercisable at December 31            2,851,400       3,567,248        1,370,484
Exercise Price, December 31:
 for all outstanding options$8.7969 to $41.5625 $8.50 to $22.66 $17.00 to $27.50
 for exercisable options    $8.7969 to $22.6563 $8.50 to $13.06 $17.00 to $23.75

Shares available for future grants at
December 31, 1993 aggregated 4,899,096.

Employee Stock Ownership Plan ("ESOP").
In 1987 and 1988, KCSI and DST
established leveraged ESOP plans, which
collectively purchased $69 million of
KCSI Common stock from Treasury at a
then current market price of $49 per
share. The indebtedness, which was
guaranteed by KCSI and DST, is repayable over ten years.

During 1990, the KCSI and DST ESOP plans were merged into one plan known as the KCSI ESOP. This
                        [Page 60]
merger did not change any substantial
terms, repayment provisions or
guarantees of the individual components
of indebtedness.

Employee benefit expense aggregated
$8.1, $18.1 and $6.6 million in
1993-1991, respectively, for the ESOP.
Interest incurred on the indebtedness
was $1.8, $2.8 and $3.5 million in
1993-1991, respectively. Dividends used
to reduce principal balances on the
indebtedness were $.8, $1.0 and $.6
million in 1993-1991, respectively.

Employee Plan Funding Trust. On October
1, 1993, KCSI transferred one million
shares of KCSI Series B Convertible
Preferred Stock (the "Series B Preferred
Stock") to the Kansas City Southern
Industries, Inc. Employee Plan Funding
Trust ("the Trust"), a grantor trust
established by KCSI. The purchase price
of the stock, based upon an independent
valuation, was $200 million, which the
Trust financed through KCSI. The
indebtedness of the Trust to KCSI is
repayable over 27 years with interest at 6% per year, with no principal payments in the first three years. The Trust, which is administered by an independent bank trustee and consolidated into the Company's financial statements, will repay the indebtedness to KCSI utilizing dividends and other investment income as well as other cash obtained from KCSI.
As the debt is reduced, shares of the
Series B Preferred Stock, or shares of
Common stock acquired on conversion,
will be released and available for
distribution to various KCSI employee
benefit plans, including its ESOP, Stock
Option Plan and Stock Purchase Plans.
No principal payments have been made and accordingly, no shares have been released or are available for distribution to these plans.

The Series B Preferred Stock, which has
a $10 per share (5%) annual dividend and a $200 per share liquidation preference, is convertible into Common stock at an initial ratio of four shares of Common stock for each share of Series B
Preferred Stock. The Series B Preferred
Stock is redeemable after 18 months at a specified premium and under certain other circumstances.

The Series B Preferred Stock can be held only by the Trust or its beneficiaries, the employee benefit plans of KCSI. The full terms of the Series B Convertible
Preferred Stock are set forth in a
Certificate of Designations approved by
the Board of Directors and filed in
Delaware.

Treasury Stock. The Company issued
1,187,224, 1,020,514 and 347,378 shares
of Common stock from Treasury, in
1993-1991, respectively, to fund the
exercise of options and subscriptions
under various employee stock option and
purchase plans. Treasury stock
previously acquired had been accounted
for as if retired. The Company purchased
5,443, 1,575,410 and 247,476 shares in
1993-1991, respectively. In fourth
quarter 1992, the Company completed the
purchase of 1,110,560 shares of KCSI
Common stock from several Deramus family trusts for approximately $22 million.
These purchases represent substantially
all the KCSI Common stock held by the
family. KCSI expects these shares to be
used primarily to fund obligations under existing employee stock purchase, option and other plans.

Stock Purchase Plan. The Plan,
established in 1977, provides to
substantially all full-time employees of the Company, certain subsidiaries and certain other affiliated entities, the right to subscribe to an aggregate of
7.6 million shares of Common stock. The
purchase price for shares under any
stock offering is to be 85% of the
average market price on either the
exercise date or the offering date,
whichever is lower, but in no event less than $.98 per share.

In December 1992, the Company completed
the seventh offering under the stock
purchase plan. The purchase price under
this offering at 85% of the average
market price on the offering date was
$18.75. Employees of the Company
subscribed to 247,254 shares under this
offering.

The Company completed the eighth
offering under the stock purchase plan
in December, 1993. The purchase price
under this offering at 85% of the
average market price on the offering
date was $38.20. Employees of the
Company subscribed to 220,576 shares
under this offering. At December 31,
1993, there were 4,026,111 shares
available for future offerings.

Restricted Stock. The Company issued
7,300 and 144,500 shares of restricted
stock, in 1993 and 1992, respectively,
to senior management executives of KCSI
and certain subsidiaries at then current market prices ranging between $14.86 -
$41.5625 per share. These shares vest
ratably over a five year period.
                         [Page 61]
Note 9. Minority Interest

Purchase Agreements. Agreements between
KCSI and Janus minority owners, contain
among other provisions, mandatory stock
purchase provisions whereby under
certain circumstances, KCSI would be
required to purchase the minority
interest. If all such provisions became
effective as of December 31, 1993, KCSI
would be required to purchase the
minority interest for approximately $160 million; the purchase price determination is based on a multiple of earnings.

Note 10. Profit Sharing and Other
Postretirement Benefits

Profit Sharing. Qualified profit sharing plans are maintained for most employees not included in collective bargaining agreements. Contributions for the
Company and its subsidiaries are made at the discretion of the Boards of Directors in amounts not to exceed the maximum allowable for federal income tax purposes. Profit sharing expense was
$4.6, $3.8, and $2.6 million in the
years 1993-1991, respectively.

Other Postretirement Benefits. The
Company adopted Statement of Financial
Accounting Standards No. 106 "Employers'
Accounting for Postretirement Benefits
Other Than Pensions", ("SFAS 106"),
effective January 1, 1993. The Company
and its Transportation subsidiaries
provide certain medical, life and other
postretirement benefits other than
pensions to its retirees. The medical
and life plans are available to
employees not covered under collective
bargaining arrangements, who have
attained age 60 and rendered ten years
of service. Individuals employed as of
December 31, 1992 were excluded from a
specific service requirement. The
medical plan is contributory and
provides benefits for retirees, their
covered dependents and beneficiaries.
Benefit expense begins to accrue at age
40. The medical plan was amended
effective January 1, 1993 to provide for annual adjustment of retiree contributions and also contains, depending on the plan coverage selected, certain deductibles, copayments, coinsurance and coordination with
Medicare. The life insurance plan is
non-contributory and covers retirees
only. The Companys' policy, in most
cases, is to fund benefits payable under these plans as the obligations become due. However, certain plan assets do exist with respect to life insurance benefits.

The following table displays a
reconciliation of the plans' obligations and assets at December 31 and January 1, 1993, (in millions):

                                            December 31,January 1,
                                                    1993 1993
Accumulated postretirement
 benefit obligation:
Retirees                                       $  8.0     $  7.7
Fully eligible active
 plan participants                                 .9         .7
Other active plan
 participants                                     2.0        1.6
Plan assets                                      (1.3)      (1.3)

Accrued postretirement
 benefit obligation                            $  9.6     $  8.7
Net periodic postretirement benefit cost
for 1993 included the following
components (in millions):
Service cost                                              $   .2
Interest cost                                                 .6
Return on plan assets                                        (.1)

Net periodic postretirement
 benefit cost                                             $   .7

The entire accumulated postretirement
benefit obligation was charged to
earnings in first quarter 1993 in the
amount of $5.5 million, net of
applicable income taxes. The Companys'
health care costs are limited to the
increase in the Consumer Price Index
("CPI") with a maximum annual increase
of 5%. Accordingly, health care costs in excess of the CPI limit will be borne by the plan participants, and therefore assumptions regarding health care cost trend rates are not applicable.
                          [Page 62]
The assumed annual increase in the CPI
is 4% and 3% at January 1 and December
31, 1993, respectively. Life insurance
plan assets represent bank funds on
deposit, with an expected rate of return of 6.5%. The discount rate assumed in determining the accumulated postretirement benefit obligation was 8% and 7% at January 1 and December 31,
1993, respectively, and the assumed
salary increase was 5%. The adoption of
SFAS 106 is not expected to have a
material effect on future annual
expenses of the Company.

Prior to January 1, 1993, the Company
recognized the cost of these benefits on a "pay as you go" basis. For 1992-1991, the cost of these benefits totalled
$722,000 and $784,000, respectively.


Note 11. Litigation

SWEPCO Litigation. As was previously
reported, KCSR is a defendant in a
lawsuit filed in the District Court of
Bowie County, Texas by Southwestern
Electric Power Company ("SWEPCO").
SWEPCO has alleged that KCSR is required to reduce SWEPCO's coal transportation rate due to changed circumstances that allegedly create a "gross inequity" under the provisions of the existing coal transportation contract among
SWEPCO, KCSR and the Burlington-Northern
Railroad. Although the suit is pending,
KCSR and SWEPCO are negotiating for an
agreement to settle the major issues
which are the subject of this
litigation. Management is confident that the matter will be concluded without material adverse effect on the financial condition or future results of operations of the Company. SWEPCO is the largest single customer of KCSR.

Litigation Reserves. In the opinion of
management, claims or lawsuits
incidental to the business of the
Company and its subsidiaries have been
adequately provided for in the
consolidated financial statements.


Note 12. Control

Subsidiaries. The Company and certain of its subsidiaries have entered into agreements with joint venture partners whereby, upon defined circumstances constituting a change in control of the Company, such joint venture partners have the right to either purchase from the Company or sell to the Company their entire equity interest in such joint ventures.

DST and certain of its joint venture
affiliates, are parties to certain
processing and agency agreements that
provide for optional termination of such agreements by their clients and or purchase at net book value by the other joint venture partner in the event of a change in control of DST or the respective other joint venture partners.

In connection with its acquisition of an interest in Janus, the Company entered into an agreement, which provides for preservation of a measure of management autonomy at the subsidiary level and for rights of first refusal on the part of minority stockholders, Janus and the
Company with respect to certain sales of Janus stock by the minority stockholders. The agreement also requires the Company to purchase the shares of minority stockholders in certain circumstances. In addition, in the event of a "change of ownership" of the Company, as defined in the agreement, the Company may be required to sell its stock of Janus to the minority stockholders or to purchase such holders' Janus stock. Purchase and sales transactions under the agreement are to be made generally at a formula price, based on a multiple of the net earnings of Janus, as defined therein.
See Note 9 for further details.

Janus has entered into employment
contracts with certain key employees.
The contracts require minimum annual
salaries and additional compensation in
the form of bonuses and deferred
compensation based on individual
performance as well as the current and
future financial performance of Janus.
In addition, in the event of employee
termination or change in control of
Janus, as defined, Janus would be liable for payment of additional compensation to these key employees. The deferred compensation, for which $15.9 million has been accrued, is payable after December 31, 1996.
                      [Page 63]
Under the Investment Company Act of
1940, certain changes in ownership of
Janus may result in termination of its
investment advisory agreements with the
mutual funds and other accounts it
manages, requiring approval of fund
shareholders and other account holders
to obtain new agreements.

Employees. The Company and certain of
its subsidiaries have entered into
agreements with employees whereby, upon
defined circumstances constituting a
change in control of the Company or
subsidiary, certain stock options become exercisable, certain benefit entitlements are automatically funded and such employees are entitled to specified cash payments upon termination of employment.

Assets. The Company and certain of its
subsidiaries have established trusts to
provide for the funding of corporate
commitments and entitlements of
officers, directors, employees and
others in the event of a specified
change in control of the Company or
subsidiary. Assets held in such trusts
at December 31, 1993 were immaterial.
Depending upon the circumstances at the
time of any such change in control, the
most significant factor of which would
be the highest price paid for KCSI
Common stock by a party seeking to
control the Company, funding of the
Company's trusts could be very
substantial.

Debt. Certain loan agreements and debt
instruments entered into or guaranteed
by the Company and its subsidiaries
provide for default in the event of a
specified change in control of the
Company or particular subsidiaries of
the Company.

Preferred Stock Purchase Rights. On May
16, 1986, the Company's Board of
Directors declared a dividend
distribution of one Series A Preferred
share purchase right ("Right") for each
outstanding share of Common stock, no
par value, of the Company. The
distribution was payable on May 27, 1986 to stockholders of record on that date.
Each Right entitles the registered
holder thereof to purchase from the
Company one two-hundredth of a share of
New Series Preferred stock, Series A, $1 par value of the Company at an exercise price of $50 per Right, subject to adjustment.

The Rights are not exercisable or
transferable apart from the Common
shares, until the earlier of the tenth
day after the public announcement that a person or a group has acquired beneficial ownership of 20% or more of the Common shares or the tenth day after a person commences, or announces an intention to commence a tender or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 30% or more of the Common shares. The Rights do not have voting or dividend rights. The exercise price and the number of Series
A Preferred shares or other securities
or property issuable upon exercise of
the Rights are subject to adjustment in
the event of certain occurrences to
prevent dilution. Furthermore, in
connection with certain business
combinations resulting in an acquisition of the Company, dispositions of more than 50% of Company assets or earning power and specified "self-dealing" transactions, a Right becomes the right to buy shares of Common stock of the acquiring company (or of the Company in reverse acquisitions where the Company survives and in "self-dealing" transactions) having a market value of two times the exercise price of the Right. The Rights may be redeemed at $.0125 per Right prior to the time that a person or group acquires beneficial ownership of 20% or more of the Common shares. The Rights expire on May 27,
1996.

The Series A Preferred shares
purchasable upon exercise of the Rights
will have a cumulative quarterly
dividend rate equal to $10 per share or
400 times the dividend declared on the
Common shares for such quarter,
whichever is greater. In the event of
any merger, consolidation or other
transaction in which the Common shares
are exchanged, each Series A Preferred
share will be entitled to receive 400
times the amount and type of
consideration received per Common share.
In the event of a liquidation, the
holders of Series A Preferred shares
will be entitled to receive $100 per
share. The Series A Preferred shares
will be redeemable, upon providing
required notice, under certain
circumstances, at the Company's option,
in whole but not in part, at a
redemption price equal to 400 times the
then current market price of a Common
share. Each Preferred share will have
one vote on all matters submitted to a
vote of the stockholders of the Company, voting together as a class with the Company's Preferred stock, $25 par value, and the Common shares. When dividends on the Series A Preferred shares are in arrears for six quarters, the holders of the Series A Preferred shares will have the right to elect two directors at the next meeting of stockholders at which directors are elected. The vote of holders of two-thirds of the Series A Preferred shares, voting together as a class, will be required for any amendment to the Company's Certificate of Incorporation
                          [Page 64]
which would materially and adversely
alter or change the powers, preferences
or special rights of such shares.

Bank Holding Company Act. Because of the
Company's indirect 50% ownership of
Investors Fiduciary Trust Company and
certain amendments to the Bank Holding
Company Act of 1956, any "company"
(which may include a corporation,
partnership, trust, association or
similar organization) which acquires
ownership of enough shares of the
Company's Common stock or Preferred
stock to cause it to "control the
Company," may become a "bank holding
company." This may result in the
acquiring company violating the Bank
Holding Company Act of 1956 and in the
Company being prohibited from continuing
to hold its indirect interest in
Investors Fiduciary Trust Company. The
Federal Reserve Board, or its staff, may
make determinations or interpretations
with respect to whether presumptions of
"control"   which may arise with respect
to ownership levels of 10% (5% in
certain circumstances)   are rebutted or
confirmed. The Company has obtained such interpretations with respect to certain of its major shareholders, including its ESOP. Failure to obtain a favorable determination or interpretation in advance of reaching such ownership levels may result in the adverse consequences described above.


Note 13. Industry Segments

The Company's three major business
activities are classified as follows:

Transportation Services. The Company
operates a Class I Common Carrier
railroad system through its wholly-owned subsidiary, The Kansas City Southern
Railway Company. As a common carrier,
the Railway's customer base is comprised of utilities and a wide range of companies in the petro-chemical, agricultural and paper processing industries. The railroad system operates primarily from the Midwest part of the United States to the Gulf of Mexico and, with the addition of the MidSouth
Corporation, a regional railroad holding company, on an East-West axis from Dallas, Texas to Birmingham, Alabama.
Also included in this industry segment
are transportation related real estate,
leasing and support services
subsidiaries. Transportation revenues
include $60, $64 and $66 million,
respectively, for the years 1993 through 1991 from Southwestern Electric Power
Company, the only customer which
accounted for more than 10% of
Transportation Services revenues in
those years.

Information & Transaction Processing.
DST, (a wholly-owned subsidiary) its
subsidiaries and affiliates, design,
develop and operate proprietary software systems for the mutual fund, securities transfer, portfolio accounting, loan processing, asset management and insurance industries among others and provides administrative and transfer agent services using DST's proprietary systems. In addition to data processing, subsidiaries of DST also provide various output processing services including computer output microfilm/microfiche, laser printing and mailing, and are involved in certain real estate ventures. DST operates throughout the
United States with its base of
operations in the Midwest and, through
certain of its subsidiaries and
affiliates, internationally in Canada,
Europe, Africa and the Pacific Rim.

Financial Asset Management.  Janus (an
81% owned subsidiary) manages
investments for mutual funds and private accounts. Janus operates throughout the
United States with headquarters in
Denver, Colorado. Assets under
management at December 31, 1993, 1992
and 1991 were $22.2, $15.5, and $8.7
billion, respectively.

Eliminations, Corporate & Other.
Unallocated holding company expenses,
intercompany eliminations, and
miscellaneous investment activities are
reported in the "Eliminations, Corporate and Other" industry segment.

Segment Financial Information. During
1992, the Company completed the process
of realigning certain subsidiaries
between segments. While these
realignments were, overall, immaterial
for financial reporting purposes, all
amounts in 1991 were reclassified to
reflect the current method of
presentation. Sales between segments are not material and therefore not disclosed. Industry segment financial information follows (in millions):
                      [Page 65]

Segment Financial Information, dollars in millions, years ended December 31,
                                          JanusEliminations,
                   Transportation DST    CapitalCorporate &
                      ServicesSystems, Inc.Corp.  OtherConsolidated

1993
Revenues         $  451.1     $  342.2    $162.7   $  5.1     $    961.1
Costs & expenses    334.4        311.0      82.7     20.9          749.0

Operating income    116.7         31.2      80.0    (15.8)         212.1
Equity in net earnings of
  unconsolidated
  affiliates         1.9          12.0                 .2           14.1
Interest expense   (32.2)        (10.9)      (.7)    (7.4)         (51.2)

Pretax income       86.4          32.3      79.3    (23.0)         175.0
Income taxes        38.5          10.0      30.7    (10.2)          69.0

Income before
  minority interest 47.9          22.3      48.6    (12.8)         106.0
Minority interest                  (.6)      9.6                     9.0

Income before accounting
  changes          $47.9        $ 22.9    $ 39.0   (12.8)           97.0
Cumulative effect of accounting changes             (6.5)           (6.5)

Net income                                        $(19.3)      $    90.5
Depreciation & amortization
 expense          $46.4         $ 43.4   $   5.5  $  1.9       $    97.2
Capital
  expenditures   $108.9*        $ 63.9*  $   9.2  $   .1       $   182.1

1992
Revenues         $369.2         $270.5   $  97.5  $  4.2       $   741.4
Costs & expenses  293.9          252.7      51.8    17.1           615.5

Operating income   75.3           17.8      45.7   (12.9)          125.9
Equity in net earnings
of unconsolidated
  affiliates        (.1)          11.6               (.4)           11.1
Interest expense  (12.3)          (9.1)      (.3)  (11.4)          (33.1)

Pretax income      62.9           20.3      45.4   (24.7)          103.9
Income taxes       23.0            5.0      21.2   (14.0)           35.2

Income before
  minority interest39.9           15.3      24.2   (10.7)           68.7
Minority interest                            4.9                     4.9

Net income        $39.9          $15.3     $19.3  $(10.7)          $63.8
Depreciation & amortization
 expense          $35.9          $34.4     $ 3.4  $   .5           $74.2
Capital
  expenditures   $107.5          $56.5     $10.0  $   .1          $174.1

1991
Revenues         $350.1         $211.1     $41.7  $  7.3          $610.2
Costs & expenses  282.7          184.3      25.9    19.0           511.9

Operating income   67.4           26.8      15.8   (11.7)           98.3
Equity in net earnings
of unconsolidated
  affiliates        (.2)           8.2               (.3)            7.7
Interest expense  (12.0)          (7.6)            (12.5)         (32.1)

Pretax income      55.2           27.4      15.8   (24.5)          73.9
Income taxes       18.4            6.9       6.9    (6.2)          26.0

Income before
  minority interest36.8           20.5       8.9   (18.3)          47.9
Minority interest                   .3       1.9                    2.2

Income from continuing
  operations       36.8           20.2       7.0   (18.3)          45.7
Extraordinary item                                  (3.8)          (3.8)

Net income        $36.8          $20.2     $ 7.0  $(22.1)         $41.9
Depreciation & amortization
 expense          $36.1          $20.9     $ 1.6  $   .7          $59.3
Capital
  expenditures    $91.5          $31.1     $ 1.6  $   .1         $124.3
*Exclusive of property additions from acquisitions

                                                     [Page 66]

Segment Financial Information, dollars in millions, years ended December 31,
                                          JanusEliminations,
                   Transportation  DST   CapitalCorporate &
                      ServicesSystems, Inc.Corp.  OtherConsolidated
1993
ASSETS
Current assets         $  174.3      $   115.0    $39.9    $  6.5     $   335.7
Investments held for operating
  purposes                 46.3          125.6       .2       2.4         174.5
Properties, net of
  depreciation          1,039.3          134.3     14.4       4.6       1,192.6
Intangible and
  other assets            139.0           53.9     17.7       3.6         214.2

Total assets           $1,398.9      $   428.8    $72.2    $ 17.1     $ 1,917.0

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities    $  176.6      $    88.8    $14.0    $  9.0     $   288.4
Long-term debt            577.9          146.0       .9      51.4         776.2
Deferred income taxes     196.8                             (12.1)        184.7
Other                      41.1            9.3     26.0      28.6         105.0
Net worth                 406.5          184.7     31.3     (59.8)        562.7

Total liabilities &
  stockholders' equity $1,398.9      $   428.8    $72.2    $ 17.1     $ 1,917.0

1992
ASSETS
Current assets         $  109.4      $    91.6    $24.3    $ 21.1     $   246.4
Investments held for operating
  purposes                 40.8           78.3       .2      36.5         155.8
Properties, net of
  depreciation            643.5          109.2      9.8       5.7         768.2
Intangible and
  other assets              5.4           57.0      8.9       6.7          78.0

Total assets           $  799.1       $  336.1    $43.2    $ 70.0     $ 1,248.4

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities    $  115.2       $   83.0    $ 9.0    $ 11.4     $   218.6
Long-term debt            157.9           72.6      1.1     155.4         387.0
Deferred income taxes     108.7                              (7.3)        101.4
Other                      38.6           12.6     19.5       8.3          79.0
Net worth                 378.7          167.9     13.6     (97.8)        462.4

Total liabilities &
  stockholders' equity $  799.1        $ 336.1    $43.2    $ 70.0     $ 1,248.4

1991
ASSETS
Current assets         $  128.8        $  69.2    $17.0    $ 17.4     $   232.4
Investments held for operating
  purposes                 39.7           68.5      2.5       4.0         114.7
Properties, net of
  depreciation            580.8           77.2      1.9       6.3         666.2
Intangible and
  other assets              4.6           61.2      9.9       2.9          78.6

Total assets           $  753.9        $ 276.1    $31.3    $ 30.6     $ 1,091.9

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities    $  121.3        $  62.0    $16.7    $   .5     $   200.5
Long-term debt            144.7           54.0              118.4         317.1
Deferred income taxes      99.7             .1               (1.0)         98.8
Other                      41.1           15.3      2.8       4.5          63.7
Net worth                 347.1          144.7     11.8     (91.8)        411.8

Total liabilities &
  stockholders' equity $  753.9        $ 276.1    $31.3    $ 30.6     $ 1,091.9

                                                           [Page 67]
Note 14. Quarterly Financial Data (Unaudited)

Quarterly financial data follows (in millions, except per share amounts):
                                                1993


                                   Fourth   Third  Second  First
                                   Quarter Quarter QuarterQuarter
Operations Revenues               $261.5    $253.3     $231.7     $214.6
           Costs and expenses      199.2     194.9      185.3      169.6

           Operating income         62.3      58.4       46.4       45.0
           Equity in net earnings
             of unconsolidated
             affiliates              4.9       2.3        4.0        2.9
           Interest expense        (14.9)    (13.8)     (11.8)     (10.7)

Pretax     Pretax income            52.3      46.9       38.6       37.2
           Income taxes             19.7      21.1       14.9       13.3
           Income before
             minority interest      32.6      25.8       23.7       23.9

Minority   Minority interest         2.5       2.5        2.2        1.8

           Income before cumulative
             effect of accounting
             changes                30.1      23.3       21.5      22.1
Accounting Change   Cumulative effect of changes in
             accounting for income taxes and
             postretirement benefits                               (6.5)

             Net income           $ 30.1    $ 23.3     $ 21.5    $ 15.6

Per Share    Primary earnings per share:
Data         Income before cumulative effect
               of accounting
               changes            $  .67    $  .52     $  .48    $  .49
             Cumulative effect-
               accounting changes                                  (.14)

             Total                $  .67    $  .52     $  .48    $  .35
             Dividends per share:
             Preferred            $  .25    $  .25     $  .25    $  .25

             Common               $ .075    $ .075     $ .075    $ .075

Stock Price  Preferred - High     $   16    $   16     $   16   $15 1/4
Ranges                 - Low      14 3/4        15         14    13 1/2
             Common    - High     51 1/2    42 3/4         42    33 1/4
                       - Low      41 7/8        37     30 1/2   23 7/16

                                                         [Page 68]

  1992


                                   Fourth   Third  Second  First
                                   Quarter Quarter Quarter        Quarter
Operations Revenues              $199.0    $189.5   $177.8    $175.1

           Costs and expenses     165.1     155.6    148.0     146.8


           Operating income        33.9      33.9     29.8      28.3

           Equity in net earnings of
            unconsolidated
            affiliates              2.6       2.3      3.5       2.7

           Interest expense        (8.3)     (9.0)    (8.1)     (7.7)




Pretax     Pretax income           28.2      27.2     25.2      23.3

           Income taxes             9.5       9.4      8.4       7.9


           Income before
             minority interest     18.7      17.8     16.8      15.4



Minority   Minority interest        1.5       1.6      1.0        .8


           Net income            $ 17.2    $ 16.2   $ 15.8    $ 14.6







Per Share  Primary earnings per share:
Data       Income from continuing
             operations          $ .39     $  .36    $ .35    $  .33


           Total                 $ .39     $ .36    $  .35    $  .33

Dividends per share:
           Preferred             $ .25     $ .25    $  .25    $  .25
           Common                $.075     $.075    $ .075    $ .075

Stock Price Preferred - High     $  15   $15 1/2   $14 1/2   $14 1/4
Ranges                - Low     13 1/2        14    13 1/2    13 1/2
            Common    - High    24 7/8    20 7/8   19 3/16   19 9/16
                      - Low    18 9/16    17 1/8   16 5/16    14 5/8

                                                            [Page 69]

REPORTS


Management Report on Responsibility for
Financial Reporting

The accompanying financial statements
and related notes of Kansas City
Southern Industries, Inc. and its
consolidated subsidiaries were prepared
by management in conformity with
generally accepted accounting principles appropriate in the circumstances. In preparing the financial statements, management has made judgments and estimates based on currently available information. Management is responsible for not only the financial information but also all other information in this Annual Report. Representations contained elsewhere in this Annual Report are consistent with the financial statements and supplementary financial information contained in the Financial Section.

The Company has a formalized system of
internal accounting controls designed to provide reasonable assurance that assets are safeguarded and that its financial records are reliable. Management monitors the system for compliance, and the Company's internal auditors measure its effectiveness and recommend possible improvements thereto. In addition, as part of their audit of the consolidated financial statements, the Company's independent accountants, who are selected by the stockholders, review and test the internal accounting controls on a selective basis to establish the extent of their reliance thereon in determining the nature, extent and timing of audit tests to be applied.

The Board of Directors pursues its
oversight role in the area of financial
reporting and internal accounting
control through its Audit Committee.
This committee, composed solely of
non-management directors, meets
regularly with the independent
accountants, management and internal
auditors to monitor the proper discharge of responsibilities relative to internal accounting controls and to evaluate the quality of external financial reporting.

Report of Independent Accountants

To the Board of Directors and
Stockholders of Kansas City Southern
Industries, Inc.

In our opinion, the accompanying
consolidated balance sheets and the
related consolidated statements of
income, of changes in stockholders'
equity and of cash flows present fairly, in all material respects, the financial position of Kansas City Southern
Industries, Inc. and its subsidiaries at December 31, 1993, 1992 and 1991, and the results of their operations and
their cash flows for the years then
ended in conformity with generally
accepted accounting principles. These
financial statements are the
responsibility of the Company's
management; our responsibility is to
express an opinion on these financial
statements based on our audits. We
conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Notes 7 and 10 to the
financial statements, the Company
changed its method of accounting for
income taxes and other postretirement
benefits in 1993 to conform with
Statements of Financial Accounting
Standards Nos. 109 and 106.

/s/ Price Waterhouse

PRICE WATERHOUSE

Kansas City, Missouri
February 24, 1994



                   [Page 70]