Form 10-K, Exhibit 13
period 1994-12-31
KANSAS CITY SOUTHERN INDUSTRIES INC
filed 1995-03-22
CIK 54480

KANSAS CITY SOUTHERN INDUSTRIES, INC.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  Three Years Ended December 31, 1994

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

  RECENT ANNOUNCEMENTS

  DST Public Offering. In January 1995, the Company announced that the KCSI Board of Directors have authorized development of a plan for a public offering by DST Systems, Inc. ("DST," a wholly-owned subsidiary) of approximately 51% of DST's common equity.

  The purpose of the offering would be to obtain better market recognition of DST's performance and to obtain proceeds for the retirement of debt including debt owed KCSI and general corporate purposes. Payments received by KCSI from DST for debt retirement may be used by KCSI to reduce its debt, to repurchase KCSI common stock and for general corporate purposes. Any such offering would be made only pursuant to a prospectus filed as part of a DST registration statement with the Securities and Exchange Commission ("SEC"). Any repurchases of KCSI common stock would occur only after public announcement and in compliance with SEC regulations.

  Sale of Investors Fiduciary Trust Company. On July 19, 1994, the Company announced that DST and Kemper Financial Services, Inc. ("Kemper") had entered into a letter of intent for acquisition of their jointly owned affiliate Investors Fiduciary Trust Company ("IFTC") by State Street Boston Corporation ("State Street"). On September 27, 1994, the Company announced that DST and Kemper entered into a definitive agreement with State Street for the sale to State Street of IFTC Holdings, Inc., which wholly-owns IFTC.

  On January 31, 1995, DST completed the sale of its 50% interest in IFTC Holdings to State Street. At closing, DST received 2,986,111 shares of State Street common stock in a tax free exchange (representing an approximate 4% ownership interest in State Street). As a result of this transaction, DST recognized a net gain of $4.7 million in first quarter 1995. With the closing of the transaction, IFTC ceases to be an unconsolidated affiliate of DST and no further equity in earnings of IFTC will be recorded by DST. DST recognized equity in earnings from IFTC of $6.5, $4.8 and $4.8 million in 1994, 1993 and 1992, respectively. If State Street continues its prior history with respect to the payment of dividends, DST will record dividend income on any dividends from State Street.

  Kemper Transactions. In early March 1995, DST signed a definitive agreement to purchase substantially all of the assets and business operations of Supervised Service Company, Inc., ("SSC"), a subsidiary of Kemper. SSC, headquartered in Kansas City, Missouri, provides mutual fund transfer agency services to non-Kemper mutual fund companies (approximately 250,000 accounts), financial institutions and financial services firms. In conjunction with and subject to the SSC transaction, DST also agreed to enter into long-term contracts with Kemper to provide mutual fund shareholder system services and portfolio accounting system services for the Kemper Mutual Funds. Kemper is the investment advisor to the Kemper Mutual Fund Group. As a result of these transactions, DST expects to continue to process approximately 2 million Kemper accounts, which had been anticipated to be converted from the DST system in 1995. The SSC transaction is subject to regulatory approval.

  RESULTS OF OPERATIONS

  Significant Developments. Consolidated operating results during 1992-1994 were affected by the following significant developments:

  Proposed Transportation Transaction. On July 19, 1994, the Company announced that it had entered into a letter of intent with Illinois Central Corporation ("IC") for merger of the Company's Transportation Services operations with IC. On October 24, 1994, however, the Company and IC jointly announced that they mutually agreed to terminate the letter of intent. The Company and IC were not able to reach a definitive agreement on a number of issues.

  As a result of the mutual termination of the letter of intent and negotiations with IC, the Company will continue to operate its core Transportation business as it is currently structured. In
  [Page 28]

  addition, the Company recognized expenses related to this proposed transaction, which reduced 1994 net income by $.04 per share. Pursuant to the letter of intent with IC, the Company is unable to enter into certain types of business combinations, prior to October 1995, without payment of a fee to IC of $25 million.

  Berger Acquisition. On October 14, 1994, the Company completed the acquisition of a controlling interest in Berger Associates, Inc. ("Berger"). Berger is the investment advisor to The Berger One Hundred Fund, The Berger One Hundred and One Fund and The Berger Small Company Growth Fund, as well as to private and other accounts, (collectively, "Berger Funds"). Berger had a total of approximately $3 billion in assets under management at December 31, 1994. The Company made payments of $47.5 million, in cash, pursuant to a Stock Purchase Agreement, (the "Agreement"). The Agreement also provides for additional purchase price payments, totalling approximately $62.4 million, contingent upon Berger attaining certain levels (up to $10 billion) of assets under management, as defined in the Agreement, over a five year period.

  The acquisition, which was accounted for as a purchase, increased the Company's ownership in Berger from approximately 18% (acquired in 1992) to over 80%. Adjustments to appropriate asset and liability balances have been recorded based upon estimated fair values of such assets and liabilities. The transaction resulted in the recording of intangibles as the purchase price exceeded the fair value of underlying tangible assets. The intangible amounts will be amortized over their estimated economic life of 15 years, subject to completion of an economic life analysis. The financial statements of Berger were consolidated into the Company effective with the closing of the transaction. Assuming the transaction had been completed on January 1, 1994, the addition of Berger's revenues and net income, including adjustments to reflect the effects of the acquisition, on a pro forma basis, as of and for the year ended December 31, 1994, would have had an immaterial effect on the consolidated results of the Company.

  Janus Compensation Arrangements Termination/Berger Stock Bonus. In fourth quarter 1994, the Company recorded certain one time charges to earnings from its Financial Asset Management business unit.

  These one time items resulted from the early termination of employment and earnings related compensation arrangements for certain Janus Capital Corporation ("Janus") key employees, in late 1994 and early 1995, and for establishment of additional minority stock ownership of Berger for key Berger employees.

  The Janus compensation arrangements, which began in 1991, permitted individuals to earn units which vested over time, based upon Janus earnings. These arrangements were scheduled to be fully vested at the end of 1996. The Company negotiated the early termination of the arrangements, which resulted in payments, by Janus, of $48 million in cash, of which approximately $21 million had been previously accrued. Termination of the arrangements resulted in a net reduction in Janus' 1994 contribution to KCSI's consolidated earnings of $13.6 million or $.30 per share. By terminating this program, future years will benefit from a decline in Janus operating expenses, amounting to approximately $8 million pretax annually, based upon 1994 earnings.

  The Berger stock transaction established minority stock ownership for certain key employees and resulted in a one time pretax increase in Berger's operating expenses of $1.8 million. The additional minority stock provides ownership incentive to key employees for future growth of Berger and had been anticipated in the acquisition discussed earlier. Combined, the Janus and Berger transactions reduced KCSI's consolidated 1994 earnings by $.32 per share.

  Completion of the Kansas City Southern Railway Track and Structure Rebuilding Program/Acceleration of MidSouth Corporation Rebuilding Program. During 1994, The Kansas City Southern Railway Company ("KCSR," a wholly-owned subsidiary) reached conclusion of the major portions of a rail track and structure program which first began in 1986. In addition, as part of the MidSouth Corporation ("MidSouth") acquisition, a planned upgrade of the existing MidSouth roadbed was added to the program. Increased traffic levels on both the original KCSR route and the newly acquired MidSouth, however, accentuated the need to accelerate the MidSouth portion of the program. By the end of 1994, KCSR had essentially completed the MidSouth upgrade program thereby improving the capacity, efficiency and safety of the East/West MidSouth route, now called the KCSR Eastern Division. Accordingly, Transportation Services capital expenditures for 1994 were $208 million versus $109 in 1993. Acceleration of the MidSouth program and completion of the KCSR program, as scheduled, will result in a reduction of railway capital expenditures over the next several years. Additional cash flow available due to the reduction of capital expenditures is expected to be used for repayment of debt and general corporate purposes beginning in 1995.

  DST Business Developments. DST's core business operations continued to experience improvements in both revenue growth and profitability in 1994. DST's mutual fund shareowner accounts serviced continued to grow in 1994 rising 15% from 1993, even in a difficult year for many mutual funds. This
  [Page 29]

  growth in shareowner accounts also lead to an increase of 20% in the volume of pages printed by DST's output processing businesses. While improved core business volumes resulted in revenue and profitability growth, these improvements were, however, unfavorably impacted by combined operating and net losses from DST's developmental and international business units described in greater detail as follows.

  During 1993, DST began an expansion of certain of its product offerings and geographic presence. It increased its Portfolio Accounting product offerings with the acquisitions of Clarke & Tilley, Ltd. ("Clarke & Tilley," a United Kingdom entity) and Belvedere Financial Systems, ("Belvedere"). Clarke & Tilley develops and distributes investment accounting software, primarily in Europe, South Africa and Australia. Belvedere develops and markets an investment accounting product (the Global Portfolio System) that has potential applicability worldwide.
  DST also expanded its mutual fund product offerings with the 1993 acquisition of Corfax Benefit Systems, Ltd. ("Corfax," a Canadian Company), and the formation of Clarke & Tilley Data Services, Ltd. ("CTDS," a 50% owned United Kingdom entity; State Street owns the other 50%). Corfax develops and distributes mutual fund shareowner accounting software and provides pension administration processing services. CTDS is developing a unit trust accounting system for the U.K. and Luxembourg markets incorporating DST work management technology.

  Additionally, DST has expanded marketing and product support activities for its image-based work management product (Automated Work DistributorTM, "AWD(R)") internationally, using direct marketing and The Continuum Company, which distributes AWD(R) to the insurance industry. DST also acquired DBS Systems Inc., a 60% owned subsidiary, which has developed software to provide billing services for DirecTVTM, a commercial direct broadcast satellite system.

  These business units invested in expanded product development and marketing expenditures during 1994, which reduced DST profitability for 1994 as compared to 1993. In addition, when compared with DST core businesses a higher percentage of revenues from these developmental businesses (except DBS and CTDS) is currently derived from software licensing activities. Therefore, operating results will be more affected by the timing of software license activities.

  These acquisitions provide DST with additions to its product base and future opportunities for further expansion of its product lines into international markets but may require additional investment.

  Even considering the operating and net losses of these developmental businesses, however, DST recorded the highest earnings in its history in 1994.

  KCSR Equipment Trust Certificates. In late 1994, KCSR completed the private placement of financing for locomotives and rolling stock using Equipment Trust Certificates ("ETC's"). The ETC's were placed for an aggregate of $54.7 million representing 31 locomotives, 625 boxcars and 300 covered hoppers, which had been placed in service during 1993 and 1994. The financing represents 85% of equipment value, bears interest at a rate of 8.56% and matures in 2006.

  MidSouth Acquisition. The Company completed the acquisition of MidSouth, a regional railroad holding company headquartered in Jackson, Mississippi, on June 10, 1993. The purchase price for the acquisition of the MidSouth common stock aggregated approximately $213.5 million, paid in cash. The MidSouth acquisition was accounted for as a purchase. Results of operations of the Company for the year ended December 31, 1993 include the operations of MidSouth as a consolidated subsidiary effective with the closing of the transaction. Excluding the effect of additional tax expense for federal tax rate increases related to deferred accruals applicable to 1993, the transaction did not result in any dilution in the Company's 1993 or 1994 earnings. As a result of this acquisition the Company acquired operating loss carryforwards of which $57 million remained at December 31, 1994. Annual utilization of these loss carryforwards may be limited by the Internal Revenue Code as a result of a change in ownership. Anticipated future tax benefits associated with the loss carryforwards were recorded as a reduction of recorded intangibles.

  The Company financed the MidSouth acquisition with the $250 million credit agreement, discussed below, and other available financing resources. In addition, as part of the merger transaction, the Company refinanced substantially all of MidSouth's indebtedness at more favorable interest rates.

  The MidSouth acquisition provides an important East/West rail line, as a complement to KCSR's predominantly North/South route. This East/West line, running from Dallas, Texas, to Meridian, Mississippi, will allow the Company to be more competitive in the transcontinental intermodal transportation market, among others. In mid-November 1994, KCSR began dedicated through train service between Dallas, Texas and Atlanta, Georgia for intermodal traffic. This new dedicated service was initiated in conjunction with Norfolk Southern Railway Company ("NS") which interchanges with KCSR at Meridian, Mississippi for transport of intermodal traffic to destinations on the NS in the Southeastern and Eastern United States. This intermodal route competes directly with truck carriers along the Interstate 20 corridor and offers service times which are competitive with both truck and other rail carriers.
  [Page 30]

  Acquisition of the MidSouth also adds customers in the South Central U.S. to KCSR's already strong traffic base and presents opportunities for the rerouting of certain commodity movements over less circuitous routes. Effective January 1, 1994, MidSouth was operationally and administratively merged into KCSR.

  Vantage Computer Systems, Inc./The Continuum Company, Inc. Effective September 30, 1993, DST Systems, Inc. ("DST," a wholly-owned subsidiary) completed the merger of its 90.5% owned subsidiary, Vantage Computer Systems, Inc. ("Vantage"), into a subsidiary of The Continuum Company, Inc. ("Continuum"). Vantage and its wholly-owned subsidiary, Vantage P&C Systems, Inc. provide policyholder record keeping data processing and software for the life and property/casualty insurance industries. In the transaction, DST received approximately 3.6 million shares of Continuum stock. As a result of this transaction and additional Continuum stock purchases, DST owned approximately 24% of the outstanding common stock of Continuum at December 31, 1993. In 1994, DST purchased additional Continuum shares through privately negotiated transactions. At December 31, 1994, DST owned approximately 29% of Continuum's outstanding common stock (5.5 million shares). In the initial exchange, DST exchanged Vantage stock with a book value of approximately $17 million for Continuum stock with a then current market value of approximately $62 million. DST accounted for the initial exchange as a non-cash, non-taxable exchange in investment basis of Vantage for an investment in Continuum. Accordingly, no gain recognition was associated with the transaction. Vantage revenues for the nine months ended September 30, 1993, were $32.6 million and $38.7 million for the year ended December 31, 1992. Effective October 1, 1993, Vantage results were no longer consolidated with DST and Continuum earnings were included in DST results on the equity basis.

  Continuum is a publicly traded international consulting and computer services firm based in Austin, Texas, which primarily serves the needs of life and property and casualty insurance companies for computer software and services.

  The Vantage/Continuum transaction allows DST to expand its presence in the information processing market for the insurance industry and combine the strengths of both Vantage and Continuum. Prior to the merger, Vantage's business was primarily centered in the U.S. domestic market while Continuum has a significant international and domestic presence. Subsequent to this transaction, DST assumed all of the North American operations data processing functions for Continuum. DST and Continuum reached agreement whereby Continuum uses the capabilities of DST's Winchester Data Center for its processing requirements. In addition, Continuum obtained the rights to license DST's "Automated Work DistributorTM" ("AWD(R)") product to insurance companies worldwide.

  1993 Tax Legislation. On August 10, 1993, President Clinton signed into law the Omnibus Budget Reconciliation Act of 1993 ("the 1993 Tax Act"). This new tax legislation changed numerous provisions to the then existing tax law. The most significant of these changes affect the Company's Transportation Services operations.

  The new tax law increased the corporate tax rate from 34% to 35%. Accordingly, the Company's 1993 earnings include additional income tax expense attributable to the tax rate increase retroactive to January 1, 1993. These charges, which are included in the provision for taxes on income, represent $3.4 million ($.08 per share) related to deferred tax accruals and $900,000 ($.02 per share) related to 1993 earnings. In addition, the new tax law included provisions for higher fuel tax rates, which resulted in an additional expense to Transportation operations during 1993 of approximately $400,000.

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

  As a result of the Company's previous adoption of SFAS 96, the adoption of SFAS 109 did not have a material impact on the components of income tax expense or the effective income tax rates applicable to continuing operations versus the U.S. federal income tax statutory rate.
  [Page 31]

  Stock Splits. In both 1992 and 1993, the Company's Board of Directors authorized 2-for-1 splits effected in the form of stock dividends in the Company's Common stock. The Company's Board of Directors also authorized an 11% dividend increase in January 1992, with respect to the Company's outstanding Common stock. The annual Common dividend was increased to $.30 per share from the then current $.27 per share, on an after 1993 split basis.

  Appropriate data in this report and the accompanying Consolidated Financial Statements and Notes were restated to reflect the effect of both of these 2-for-1 stock splits.

  Debt Securities Registration and Offerings 1993 and 1992. On June 24, 1993, the Company issued $100 million of debt securities comprised of Notes bearing interest at a rate of 5.75% and maturing in 1998. The net proceeds of this transaction, along with certain proceeds from the Company's $250 million credit agreement, were used to refinance certain MidSouth debt in July 1993.

  On September 29, 1993, the Company filed a Registration Statement, registering $500 million in securities. The securities may be offered in the form of Common Stock, New Series Preferred Stock $1 par value, Convertible Debt Securities, or other Debt Securities (collectively, "the Securities"). Net proceeds from the sale of the Securities are expected to be added to the general funds of the Company and used principally for general corporate purposes, including working capital, capital expenditures and acquisitions of or investments in businesses and assets. The Company has not yet sought to have the Registration Statement declared effective by the SEC and no securities have been issued.

  On July 1, 1992, the Company issued $100 million 7.875% Notes due 2002 and $100 million 8.8% Debentures due 2022. The 7.875% Notes are not redeemable prior to their maturity in 2002, and the 8.8% Debentures are redeemable on or after July 1, 2002, at a premium of 104.04%, which declines to par on or after July 1, 2012. Proceeds from the debt offer were used to repay borrowings under then existing revolving credit agreements. The Company used the remaining net proceeds for general corporate purposes, including debt repayments, working capital, capital expenditures, acquisition of and/or investments in businesses and assets and acquisition of the Company's capital stock.

  On March 3, 1993, the Company issued $100 million of debt securities as 6.625% Notes due 2005. The Company used the net proceeds for general corporate purposes, including subsidiary debt repayments, working capital, capital expenditures, acquisitions of or investments in businesses and assets, and acquisitions of the Company's capital stock.

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

  KCSI Credit Agreements. During 1994, the Company established or increased credit agreements with several lending institutions. These new or expanded credit lines increased the Company's borrowing ability by $150 million to $450 million. These agreements bear interest rates below prime. In 1994, these agreements were utilized to finance the Berger acquisition and subsidiary working capital requirements. Remaining credit capacity under these agreements is intended for general corporate purposes. At December 31, 1994, the Company had an aggregate of $115 million of indebtedness outstanding on these agreements.

  On December 8, 1992, the Company established a credit agreement in the amount of $250 million. This agreement replaced the Company's then existing $100 million credit agreement, which had been in place since 1989. During 1993, proceeds were used to fund the acquisition of MidSouth and refinance certain MidSouth indebtedness. Remaining credit capacity under the facility is intended for general corporate
  [Page 32]

  purposes. At December 31, 1994, the Company had $200 million of indebtedness outstanding on this agreement.

  Employee Stock Purchase Plan. In the fourth quarter 1993, the Company initiated the eighth offering under the Employee Stock Purchase Plan. Approximately 221,000 shares of Company Common stock were subscribed to under this offering, which will be funded through employee payroll deductions, over a two year period, at a price of $38.20 per share. In the fourth quarter 1992, the Company initiated the seventh offering under the Employee Stock Purchase Plan. Approximately 248,000 shares of Company Common stock were subscribed to under this offering, which were funded through employee payroll deductions at a price of $18.75 per share. In January 1994, a total of approximately 234,000 shares of Common stock were issued from treasury to employees under the seventh offering.

  Union Labor Negotiations. Collective bargaining agreements with KCSR union employees, representing approximately 85% of KCSR's workforce were executed in 1992. These agreements allowed for implementation of productivity improvements and cost sharing arrangements with contract employees. Productivity improvements have been realized by modifications in the operation of trains with reduced crew sizes. These productivity improvements were necessary to enable the railroad industry to remain competitive with other modes of transportation. These labor agreements reopened for negotiation at the end of 1994 for most bargaining unions while others reopen for negotiation in varying periods beginning in 1995. KCSR management is currently in the process of meeting with unions representing its employees through the National Railway Labor Conference, along with other Class I railroads, seeking to negotiate issues on a national level. Discussions with these unions are in the very early stages.

  As a result of the labor agreements executed in 1992, management believes the Company is better positioned to compete effectively with railroads contiguous to its lines as well as other forms of transportation. However, railroads remain restricted by antiquated operating rules and are thus prevented from achieving optimum productivity.

  KCSR and other railroads continue to be affected by labor regulations which are more burdensome than those governing non-rail industries including its principal trucking competitors. The Railroad Retirement Act requires up to a 23.75% contribution by railroads on eligible wages, while the Social Security and Medicare Acts only require a 7.65% employer contribution on similar wage bases. Other programs, such as The Federal Employees Liability Act (FELA), when compared to worker's compensation laws vividly illustrate the competitive disadvantage placed upon the rail industry by federal labor regulations.

  Principal Stockholders Transaction. The following activity occurred among the Company's principal stockholders:

  * In early 1994, Warburg, Pincus Capital Company, L.P. an affiliate of E.M. Warburg Pincus & Co., ("Warburg") a New York based venture banking and investment management firm, distributed 4 million shares of the Company's Common stock, held by Warburg, to its limited partners, including institutional holders and pension funds.

  Safety and Quality Programs. KCSR continued implementation and emphasis of important safety and quality programs during 1994. Related benefits are expected to be recurring in nature and realizable over future years. In 1994, however, the Company experienced a doubling of Federal Railroad Administration reportable employee injuries compared to 1993. This significant increase in injuries is primarily attributable to the merger of the MidSouth into KCSR, (MidSouth statistics are not included prior to 1994). While overall employee injuries increased in 1994, associated operating expenses did not rise in the same proportion as the number of injuries. This is primarily a result of KCSR's active safety programs coupled with the lesser severity of 1994 injuries. In 1993, the Company experienced a 31% reduction in employee injuries, as compared to 1992 and a 28% reduction in 1992 compared to 1991. "Safety" and "Quality" programs comprise two important ongoing goals of railroad management and accordingly, 1995 employee injuries are anticipated to decline from 1994 levels and associated expenses are not anticipated to have a material impact on operating results for 1995.

  Output Technologies, Inc. DST's output processing businesses, Output Technologies, Inc. ("OTI") continued to experience growth trends in 1994. OTI printed 802 million pages of output in 1994, up 20% from the 669 million pages in 1993, resulting in improved earnings. During 1993, OTI completed the internal reorganization of its subsidiaries which included renaming of certain subsidiaries and merging of certain operations. The overall objective of the 1993 reorganization was a consolidation of output related activities, identification of businesses with the OTI name and alignment into geographic operating regions.
  [Page 33]

  INDUSTRY SEGMENT RESULTS

  The Company's major business activities are classified as follows (in millions):

                             1994            1993          1992
  Revenues
    Transportation
      Services              $   508.5      $  451.1      $ 369.2
    Information &
      Transaction
      Processing                404.3         342.2        270.5
    Financial Asset
      Management                188.3         162.7         97.5
    Eliminations,
      Corporate & Other          (3.2)          5.1          4.2

       Total                $ 1,097.9      $  961.1      $ 741.4

  % Change
  from Prior Year                14.2%         29.6%        21.5%

  Operating Income
    Transportation
      Services              $   124.9      $  116.7      $  75.3
    Information &
      Transaction
      Processing                 34.7          31.2         17.8
    Financial Asset
      Management                 53.1          80.0         45.7
    Eliminations,
      Corporate & Other         (10.2)         (15.8)      (12.9)

      Total                  $  202.5       $  212.1     $ 125.9

  % Change
  from Prior Year                (4.5%)         68.5%       28.1%


  Transportation Services. Transportation Services operations are comprised principally of KCSR (a wholly-owned subsidiary), which accounts for more than 90% of Transportation Services revenues.

  KCSR revenues have increased modestly each year in the 1990-1993 period principally from volume increases in both general commodity and coal trains despite downward pressure on rates. In 1994, however, KCSR revenues rose significantly. Higher 1994 revenues resulted from additional revenues of the MidSouth acquisition and operating synergies created by the combination. As domestic economic conditions improved in 1994, KCSR carloading volumes also increased.

  (MDA Graph #1)

  In general, competition, most directly from over the road truck transportation, is the primary cause of downward pressure on rates as trucks have eroded the railroad industry's share of transportation dollars. Changing regulations, subsidized highway improvement programs and favorable labor regulations have improved the competitive position of trucks as an alternative mode of surface transportation for many commodities. In recent years, railroad industry management has sought avenues for improving its competitive positions and forged alliances with truck companies in order to provide faster, safer and more efficient service to its customers. KCSR has joined this industry trend in entering into agreements with several truck companies and initiation of through train intermodal service between Dallas, Texas and Atlanta, Georgia in conjunction with Norfolk Southern Railway Company. This new intermodal service began in mid-November 1994.

  Assuming no major economic deterioration occurs in the region serviced by the Transportation businesses, management expects moderate growth during 1995.

  KCSR 1994 revenues, including full year MidSouth for comparative purposes, rose 3% from 1993. General commodity carloadings rose 6% for 1994 from increased intermodal traffic (which experienced a 69% and 46% improvement in fourth quarter and year to date, respectively), but were somewhat offset by lower unit coal carloadings discussed below. Carloadings of chemicals, petroleum and food products were also higher in 1994 but were somewhat offset by a decline in export grain traffic, which was weak for much of 1994. Reduced pulp/paper carloadings were attributable to the Soo Line strike, which had a disproportionate effect on KCSR. The increased intermodal traffic is the result of improved volumes in the Kansas City/Dallas route and initiation of through train service over the Dallas/Atlanta route in conjunction with Norfolk Southern in late 1994. Unit coal revenues declined 4%
  [Page 34]

  in 1994 compared to prior year. Coal revenues and carloadings declined in large part as a result of the absence of shipments to a Texas (Monticello) utilities electric generating plant served by KCSR. This plant accounted for 2.2 million net tons and 247 unit coal trains in 1993, which were temporarily lost to KCSR because of a smoke stack collapse at the plant. The Monticello plant is expected to be back on line in late 1995.

  (MDA Graph #2)

  Improved traffic levels also translated into increased operating expenses in 1994. Increased expenses were experienced in salaries & wages (train & enginemen), car hire (intermodal equipment usage and system congestion), maintenance of equipment (intermodal traffic) and interest expense (related to the MidSouth acquisition). Even though operating expenses were higher in 1994, KCSR was able to reduce its Interstate Commerce Commission ("ICC") operating ratio from 77% in 1993 to 76.2% in 1994. The ICC operating ratio is a common efficiency measurement among Class I railroads.

  KCSR 1993 revenues rose 3% compared to 1992. General commodity revenues, excluding intermodal traffic, rose 5.5% on generally higher traffic volumes. The higher traffic volumes resulted, in part, from a strengthening of U.S. economic conditions, which continued to rise slowly from a recessionary period in 1990-1992. Higher traffic levels were experienced in carloadings of farm products, particularly corn &
  wheat, non-metallic ores, lumber/wood   pulp/paper, chemical and
  petroleum shipments. Intermodal carloadings declined 8% in 1993 as KCSR was in the process of upgrading its "on-off ramp" loading facilities in anticipation of greater intermodal traffic, which was experienced in 1994. Unit coal revenues rose modestly in 1993 on overall increased tonnage but were adversely affected by variances in length of haul and rates. While 1993 revenues rose, operating expenses declined in 1993 compared to 1992. Favorable expense variances were caused by cost containment efforts, lower fuel costs and lower expenses from KCSR's continuing emphasis on safety, but somewhat offset by increased costs on higher traffic levels. The combination of higher KCSR revenues and lower expenses helped effect a 55% increase in Transportation Services operating income in 1993 compared to 1992. These cost containment initiatives also helped effect a decline in KCSR's ICC operating ratio from 82.3% in 1992 to 77% in 1993.

  Transportation Services results also benefitted in 1993 from revenue and net income additions of MidSouth and favorable operations at Pabtex, Inc., which experienced increased volumes in 1993. MidSouth contributed $67.8 million in revenues to 1993 Transportation Services results, which surpassed comparative prior year revenues on increased carloadings. MidSouth's 1993 earnings, net of all acquisition related expenses, were positive after excluding the effect of the federal income tax rate increase.

  The flooding in the Midwest region of the United States during 1993 did not materially affect the Company's rail transportation operations. KCSR's trackage, facilities and physical properties were not directly hampered by the rising flood waters. However, many of KCSR's interchange partners in the Kansas City gateway were affected, which resulted in congestion, rerouting of certain traffic, and delays of commodity movements, particularly for grain and coal shipments. KCSR experienced revenue declines, during third quarter 1993, in certain commodities due to the inability to interchange shipments with other railroads. Overall, the financial impact was immaterial.

  (MDA Graph #3)

  KCSR general commodities revenues increased 7.2% during 1992 from 1991. Revenue gains were experienced in the transportation of farm products, particularly soybeans and wheat, pulp/paper products, lumber/wood products and non-metallic mineral shipments, but were somewhat offset by a decline in carloadings of chemical and petroleum products and lower intermodal traffic.

  The following summarizes components of KCSR's revenues (in millions per ICC Form R-1):

                          1994      1993*     1992*
  General Commodities    $350.0    $222.2    $212.8
  Coal                    101.7     106.2     105.5
  Other                    20.8      17.1      17.3
    Total                $472.5    $345.5    $335.6

  *Excludes MidSouth information

  [Page 35]


  Railroad Transportation operations are constantly faced with substantial costs related to fuel, labor and maintenance of equipment and of its roadbed.

  KCSR locomotive fuel usage represented 7% of railroad operating costs in 1994. Fuel costs are affected by traffic levels, efficiency of operations and equipment, and petroleum market conditions. Although diesel fuel prices have stabilized in recent years, control of fuel expenses is a constant concern of management and fuel savings is a top priority.

  A roadway improvement program was begun by KCSR in 1986. This program was implemented to upgrade the roadway in order to reduce operating costs, improve safety, increase the capabilities of KCSR and increase quality of service to customers. In 1990, KCSR completed bridge and related modifications to support unrestricted transportation of double stack containers. Removal of restrictions to the double stack operation along with the addition of an East/West MidSouth rail line have permitted KCSR to compete more effectively with other carriers in the transcontinental intermodal markets. In 1994, KCSR accelerated the remaining portions of its program on the original KCSR route and also those related to the upgrade and expansion of the MidSouth track and roadbed. Acceleration of this program resulted in increased capital spending. By the end of 1994, both the KCSR and MidSouth track had been essentially rebuilt and MidSouth traffic capability was expanded by the additions of new track sidings. Acceleration of the program became necessary to handle the increased business volumes at faster train speeds, which became evident in the East/West traffic corridor, while still improving safety. The roadway program has been and will continue to be funded with internally generated cash flows. While certain portions of the program will continue into 1995, future years capital expenditures are anticipated to decline significantly from prior year levels. Cash flow made available by the reduction in capital spending is anticipated to be used for debt repayment and other general corporate purposes.

  Portions of roadway maintenance costs are capitalized and other portions expensed, as appropriate. Expenses aggregated $43, $40, and $40 million for 1994, 1993 and 1992, respectively. Maintenance and capital improvement programs are in conformity with the Federal Railroad Administration's track standards and are accounted for in accordance with the Interstate Commerce Commission's accounting rules.

  Information & Transaction Processing.
  DST Systems, Inc. ("DST," a wholly-owned subsidiary). DST revenues have been increasing because of customer base growth, new lines of business and expanded products. A significant amount of DST's net income is derived from the operations of its various joint ventures discussed in "Unconsolidated Affiliates."

  (MDA Graph #4)

  DST's contribution to KCSI's consolidated results rose 40% to $32 million in 1994 compared to prior year, while 1994 revenues rose 18% from 1993. These improved results are reflective of the growth trends experienced by DST throughout 1994 as mutual fund shareowner accounts serviced reached a record 32.1 million. Output Technologies, Inc. business volumes increased and earnings from DST's unconsolidated affiliates rose significantly over 1993. Increased earnings from unconsolidated affiliates are due to a full year of earnings from Continuum along with improved earnings from DST's other affiliates. DST also continued to process approximately 2 million accounts from Kemper Financial Services, Inc. ("Kemper," a DST customer), which were anticipated to be converted from the DST system in 1994. As a result of the Kemper transactions, discussed earlier, DST expects to continue to process the Kemper accounts. These earnings increases in 1994 were, however, hampered by operating and net losses of its developmental businesses, discussed earlier. During 1994, these developmental businesses, reported revenues and net losses of $39.3 million and $5.3 million, respectively, versus revenues and net losses of $11 million and $2.3 million, respectively, in 1993. Management expects losses with respect to these developmental businesses to continue into 1995.

  During 1993, DST consolidated revenues rose 27% from 1992, while DST's contribution to KCSI earnings improved 50% to $22.9 million from $15.3 million in 1992. This revenue and income increase resulted from an increase in mutual fund accounts serviced and the absence of one-time expenses which reduced 1992 results (discussed below). Total mutual fund shareowner accounts serviced rose to 28 million at December 31, 1993 from 22.4 million at December 31, 1992, resulting in higher mutual fund processing and output services volume. During 1993, 500,000 Kemper accounts were converted from the DST system. The loss of 500,000 accounts in 1993 was offset by account growth from other mutual fund customers and accordingly, did not have a material financial impact. [Page 36]

  During 1992, DST experienced a 28% increase in revenues; however, operating income declined from 1991. Revenue growth was generated by increased overall business volumes and the expanded contribution of OTI and Vantage. The operating income decline resulted from several items which negatively impacted 1992 earnings: (i) lower weighted average billable monthly balance of mutual fund shareowner accounts serviced in 1992 as a result of the loss of 2.7 million Vanguard accounts in late 1991, even though DST ended 1992 at 22.4 million shareowner accounts;
  (ii) higher ESOP component of employee benefit costs (1992-$12.7 million; 1991-$4.2 million) from expanded headcount and additional ESOP expense which resulted in lower ESOP costs in 1993; (iii) start up and development costs for DST's TRAC-2000TM system for 401(K) plans and Vantage's software for the property and casualty insurance industry; and
  (iv) certain building renovation costs. The number of mutual fund accounts serviced by DST increased to 22.4 million at December 31, 1992, versus 18.7 million at December 31, 1991.

  The financial institutions served by DST, both mutual fund and insurance, will continue to evaluate whether to internalize or outsource their servicing and technology needs. This process will have both positive and negative effects on DST's results; however, on an overall basis, DST's customer base is expected to grow.

  (MDA Graph #5)

  Beginning in 1991 and continuing through 1994, DST continued its focus on internal and external expansion of its service presence in the mutual fund, insurance and financial services industries. DST made a commitment to the life and property/casualty insurance industry business lines in 1990, and the structure of DST's involvement in the insurance industry changed during 1993 with the exchange of Vantage and the resulting equity ownership in Continuum. However, DST's total service to the insurance industry increased as DST continues to process the Vantage policyholder accounts, has added processing of all Continuum policyholder accounts and other services as well as gaining access to Continuum's market for DST's AWD(R) imaging product.

  During 1993, DST continued marketing of Automated Work DistributorTM, an image-based clerical work management system. The AWD(R) System's image technology can also be combined with principles of an intelligent workstation. AWD(R) was initially implemented in several mutual fund transfer agencies, but through expansion resided on more than 4,200 work stations in companies throughout the world at December 31, 1993 (a 75% increase since December 31, 1992) and was used to service approximately 53% of the mutual fund shareowner accounts on DST's system. AWD(R) is also used in industries such as insurance, banking and health care. Concurrent with the Continuum transaction, Continuum and DST signed a licensing agreement whereby Continuum will market the AWD(R) product for use in insurance industry applications. The Continuum agreement provides DST access to additional international markets for its AWD(R) products.

  (MDA Graph #6)

  In 1994, DST sought greater market penetration of its AWD(R) product in the insurance marketplace through its licensing agreement with Continuum and directly into non-insurance markets through DST's international subsidiaries. By the end of 1994, DST had international locations in the United Kingdom, Netherlands and South Africa, with more than 8,000 AWD(R) workstations in use worldwide (a 90% increase over 1993), of which approximately 27% are installed in insurance company operations. DST's printed output processing businesses, Output Technologies, Inc. ("OTI") also continued to grow in 1994. In 1994, OTI revenues rose 9% primarily from increased print processing as laser click volumes rose 20% to 802 million pages. Revenues rose 34% for the OTI group of companies in 1993 from increased output processing volumes and contributions from new and expanded business lines. These new and expanded business lines have contributed to DST's growth during the last three years and expanded its product lines available to customers. OTI's 1993 laser click volume was 669 million pages of printed output, an increase of 45% over the 460 million pages in 1992. OTI growth has been achieved through acquisitions and location expansion.
  [Page 37]

  Financial Asset Management
  Janus Capital Corporation. ("Janus," an 83% owned subsidiary). Janus operations experienced significant growth in 1993 and 1992 with operating income comprising 38% and 36%, respectively, of the Company's consolidated operating income. In 1994, however, operating income declined compared to 1993 while revenues rose 11%. This decline in operating income is primarily attributable to the one-time net charge to KCSI's consolidated earnings of $13.6 million, ($27.1 pretax increase in Janus operating expenses) from the early termination of employment and earnings related compensation arrangements, discussed earlier. Excluding this charge, operating income would have risen compared to 1993 but not at levels experienced in prior years. 1994 was a difficult year for equity money managers as rising interest rates affected market conditions in general and, when coupled with increased expenses for advanced customer services capabilities and marketing and promotional efforts, Janus' earnings were negatively affected. Growth in assets under management began a pattern of slower growth in the second half of 1993 and continued into 1994 rising to $22.9 billion at December 31, 1994 from $22.2 billion at December 31, 1993. While overall assets under management remained relatively stable, fund sales continued strong in 1994 at $6.5 billion. Total Janus assets under management increased $.7 billion in 1994, $6.7 billion in 1993, $6.8 billion in 1992, $5.6 billion in 1991 and $1.3 billion in 1990.

  (MDA Graph #7)

  While Janus experienced significant growth during 1993, much of that growth occurred in the first half of 1993. During the third and fourth quarters of 1993, growth in assets under management slowed. Total fund sales were $3.3 billion during the second half of 1993 versus $5.5 billion during the first six months of 1993, while fund redemptions increased to $2.2 billion versus $1.6 billion, respectively. Janus has increased expenditures to provide quality service to its shareholders through the use of advanced technology and extensive personnel training programs.

  Janus continued to reap significant benefits from ongoing marketing efforts in terms of fund sales and market appreciation during 1993 and 1992.

  The following table highlights assets under management and revenues:

                          1994      1993      1992
  Assets Under Management
  (in billions):
  Janus No-Load
    Funds                $ 17.3    $ 17.0    $ 11.7
  IDEX Load Funds            .9       1.2       1.0
  WRL Insurance
    Products Funds          1.2       1.2        .8
  Institutional and Separately
    Managed  Accounts       2.7       2.1       1.3
  Cash Equivalent Fund       .8        .7        .7

  Total Janus            $ 22.9    $ 22.2    $ 15.5
  Berger Funds              3.0      ----      ----
  Total                  $ 25.9    $ 22.2    $ 15.5

  Revenues (in millions):
  Janus                  $180.5    $162.7    $ 97.5
  Berger                    7.8*     ----      ----

  *since acquisition, October 1994.

  In 1994, Janus introduced the Janus Overseas Fund, an international equity fund and expanded its product offerings for the Janus Aspen Series, initiated in 1993. As overall fund sales growth slowed in 1994, Janus focused its efforts on increased marketing and promotional activities in an effort to increase recognition of the Janus brand name and reach a class of potential investors who have not typically used mutual funds as an investment alternative. This initiative led to the launching of a major print, radio and television marketing campaign begun in late 1994, which is continuing into 1995.

  During 1993, Janus continued to expand the distribution channels of the Janus funds by participating in Schwab's Mutual Fund "OneSource" service of Charles Schwab as well as a similar program offered by Fidelity Investments, both of which began in 1992. At December 31, 1994, approximately 10% of Janus' total assets under management were generated through the Schwab relationship, the largest of such programs. In addition, Janus introduced two new Janus fund portfolios; Janus Mercury Fund, an equity fund; Janus Federal Tax Exempt Fund, a tax exempt income fund; and the Janus Aspen Series, which consists of portfolios funded through variable annuity contracts, such as the Janus Retirement Advantage. During 1992, Janus introduced three new mutual funds; Janus Enterprise Fund, an equity fund; Janus Balanced Fund, a combination equity/fixed income fund and Janus Short-Term Bond Fund, a short-term income fund.
  [Page 38]

  Janus has expanded its assets under management by marketing advisory services directly to pension plan sponsors, insurance, banking and brokerage firms for their proprietary investment products. These relationships generated approximately $948, $920 and $340 million in new assets in 1994, 1993 and 1992, respectively.

  Berger Associates, Inc. ("Berger") is the investment advisor of The Berger One Hundred Fund, The Berger One Hundred and One Fund and The Berger Small Company Growth Fund as well as private and other accounts, (collectively "Berger Funds"). The Company made its first investment in Berger in 1992 when it acquired an 18% interest. In October 1994, the Company acquired a controlling interest in Berger, increasing its ownership to over 80%. At the date of closing of the transaction, Berger became a consolidated subsidiary of KCSI. For the period since acquisition of a controlling interest, Berger contributed essentially breakeven results to KCSI consolidated earnings. These earnings include all acquisition related costs and were it not for the one-time charge to earnings, discussed earlier, Berger would have contributed positively to KCSI's results. Berger assets under management grew rapidly in 1994 beginning the year at $1.9 billion and ending on December 31, 1994 at $3 billion. Management believes Berger has good name recognition in the industry, has historically had favorable fund performance and through the use of marketing and promotional efforts has attracted increasing fund sales and investors.

  Financial Asset Management revenues and operating income increases are a direct result of increases in assets under management and processing services. Assets under management and shareholder accounts have grown in recent years from a combination of new money investments or fund sales and market appreciation. Fund sales have risen in response to marketing efforts, favorable fund performance and the current popularity of no-load mutual funds. Market appreciation has resulted from increases in stock investment values. However, a decline in the stock and bond markets and/or an increase in the rate of return of alternative investments could negatively impact Financial Asset Management revenues and operating income. In addition, the mutual fund market, in general, faces increasing competition as the number of mutual funds continues to increase, marketing and distribution channels become more creative and complex, and investors place greater emphasis on published fund recommendations and investment category rankings. These factors could also affect the Company's Financial Asset Management businesses and negatively impact revenues and operating income.

  Eliminations, Corporate & Other. The "Eliminations, Corporate and Other" consists of unallocated KCSI Holding Company operating expenses, intercompany eliminations, and miscellaneous other investment activities. Modest fluctuations in this reporting category occurred during 1993 and 1992. In 1994, however, net operating losses declined from a combination of lower unallocated holding company expenses and a shift in net interest income/expense as intercompany debt amounts and costs were fully allocated to subsidiary operations as opposed to being borne at the holding company level. In addition, lower expenses in 1994 resulted from the reversal of certain employment related tax and interest accruals (amounting to approximately $.06 per share), on the favorable outcome of long-standing tax issues regarding the status of KCSI Holding Company employees under the Railroad Retirement Tax Act.

  Unconsolidated Affiliates. Earnings from Unconsolidated Affiliates consist principally of DST's equity in the earnings of Investors Fiduciary Trust Company ("IFTC," a 50% owned affiliate prior to the sale of IFTC discussed earlier), Boston Financial Data Services, Inc. ("BFDS," a 50% owned affiliate), The Continuum Company, Inc.
  ("Continuum," a 29% owned affiliate), Midland Data Systems, Inc., and Midland Loan Services L.P. (collectively "Midland," 45% owned affiliates) and Argus Health Systems, Inc., ("Argus," a 50% owned affiliate).

  (MDA Graph #8)

  IFTC experienced substantial growth in assets under custody
  ($126 billion - 1994 from $106 billion - 1992). DST's equity in IFTC earnings were $6.5, $4.8 and $4.8 million in 1994, 1993 and 1992, respectively. IFTC earnings are influenced by mutual fund industry growth and interest rate fluctuations. IFTC's 1994 earnings rose significantly from 1993. These improved earnings resulted from the increasing interest rate environment in 1994 along with improved mutual fund industry growth. 1993 net income was essentially unchanged when compared to 1992. While IFTC assets under custody grew, results were reduced by a change in the fiduciary fee arrangement between IFTC and its parent companies and lower investment earnings. Excluding the change in fiduciary fees, IFTC results were improved over 1992. In 1992, IFTC earnings declined from 1991 even though assets under custody continued to grow. The 1992 earnings decline resulted from interest rate fluctuations and losses on certain foreign currency investments. At December 31, 1992, IFTC had liquidated its portfolio regarding the foreign currency investments.
  [Page 39]

  In early 1995, DST exchanged its 50% interest in IFTC for 2,986,111 common shares of State Street Boston Corporation ("State Street"), representing an approximate 4% interest in State Street, discussed earlier. As a result of this transaction DST recognized a gain on the sale of its IFTC equity investment and after consideration of appropriate tax effects recognized a net gain of $4.7 million in first quarter 1995. DST's equity in earnings of unconsolidated affiliates are expected to decline in 1995 as a result of the loss of the IFTC earnings. This decline will be partially offset with State Street dividends, currently $.16 per common share quarterly (assuming State Street continues its recent trend regarding payment of dividends to stockholders), and anticipated improvements in earnings of remaining unconsolidated DST affiliates.

  BFDS provides full service transfer agency functions for open and closed end mutual funds and corporations utilizing DST's proprietary systems. In addition, it performs remittance processing functions. In 1994, 1993 and 1992, BFDS contributed $5.1, $2.1 and $.5 million, respectively, in equity earnings to DST through increases in mutual fund and corporate shareowner accounts processed, efficient operating practices and expanded services.

  As discussed earlier, Continuum became a DST equity affiliate when DST exchanged its interest in Vantage for an equity interest in Continuum in late 1993. Accordingly, Continuum was an unconsolidated affiliate for all of 1994 and contributed $7.2 million in equity earnings to DST and $.7 million in 1993. Assuming Continuum continues revenue and earnings growth trends exhibited in 1994, management expects that Continuum will provide significant equity earnings to DST during 1995.

  Argus, which provides insurance processing services to the health care industry through a pharmaceutical claims processing system, also experienced volume and income growth in 1994. Argus revenues and earnings are a direct result of pharmacy claims volume. Pharmacy claims processed have grown steadily (106 million claims in 1994 from 49 million claims in 1992). Increased claims volume led to income growth; DST's equity in Argus earnings were $3.7, $2.3 and $1.7 million in 1994, 1993 and 1992, respectively.

  Midland had been awarded contracts with the Resolution Trust Corporation ("RTC") for operation of an Asset Management System and a Control Totals Module System for use by the RTC. In 1994, however, the RTC converted off of the Midland system. Midland also provides commercial loan processing services. Midland's earnings contribution to DST improved in 1994 compared to 1993. Improved commercial loan conversion volumes resulted in increased earnings but were somewhat offset by a decline in Midland's RTC loan processing work as the RTC converted off of the Midland system. Midland earnings declined significantly in 1993 from 1992. This decline in earnings stemmed from a 1993 trend of lower margins on loan securitizations and delays on the receipt of certain loan processing work for the RTC. DST's combined equity in Midland earnings were $1.7, $.9 and $4.3 million in 1994, 1993 and 1992, respectively. Management believes opportunities exist in Midland's business lines and is focusing attention on the expansion of Midland's loan services capabilities in the private sector.

  Interest Expense. Consolidated interest expense rose 5% in 1994 to $53.6 million from $51.2 million in 1993. This rise in interest expense is primarily attributable to an increase in debt balances in 1994, principally associated with borrowings to finance the acquisition of Berger Associates, Inc., additional Continuum stock purchases by DST, KCSR equipment requirements and subsidiary working capital, and higher interest rates. During 1994, the Federal Reserve Board ("Fed") increased short-term borrowing rates significantly. This Fed action increased the Company's short-term floating debt cost of funds, however, a significant portion of the Company's debt structure, approximately 62%, represents fixed rate debt instruments, most of which were in place prior to 1994. Accordingly, the rising interest rates did not affect interest expense related to this fixed rate debt. Interest expense in 1994 was also affected by the reversal of interest accruals ($3 million) related to KCSI Railroad Retirement Tax issues discussed earlier, which reduced consolidated interest expense. Interest expense in 1993 rose dramatically from 1992 and 1991 levels, ($33.1 million in 1992 and $32.1 in 1991). This rise in interest expense is primarily attributable to borrowings required to finance the MidSouth acquisition, but somewhat offset by the refinancing of debt at subsidiary levels, including MidSouth, with more favorable borrowing rates. Additional borrowings in 1993 were primarily $200 million in public debt offerings and $230 million from the Company's revolving credit agreement. Interest expense in 1992 increased from proceeds of the Company's $200 million Note and Debenture offer somewhat offset by a decline in short-term interest rates, redemption of the 12% Debentures in 1991 and repayment of working capital credit lines.
  [Page 40]


  LIQUIDITY

  Operating Cash Flow. The Company's cash flow from operations has historically been positive, and traditionally sufficient to fund operations, KCSR roadway capital improvements, DST systems development and operating capacity costs, and debt service. External sources of cash, principally negotiated bank debt, public debt and sale of investments, have historically been used to fund acquisitions, new ventures, investments, equipment additions and Company stock purchases. Operating cash flows have risen steadily in each year from 1992 to 1994.

  The following table summarizes operating cash flow information (in millions):

                          1994      1993      1992
  Net income             $104.9    $ 90.5    $ 63.8
  Depreciation and
    amortization          119.1      97.2      74.2
  Change in working
    capital items          14.4     (37.7)    (34.8)
  Deferred income taxes    20.0      29.6       2.6
  Other                   (23.1)      9.6      17.1


  Net operating
   cash flow             $235.3    $189.2    $122.9

  (MDA Graph #9)

  Operating cash flows in 1994 rose 24% over 1993 to $235.3 million. The improved operating cash flow resulted from higher net income, increased non-cash depreciation and amortization (MidSouth, Berger and DST related acquisitions and property additions along with increased road and equipment property additions at KCSR), and changes in working capital items. 1993 operating cash flows increased 54% from 1992 to $189.2 million. This increase primarily related to higher net income, increased non-cash depreciation and amortization, (MidSouth and DST acquisitions along with KCSR road property additions), and increased deferred income taxes. 1992 operating cash flows of $122.9 million increased 10% over 1991 from increased net income, higher depreciation and amortization primarily related to DST equipment acquisitions, increases in non-cash expense accruals but offset by changes in working capital items, primarily increased accounts receivable on higher revenues.

  Summary cash flow data is as follows (in millions):

                               1994      1993      1992
  Cash flows provided by
    (used for):
    Operating activities      $235.3    $189.2    $122.9
    Investing activities      (333.6)   (394.7)   (178.0)
    Financing activities       104.4     196.7      26.5
  Net increase (decrease) in
    cash and equivalents         6.1      (8.8)    (28.6)
  Cash and equivalents
    at beginning of year         6.6      15.4      44.0
  Cash and equivalents at
    end of year               $ 12.7    $  6.6    $ 15.4


  Financing and Investing Cash Flows. These cash flows include: (i) new financings of $201, $447 and $283 million in 1994, 1993 and 1992, respectively; (ii) repayment of indebtedness in the amounts of $66, $231 and $215 million in 1994, 1993 and 1992, respectively, and (iii) cash dividends of $13 million each in 1994-1992.

  Proceeds from the issuance of debt in 1994 were used for KCSR equipment purchases ($64 million), DST Continuum stock purchases ($18 million), the Berger acquisition ($48 million), ESOP contributions ($12 million) and DST property additions ($59 million).

  Proceeds from issuance of debt in 1993 were used for the MidSouth acquisition ($214 million), Continuum stock purchases ($20 million), refinancing of MidSouth indebtedness ($129 million) and subsidiary refinancing and working capital ($84 million).

  Proceeds from issuance of debt in 1992 were used for operating cash requirements ($42 million), repayment of bank credit lines ($90 million), repurchase of KCSI capital stock ($31 million), MidSouth Common stock investment ($26 million), subsidiary indebtedness financing ($65 million), operating growth and business expansion at DST ($29 million).

  Repayment of indebtedness includes scheduled maturities and refinancings.
  [Page 41]

  CAPITAL STRUCTURE

  Capital Requirements. The Company has traditionally funded capital expenditures in Transportation Services using Equipment Trust Certificates for major purchases of Railway locomotive and rolling stock, and negotiated term financing for other equipment, and DST and Janus operations. Conversely, capital improvements for roadway track structure have historically been funded with cash flow from operations. The MidSouth acquisition required completion of a capital improvement program for MidSouth roadbed, locomotives and facilities. This program contemplated a multi-year time frame to upgrade and expand MidSouth's track to handle greater traffic levels at higher train speeds. During 1994, the Company accelerated its time table with respect to major upgrades of the MidSouth program, which included welded rail replacement and construction of new track sidings. Acceleration of the program was necessary to handle increased traffic especially with respect to intermodal business. By the end of 1994 the major portions of the MidSouth program were complete. Subsequent to completion of the MidSouth acquisition and debt refinancing, the Company funded MidSouth capital requirements with historical funding sources. These same sources were used in funding 1994 Transportation Services capital programs and are expected to be used in funding 1995 capital programs, currently estimated at $130 million, a significant decline from the $208 million expended in 1994.

  Funding requirements for the KCSR long-term roadway improvement program, which began in the mid-1980's, has used significant portions of KCSR's operating cash flow. This program, initially scheduled for completion in 1995, was essentially completed in 1994. While certain portions of this program will be ongoing in 1995, KCSR's capital expenditures will be reduced over the next several years. Reduction of capital expenditures will provide cash flow, which is anticipated to be used for repayment of debt and other general corporate purposes. In addition, KCSR acquired locomotives and rolling stock equipment during 1994 through the issuance of $55 million in privately placed Equipment Trust Certificates. Southern Leasing Corporation ("SLC"), included in the Transportation Services business segment, funds growth in its lease portfolio through SLC credit lines and Company financing arrangements and intends to continue to do so in the future.

  DST capital requirements typically consist of mainframe, peripheral and other data processing computer equipment. In order to accommodate continuing customer growth demands, DST began a physical expansion of its Winchester Data Center during 1994. The Data Center expansion, currently under construction, is expected to require approximately $24 million, will be ultimately financed with mortgage loan indebtedness and is anticipated to be completed in the latter half of 1995. When completed, the Data Center expansion will effectively double the size of the facility and allow for increased DST processing capacity. DST management continually monitors its computer capacity needs to accommodate customer growth. During 1994, DST entered into transactions for the termination of certain mainframe computer equipment leases and purchase of other mainframe equipment in the amount of $11 million, which was funded through vendor arranged financing. In 1993 and 1992, DST purchased data processing equipment in the amount of $26 and $27 million, respectively, through bank term financing. Additionally, in 1993, DST entered into a sale/leaseback transaction of certain mainframe computer equipment in the amount of $16.6 million. In the last several years, Janus has upgraded its customer service capabilities, through new equipment and technology enhancements. Janus' capital requirements are typically funded with existing cash flows and negotiated indebtedness when necessary.

  (MDA Graph #10)

  Capital. Debt as a percent of total debt plus equity ("debt ratio") increased from 49.3% at December 31, 1992 to 59.9% at December 31, 1993. The debt ratio declined slightly during 1994 closing at 59.6% on December 31, 1994. The Company's total debt increased to $985.2 million at December 31, 1994 from $839.7 million at December 31, 1993. This increase in debt was, however, accompanied by increases in stockholders' equity from earnings and decreases in ESOP deferred compensation in keeping the debt ratio at approximately 60%. The MidSouth acquisition, completed in 1993, added significant amounts of new indebtedness to the Company's balance sheet. These higher debt amounts were expected as the Company fully absorbed MidSouth operations. During 1992, debt increased ($200 million Note and Debenture offer), but was partially offset by [Page 42]

  stockholders' equity increases. The current debt ratio at 59.6% is above management's established goals, but was expected in consideration of the MidSouth acquisition in 1993 and acceleration of the railway capital improvement program in 1994. Management intends to reduce relative debt ratios in future years through profitable operations, a reduction of railway capital expenditures, both of which generate positive cash flow for debt retirement, and increases in net worth. In addition, completion of a plan for a public offering of DST common stock, discussed earlier, would significantly change the Company's capital and asset structure. The offering of 51% of DST, if it occurs, would result in the assets and liabilities of DST being removed from the consolidated financial position of the Company. At December 31, 1994, DST had assets totalling $531.7 million. Furthermore, it is anticipated that funds raised by such an offering, if completed, would be used by DST for debt retirement to KCSI and in turn used for repayment of debt by KCSI or repurchase of the Company's Common stock. Completion of these transactions could significantly reduce the Company's debt ratio and strengthen its capital structure and financial position.

  Components of capital are shown as follows
  (in millions):

                                 1994      1993     1992
  Current debt                $   56.4  $   63.5  $  62.0
  Long-term debt                 928.8     776.2    387.0

  Total debt                     985.2     839.7    449.0

  Stockholders' equity           667.2     562.7    462.4

  Total debt plus equity      $1,652.4  $1,402.4  $ 911.4

  Debt as a percent of
    total debt plus equity        59.6%     59.9%    49.3%

  In 1994, 1993 and 1992, the Company repurchased $10.3, $9.5 and $30.9 million, respectively, of its Capital stock in accordance with the stock repurchase and stock option plans approved by the Company's Board of Directors.

  Minority Purchase Agreements. Agreements between KCSI and certain Janus minority owners contain, among other provisions, mandatory stock purchase provisions whereby under certain circumstances, KCSI would be required to purchase the minority interest of Janus at a purchase price based upon a multiple of Janus earnings. In late 1994, the Company was notified that certain Janus minority owners made effective the mandatory purchase provisions for a certain percentage of their ownership. In the aggregate, the shares made effective for mandatory purchase totalled $59 million. Concurrent with the early termination of the Janus compensation arrangements, discussed earlier, recipients of the amounts paid to terminate the arrangements used their after tax net proceeds to purchase certain portions of the shares made effective for mandatory purchase, in early January 1995. In addition, the Janus minority group was restructured to allow for minority ownership by other key Janus employees. These employees purchased other portions of the minority shares made effective for mandatory purchase through payment of cash and creation of recourse loans financed by KCSI in the amount of $10.5 million. The remaining minority shares made effective for mandatory purchase were purchased by Janus for treasury, $6.1 million, and by KCSI for $12.7 million. As a result of the combination of KCSI acquiring additional Janus shares and the reduction of outstanding shares with Janus' treasury purchase, KCSI increased its ownership in Janus from approximately 81% to 83%, upon closing of the transaction in January 1995. The KCSI share purchase resulted in the recording of intangibles as the purchase price exceeded the value of underlying tangible assets and will be amortized over its estimated economic life. A restructuring of the Janus minority ownership group provides for greater stock ownership in establishing greater emphasis on the growth of Janus.

  The new minority owners of Janus also have stock purchase provisions which under certain circumstances require KCSI to purchase the minority interest at fair market value. If all of the provisions of the Janus minority owner agreements became effective, KCSI would be required to purchase the respective minority interests, currently estimated at approximately $138 million.

  The purchase price for the mandatory provisions is based upon a multiple of earnings and/or fair market value determinations depending upon specific agreement terms. In the event such provisions became effective, KCSI would be required to meet such commitments.

  Overall Liquidity. During the 1994-1992 period, the Company continued to grow and strengthen its relative position in the Transportation Services, Information & Transaction Processing and Financial Asset Management businesses. The Company believes it has adequate liquid resources, which include sufficient lines of credit and businesses which are positive cash flow generators to meet future operating, capital and debt service requirements.
  [Page 43]

  OTHER

  Inflation. Inflation has not had a significant impact on the Company's operations in the past three years. Generally accepted accounting principles require the use of historical costs. Replacement cost and related depreciation expense, on a replacement cost basis, of the Company's property would be substantially higher than the historical costs reported. The increase in expenses from these fixed costs, coupled with variable cost increases due to significant inflation, would be difficult to recover through price increases given the competitive environments of the Company's two principal subsidiaries, KCSR and DST.

  SWEPCO Litigation. As previously disclosed, KCSR was a defendant in a lawsuit filed in the District Court of Bowie County, Texas by Southwestern Electric Power Company ("SWEPCO"). In that case, SWEPCO alleged that KCSR was required to reduce SWEPCO's coal transportation rate due to changed circumstances allegedly creating a "gross inequity" under the provisions of the coal transportation contract existing among SWEPCO, KCSR and the Burlington Northern Railroad. SWEPCO is KCSR's largest single customer. During 1994, KCSR and SWEPCO settled this litigation and the case against KCSR has been dismissed. This matter was concluded without material adverse effect on the financial condition or future results of operations of the Company.

  Environmental Matters. Also as previously reported, KCSR has been named as a "potentially responsible party" by the Louisiana Department of Environmental Quality in a state environmental proceeding involving a location near Bossier City, Louisiana, which was the site of a wood preservative treatment plant (Lincoln Creosoting). KCSR is a former owner of part of the land in question. This matter was the subject of a trial in the United States District Court in Shreveport, Louisiana which was concluded in July of 1993. The court found that Joslyn Manufacturing Company, an operator of the plant, was and is required to indemnify KCSR for damages arising out of plant operations. (KCSR's potential liability is as a property owner rather than as a generator or transporter of contaminants.) The case was appealed to the United States Court of Appeals for the Fifth Circuit, which Court affirmed the U.S. District Court ruling in favor of KCSR.

  In early, 1994, the Environmental Protection Agency ("EPA") added the Lincoln Creosoting site to its Federal Comprehensive Environmental Response, Compensation & Liability Act, ("CERCLA," also known as the superfund law), national priority list. Since major remedial work has been performed at this site by Joslyn and KCSR has been held by the Federal District and Appeals Courts to be entitled to indemnity for such costs, it would appear that KCSR should not incur significant remedial liability. At this time, it is not possible to evaluate the potential consequences of remediation at the site.

  Management's Review of Strategic Alternatives. In late 1993, the Company began the process of a comprehensive study, with the assistance of outside consultants, of the strategic options available to further increase value to the Company's stockholders. This study included evaluation of a wide range of alternatives with the objective of identifying opportunities for reinvestment of earnings, alternatives for financing of capital requirements, methods of increasing the return on the Company's investment in its various business segments and the strategic positions of its primary subsidiaries within the industries in which they operate. The alternatives studied ranged from operational improvements to asset redeployments. The Company recently announced authorization for the development of a plan for a public offering by DST of approximately 51% of DST's common equity. The financial impact of such a decision will produce, the Company believes, substantial advantages to KCSI and its owners.

  Consideration of strategic alternatives is not a new process for the Company. Many such studies have been performed during KCSI's history to assist the Company in determining the most effective use of its assets. KCSI, as a holding company, is responsible for the management of its primary assets; investments in its subsidiaries. Accordingly, KCSI management continually evaluates its position as to the most effective utilization of these assets. As early as the 1970's and 1980's, KCSI was using investment assets in other companies as dividends to shareholders (Kemper Corporation and MAPCO) as a way of redeploying assets to increase shareholder value. This strategic review is intended to utilize the strength of the Company's business lines and capabilities, provide for future growth opportunities and achieve the Company's strategic financial objectives. 1992 through 1994 and future years have been and will be affected by these strategic decisions.

  * In the period 1992-1994 KCSI management has followed these strategies:
     -    Drive our strongest businesses.
     - Capitalize on advantages of location and technology leadership.
     -    Leverage earnings with productivity
          gains for itself and its customers.
  [Page 44]

     -    Link new directions to present market
          and technical strengths.

  *  KCSI management has applied its cash flows primarily as follows:

     - Strategic and operating needs of Transportation Services, Information & Transaction Processing and Financial Asset Management businesses to the enhancement of KCSI market leadership positions.
     -    Reduction of debt.
     -    Repurchase of KCSI Common stock to the
          extent possible.
     -    Improvement of the cash return to KCSI
          stockholders.

  The Company's dividend to stockholders will be reviewed annually and adjustments considered that are consistent with growth in real earnings and prevailing business conditions.

  * During 1994, as part of the strategic planning process, the Company sought to link its rail transportation operations with a rail partner to improve its position within the railroad industry while creating a stand alone financial services entity through tax advantaged transactions with minimal regulating risk. This process lead to a proposed transaction with Illinois Central Corporation ("IC") and spin off of the Company's financial services businesses. After much discussion and analysis, however, the Company and IC were unable to reach a definitive agreement on a number of issues and determined that the transaction would not meet the objectives previously established. Accordingly, the Company and IC mutually terminated negotiations on the proposed transaction. The Company will continue to operate its core Transportation operations, which management believes occupies a strong strategic position within the railroad industry and the geographic area it serves.

  * In early 1995, the KCSI Board of Directors authorized development of a plan for a public offering by DST of approximately 51% of DST's common equity.

       In accordance with the Company's strategic focus, the purpose of the offering would be to obtain better market recognition of DST's performance and to obtain proceeds for the retirement of debt including debt owed KCSI and general corporate purposes. Such an offering, if completed, would significantly change the financial structure of the Company. Capital raised by the offering may be used for DST debt retirement to KCSI for reduction of KCSI debt, repurchase of KCSI Common stock and general corporate purposes.

  * The Transportation Services management team is committed to growth in its service area and intends to expand through short-line rail acquisitions and strategic joint ventures. This commitment is evidenced by the following activity:

     - In February 1995, KCSR filed a petition with the Interstate Commerce Commission ("ICC") seeking approval for construction of an approximate nine mile rail line from KCSR's main line into the Geismar, Louisiana industrial area. The Geismar area is a large industrial corridor, which includes companies engaged in the petro-chemical industry, and is currently served by only one rail carrier. The rail line would expect to be completed in approximately 12 to 18 months after ICC approval. The Geismar project extends KCSR's rail line and could be a significant source of traffic and revenues thereby complementing its business in the petro-chemical industry. The KCSR Geismar line extension has received the support of certain shippers in the Geismar industrial area and would provide those shippers with additional rail storage facilities, production efficiencies and competitive transportation service.

     - In June 1993, KCSI completed the acquisition of MidSouth Corporation, as previously discussed. The Company has historically been a North/South railroad. This acquisition provides the Company an East/West rail line, which presents the opportunity to be a significant competitor in the intermodal transportation market. In mid-November 1994, KCSR began dedicated through train service for intermodal traffic between Dallas, Texas and Atlanta, Georgia in conjunction with the Norfolk Southern Railway Company. This acquisition also increased and diversified KCSR's market share in its trade territory.

     - In May 1992, the KCSR signed an agreement with the Santa Fe Railway to purchase portions of its rail line in the Dallas, Texas area. The sale consists of approximately 90 miles of track and an 80 acre intermodal facility. The agreement is being implemented in phases over several years. Phase I of this agreement was completed in late 1993. The final portion of Phase II is anticipated to be completed in 1995. As a result of the agreement, KCSR has direct access to the Dallas market for the first time in the Company's history.

     - In 1992, the Company purchased 530 acres of land adjacent to the Company's Pabtex, Inc., coal and

  [Page 45]


       petroleum coke storage, barge and ship loading facility in Port Arthur, Texas. The 530 acres includes 4,000 linear feet of deep water frontage on the Sabine-Neches Waterway, which has direct access to the Gulf of Mexico via the Intercoastal Waterway. This acquisition increases the Transportation Service's deep water access in the Port Arthur, Texas area and will permit a doubling of capacity of the Pabtex coal and coke facility for future expansion of the petroleum coke and coal import/export business and development of additional port operations in KCSR's service area.

  The Company owns 1,025 acres of property located on the waterfront in the Port Arthur, Texas area, which includes 22,000 linear feet of deep water frontage and three docks. Port Arthur is an uncongested port with direct access to the Gulf of Mexico. Approximately 75% of this property is available for development.

     - In April 1992, KCSR signed a letter of intent for the purchase of all of the capital stock of the Graysonia, Nashville & Ashdown Railway ("GNA"). The GNA connects with KCSR at Ashdown, Arkansas and extends 32 miles east. The purchase price also included industrial real estate. Acquisition of the GNA received ICC approval and was merged into KCSR in June 1993.

  These transactions fit within the strategic business plan for extension of KCSR rail property and increase of the Company's traffic and industry base.

  * DST's growth in recent years has come not only from growth in its core mutual fund processing business but also by product expansion and acquisitions designed to strengthen market and strategic positions.

     - DST's strategic merger of Vantage with Continuum and additional Continuum investments in 1994, as discussed earlier, have increased the opportunities in the insurance industry in both domestic and international markets. Continuum has been a good partner with DST in the expansion of DST's AWD(R) product within the insurance industry.

     - In 1991, DST began evaluating the feasibility of marketing its products outside the United States and also products that would serve foreign markets in DST's product lines. In 1992, DST, together with State Street Bank and Clarke and Tilley, Ltd. (a United Kingdom software firm), formed Clarke and Tilley Data Services ("CTDS"). CTDS is developing a unit trust accounting system for the U.K. and Luxembourg markets, incorporating DST workflow management and image technology.

     -    During 1993, DST completed the acquisition of Clarke &
       Tilley, Ltd., (100% owned), which markets investment management software primarily for use in Europe and the Pacific Rim, and Corfax Benefit Systems, Ltd., (100% owned), a Canadian company, which processes shareowner transactions for mutual funds and pension accounts in Canada. These strategic acquisitions provide DST with future growth opportunities for expansion of its products into international markets, especially Europe and Canada.

     - The formation, expansion, and internal reorganization of OTI provides a greater variety and number of products which DST businesses can offer to its existing customer base.

  * KCSI has been committed to the mutual fund industry since 1962 and intends to continue and expand that commitment in seeking strong mutual fund growth and increase in its mutual fund servicing businesses.

     - In 1994, Janus introduced the Janus Overseas Fund, an international equity fund and expanded product offerings for the Janus Aspen Series, initiated in 1993. During 1993, Janus introduced three new fund products: Janus Mercury Fund, an equity fund; Janus Federal Tax Exempt Fund, a tax exempt income fund; and the Janus Aspen Series, which are annuity products. During 1992, Janus introduced three new mutual funds: Janus Enterprise Fund, an equity fund; Janus Balanced Fund, a combination equity/fixed income fund and Janus Short-Term Bond Fund, a short-term income fund.

     -    In 1994, KCSI acquired a controlling interest in Berger
       Associates, Inc. ("Berger") by increasing its ownership to over 80% from the 18% interest purchased in 1992. Berger is the investment advisor to the Berger One Hundred Fund, Berger One Hundred and One Fund, Berger Small Company Growth Fund as well as private and other accounts.

  * In 1992 and 1993, the Company's Board of Directors authorized 2-for-1 Common stock splits effected in the form of stock dividends.

  Consideration of the Company's strategic alternatives, including the items mentioned above, are expected to continue and to present growth opportunities in future years.
    [Page 46]
  KCSI

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

  Price Waterhouse LLP

  Report of Independent Accountants

  To the Board of Directors and Stockholders of Kansas City Southern Industries, Inc.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Kansas City Southern Industries, Inc. and its subsidiaries at December 31, 1994, 1993 and 1992, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in Notes 7 and 10 to the financial statements, the Company changed its method of accounting for income taxes and other postretirement benefits in 1993 to conform with Statements of Financial Accounting Standards Nos. 109 and 106.

  /s/ Price Waterhouse LLP

  Kansas City, Missouri
  February 23, 1995
  [Page 47]

    CONSOLIDATED STATEMENTS OF INCOME
  Dollars in Millions, Except per Share Amounts
  Years Ended December 31

                                     1994      1993     1992


  Operations   Revenues                 $1,097.9  $ 961.1   $741.4
          Costs and expenses               776.3    651.8    541.3
          Depreciation and amortization    119.1     97.2     74.2

          Operating income                 202.5    212.1    125.9
          Equity in net earnings of
           unconsolidated affiliates
           (Notes 4, 13)                    24.8     14.1     11.1
          Interest expense                 (53.6)   (51.2)   (33.1)

  Pretax  Pretax income                    173.7    175.0    103.9
          Income tax provision (Note 7)     63.5     69.0     35.2

          Income before minority interest  110.2    106.0     68.7

  Minority     Minority interest in
           consolidated earnings (Note 9)    5.3      9.0      4.9

          Income before cumulative effect
           of accounting changes           104.9     97.0     63.8

  Accounting   Cumulative effect of changes in accounting for
  Changes  income taxes and postretirement benefits,
           net of taxes (Notes 7, 10)                (6.5)



          Net income                    $  104.9  $  90.5   $ 63.8

  Per
  Share   Primary earnings per share (Note 1)
  Data     Before cumulative effect of
       accounting changes               $   2.32  $  2.16   $ 1.43
     Cumulative effect of accounting changes         (.14)

       Total                            $   2.32  $  2.02   $ 1.43
     Weighted average primary Common
      shares outstanding (in thousands)   45,061   44,728   44,318

     Dividends per share
      Preferred                         $   1.00  $  1.00   $ 1.00

      Common                            $    .30  $   .30   $  .30


  See accompanying notes to consolidated financial statements.

  [Page 48]

CONSOLIDATED BALANCE SHEETS
  Dollars in Millions at December 31

                                    1994       1993      1992


     ASSETS
  Current      Cash and equivalents     $    12.7 $     6.6 $    15.4
  Assets       Accounts receivable,
                net (Note 5)                232.3     194.7     147.4
               Inventories                   46.6      48.3      26.7
               Other current
                assets (Note 5)              88.5      86.1      56.9

               Total                        380.1     335.7     246.4

  Investments  Held for operating
                purposes (Note 4)           214.6     174.5     155.8

  Properties   Cost                       2,101.3   1,792.0   1,312.0
               Accumulated depreciation
                and amortization           (686.0)   (599.4)   (543.8)
                Net (Note 5)              1,415.3   1,192.6     768.2

  Other        Intangibles and other
                assets (Notes 2, 5)         220.8     214.2      78.0

               Total assets             $ 2,230.8 $ 1,917.0 $ 1,248.4

          LIABILITIES & STOCKHOLDERS' EQUITY

  Current      Debt due within
  Liabilities    one year (Note 6)      $    56.4 $    63.5 $    62.0
               Accounts and wages payable   140.8      70.9      55.3
               Accrued liabilities
                (Note 5)                    142.4     154.0     101.3

                Total                       339.6     288.4     218.6

  Other        Long-term debt (Note 6)      928.8     776.2     387.0
  Liabilities  Deferred income taxes
                (Note 7)                    204.2     184.7     101.4
               Other deferred credits        80.5      99.1      77.9
               Contingencies (Notes 6, 7, 9, 11, 12)

               Total                      1,213.5   1,060.0     566.3

  Minority     Consolidated
  Interest      subsidiaries (Note 9)        10.5       5.9       1.1


  Stockholders'$25 par, 4% noncumulative,
  Equity         Preferred stock              6.1       6.1       6.3
               $1 par, Series B convertible,
                Preferred stock (Note 8)      1.0       1.0
               $.01 par, Common stock
                (Note 8)                       .4      30.9      30.0
               Capital surplus              338.0     303.9      89.5
               Retained earnings            530.1     439.0     361.4
               Shares held in
                trust (Note 8)             (200.0)   (200.0)
               ESOP deferred compensation    (8.4)    (18.2)    (24.8)

  Net Worth    Stockholders' equity
                (Notes 6, 8)                667.2     562.7     462.4

               Total liabilities
                and stockholders'
                equity                  $ 2,230.8 $ 1,917.0 $ 1,248.4


  See accompanying notes to consolidated financial statements.

    [Page 49]
CONSOLIDATED STATEMENTS OF CASH FLOWS
  Dollars in Millions
  Years Ended December 31

                                       1994        1993      1992

          CASH FLOWS PROVIDED BY (USED FOR):
  Operating Net income                 $104.9     $ 90.5    $63.8
  Activities   Adjustments to net income:
              Depreciation and
                amortization            119.1       97.2     74.2
              Deferred income taxes      20.0       29.6      2.6
              Equity in undistributed
                earnings                (23.9)     (12.6)    (8.6)
              Employee benefit expenses not
                requiring operating cash  4.3       10.1     19.5
            Changes in working capital items:
              Accounts receivable       (35.8)     (29.1)   (40.6)
              Inventories                 1.6      (14.5)     3.0
              Accounts payable           69.8       20.3     17.3
              Accrued liabilities       (20.6)      12.1    (16.2)
              Other working capital
                items, net                (.6)     (26.5)     1.7
            Other, net                   (3.5)      12.1      6.2

              Net                       235.3      189.2    122.9

  Investing Property acquisitions      (287.7)    (159.2)  (154.9)
  Activities   Proceeds from disposal
              of property                19.2       14.6     12.6
            Investments in affiliates   (24.6)     (31.8)   (16.6)
            Purchase of companies, net of
             cash acquired              (42.6)    (197.8)   (28.5)
            Proceeds from disposal of
             other investments            4.5        3.9     16.4
            Other, net                   (2.4)     (24.4)    (7.0)


               Net                     (333.6)    (394.7)  (178.0)

  Financing Proceeds from issuance
  Activities     of long-term debt      200.6      446.5    283.2
            Repayment of long-term debt (66.3)    (231.4)  (214.6)
            Proceeds from stock plans     4.9        7.3      7.0
            Stock repurchased           (10.3)      (9.5)   (30.9)
            Cash dividends paid         (13.3)     (12.9)   (13.0)
            Other, net                  (11.2)      (3.3)    (5.2)

               Net                      104.4      196.7     26.5

  Cash and  Net increase (decrease)       6.1      (8.8)    (28.6)
  EquivalentsAt beginning of year         6.6      15.4      44.0

            At end of year (Note 3)   $  12.7    $  6.6   $  15.4


  See accompanying notes to consolidated financial statements.

    [Page 50]
CONSOLIDATED STATEMENTS OF
  CHANGES IN STOCKHOLDERS' EQUITY
  Dollars in Millions

                               $1 Par
                     $25 Par   Series B$.01 Par               Shares    ESOP
                    Preferred PreferredCommonCapital Retained  Held
Deferred
                       Stock    Stock Stock Surplus Earnings   In
Compen-
                                                              Trust     sation
  Total
Balance at
December 31, 1991      $ 6.9 $ -   $30.3 $106.4   $ 310.6   $  - ($42.4) $411.8

Net income                                           63.8                  63.8
Dividends                                           (13.0)                (13.0)
Stock repurchased       (0.6)       (1.1) (26.3)                          (28.0)
Options exercised and
  stock subscribed                   0.8    9.4                            10.2
Contribution accruals                                              17.6    17.6

Balance at
December 31, 1992        6.3   -    30.0   89.5     361.4      -  (24.8)  462.4

Net income                                           90.5                  90.5
Dividends                                           (12.9)                (12.9)
Stock repurchased       (0.2)              (9.3)                           (9.5)
Issuance of Series B
  Preferred stock            1.0          199.0            (200.0)          0.0
Options exercised and
  stock subscribed                   0.9   22.4                            23.3
Contribution accruals                                              6.6      6.6
Other                                       2.3                             2.3

Balance at
December 31, 1993        6.1   1.0  30.9  303.9    439.0   (200.0)(18.2)  562.7

Net income                                         104.9                  104.9
Dividends                                          (13.3)                 (13.3)
Options exercised and
  stock subscribed                   0.3   13.1                            13.4
Stock repurchased                         (10.3)                          (10.3)
Stock plan shares issued
  from treasury                      0.2    4.4                             4.6
Establishment of a
  par value of
  Common stock                     (31.0)  31.0                             0.0
Redemption of Common
    stock rights                                   (0.5)                   (0.5)
Contribution accruals                                              9.8      9.8
Other                                      (4.1)                           (4.1)

Balance at
December 31, 1994       $ 6.1 $1.0  $0.4 $338.0   $530.1  ($200.0)($8.4) $667.2


  See accompanying notes to consolidated financial statements.

  [Page 51]

  NOTES TO CONSOLIDATED
  FINANCIAL STATEMENTS

  Note 1. Significant Accounting Policies


  Kansas City Southern Industries, Inc. ("Company" or "KCSI") is a diversified holding company, which comprises businesses engaged in Transportation Services, Information & Transaction Processing and Financial Asset Management. Note 13 further describes the operations of the Company.

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

  Depreciation for transportation operations is computed using composite straight-line rates for financial statement purposes. The Interstate Commerce Commission ("ICC") approves the depreciation rates used by The Kansas City Southern Railway Company ("KCSR"). KCSR evaluates depreciation rates for properties and equipment and implements ICC approved rates. Periodic revision of rates have not had a material effect on operating results. Unit depreciation methods, employing both accelerated and straight-line rates, are employed in other business segments. Accelerated depreciation is used for income tax purposes. The ranges of annual depreciation rates for financial statement purposes are:

  Transportation
    Road and structures            1%  -   19%
    Rolling stock & equipment      1%  -   24%
  Other equipment                  2%  -    6%
  Industrial and rental property   2%  -   25%
  Capitalized leases               5%  -   17%

  The Company periodically evaluates the recoverability of its operating properties. If it is determined that the carrying value of properties exceeds the discounted value of future estimated cash flows over the remaining productive lives of the assets, such excess is charged to earnings.

  Software Development. The Company's Information & Transaction Processing subsidiary, DST Systems, Inc. ("DST"), expenses as incurred development and maintenance expenditures for its proprietary software.

  Advertising. The Company expenses all advertising as incurred. Direct response advertising for which future economic benefits are probable and specifically attributable to the advertising is not material.

  Intangibles. Intangibles principally represent the excess of cost over the fair value of net underlying assets of acquired companies using purchase accounting and are amortized using the straight-line method over periods ranging from 7 to 40 years.

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

  Prior to January 1, 1993, provision was generally not made for possible deferred tax liabilities for unremitted earnings of [Page 52]

  corporate unconsolidated affiliates for which the Company's interest is accounted for under the equity method, as those earnings were expected to be reinvested.

  Beginning in 1993, on a prospective basis, deferred tax liabilities are provided on the portion of unremitted earnings from such affiliates which would not qualify for dividend exclusion had the earnings been distributed. The cumulative amount of unremitted earnings through December 31, 1994 was $81 million, which includes $48.4 million related to Investors Fiduciary Trust Company, a DST affiliate. Tax expense, should these earnings be remitted to the Company in the form of dividends, would amount to $5.7 million at currently enacted tax rates. Deferred taxes actually provided through December 31, 1994 were $2.7 million.

  Treasury Stock. The excess of par over cost of the Preferred shares held in Treasury is credited to capital surplus. Common shares held in Treasury are accounted for as if they were retired and the excess of cost over par value of such shares is charged to capital surplus.

  Stock Plans. Proceeds received from the exercise of stock options or subscriptions are credited to the appropriate capital accounts in the year they are exercised.

  The Leveraged Employee Stock Ownership Plans' ("ESOP") loan principal payments are accounted for as employee benefit expense, interest payments are recorded as interest expense, and quarterly dividends paid from retained earnings on the ESOP stock are used to partially service the ESOP loan. Because the ESOP loan is guaranteed by KCSI, the borrowings are reported as long-term debt and corresponding amounts, representing "ESOP deferred compensation," are reduced as the related compensation expense is recognized by the Company.

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

  Stockholders' Equity. Information regarding the Company's capital stock at December 31, 1994 follows:

                                Shares              Shares
                              Authorized            Issued
  $25 Par, 4% noncumulative,
    Preferred stock               840,000            649,736
  $1 Par,
    Preferred stock             2,000,000               None
  $1 Par, Series A,
    Preferred stock               150,000               None
  $1 Par, Series B,
    Preferred stock             1,000,000          1,000,000
  $.01 Par,
    Common stock              400,000,000         48,402,192

  The Company's Series B Preferred stock, issued in
  1993, has a $200 per share liquidation preference and is convertible to Common at a ratio of 4 to 1.

  Shares outstanding are as follows, at December 31, (in thousands):

                          1994      1993      1992
  $25 Par,
    Preferred stock         243       243       252
  $.01 Par,
    Common stock         43,518    42,798    41,616

  Retained earnings include equity in unconsolidated affiliates of $78.3, $53.2 and $42.9 million at December 31, 1994, 1993 and 1992, respectively.
  [Page 53]

  Note 2. Mergers and Acquisitions


  On October 14, 1994, the Company completed the acquisition of a controlling interest in Berger Associates, Inc. ("Berger"). The Company made payments of $47.5 million, in cash, pursuant to a Stock Purchase Agreement, (the "Agreement"). The Agreement also provides for additional purchase price payments, totalling approximately $62.4 million, contingent upon attaining certain levels (up to $10 billion) of assets under management, as defined in the Agreement, over a five year period. The acquisition, which was accounted for as a purchase, increased the Company's ownership in Berger from approximately 18% to over 80%. Adjustments to appropriate asset and liability balances have been recorded based upon estimated fair values of such assets and liabilities. The transaction resulted in the recording of intangibles as the purchase price exceeded the fair value of underlying tangible assets. The intangible amounts will be amortized over their estimated economic life of 15 years, subject to completion of an economic life analysis. The financial statements of Berger were consolidated into the Company effective with the closing of the transaction. Assuming the transaction had been completed on January 1, 1994, the addition of Berger's revenues and net income, including adjustments to reflect the effects of the acquisition, on a pro forma basis, as of and for the year ended December 31, 1994, would have had an immaterial effect on the consolidated results of the Company.

  On January 31, 1995, DST completed the sale of its 50% interest in IFTC Holdings, Inc., which wholly-owns Investors Fiduciary Trust Company, to State Street Boston Corporation ("State Street"). At closing, DST received 2,986,111 shares of State Street common stock in a tax free exchange (representing an approximate 4% ownership interest in State Street). As a result of this transaction, DST recognized a gain on the sale of an equity investment and after consideration of appropriate tax effects recognized a net gain of $4.7 million in first quarter 1995. With the closing of the transaction, IFTC ceases to be an unconsolidated affiliate of DST and no further equity in earnings of IFTC will be recorded by DST. DST recognized equity in earnings from IFTC of $6.5, $4.8 and $4.8 million in 1994, 1993 and 1992, respectively.

  The Company completed the acquisition of MidSouth Corporation ("MidSouth") on June 10, 1993. The purchase price for the acquisition of the MidSouth common stock aggregated approximately $213.5 million paid in cash by KCSI to holders of MidSouth's common stock and in connection with the exercise of certain options held by MidSouth employees and others. Liabilities were assumed in the amount of $306.9 million.

  The MidSouth transaction, which was accounted for as a purchase, represented a significant transaction for the Company. Results of operations of the Company for the years ended December 31, 1993 and 1994 include the operations of MidSouth as a consolidated subsidiary effective with the closing of the transaction.

  Adjustments were recorded to appropriate asset and liability balances based upon the fair value of such assets and liabilities. Based upon these adjustments, the total purchase price exceeded the fair value of the underlying net assets by a total of approximately $98 million and is being amortized over a period of 40 years. Additional assets are being depreciated over lives ranging from 5 to 35 years.

  Certain unaudited pro forma financial information, regarding results of operations assuming the MidSouth transaction had been completed on January 1, 1993 and 1992, respectively, follows (in millions, except per share amounts):

  Years Ended December 31

                                1993     1992
  Revenues                    $1,010.2  $ 856.1
  Income before cumulative
   effect of accounting changes   98.5     67.9
  Net income                      93.4     67.9

  Primary earnings per share:
  Before cumulative effect of
   accounting changes         $   2.19  $  1.53
  After cumulative effect of
   accounting changes             2.08     1.53

  During second quarter 1993, DST completed the acquisitions of Clarke & Tilley Ltd., (100% owned), a United Kingdom company, which markets investment management software primarily for use in Europe and the Pacific Rim; Corfax Benefit Systems, Ltd., (100% owned), a Canadian company, which processes shareowner transactions for mutual funds and pension accounts in Canada; and DBS Systems Corporation, (60% owned), a United States company, which has developed a software billing system for the direct broadcast satellite industry. During the third quarter 1993, DST acquired Belvedere Financial Systems, Inc., (100% owned), which develops and markets portfolio accounting and investment man-
  [Page 54]

  agement systems. Each of these transactions was accounted for as a purchase. The total purchase price exceeded the fair value of the underlying net assets, and is being amortized over a period of 7 to 20 years. Cash paid for these transactions was approximately $15.3 million and liabilities assumed were $10.3 million.

  Effective September 30, 1993, DST completed the merger of its 90.5% owned subsidiary, Vantage Computer Systems, Inc. ("Vantage"), into a subsidiary of The Continuum Company, Inc. ("Continuum"). DST received approximately 3.6 million shares of Continuum stock. As a result of this transaction and through additional purchases of Continuum stock, DST owned approximately 24% of the outstanding common stock of Continuum at December 31, 1993. In 1994, DST purchased additional Continuum shares through privately negotiated transactions. Accordingly, at December 31, 1994, DST owned approximately 29% (5.5 million shares) of Continuum's outstanding common stock. In the initial exchange, DST exchanged Vantage stock with a book value of approximately $17 million for Continuum stock with a then current market value of approximately $62 million. DST accounted for the initial exchange as a non-cash, non-taxable exchange in investment basis of Vantage for an investment in Continuum. Accordingly, no gain recognition was associated with the transaction.

  Continuum is a publicly traded international consulting and computer services firm based in Austin, Texas, which primarily serves the needs of life, and property and casualty insurance companies for computer software and services.

  Note 3. Supplemental Cash Flow Disclosures

  Supplemental Disclosures of Cash Flow Information. (in millions):

                     1994       1993     1992
  Cash payments:
    Interest (net of
      capitalized)  $ 67.5    $ 47.4    $ 34.4
    Income taxes      15.5      24.1      27.1


  Supplemental Schedule of Noncash Investing and Financing Activities. DST acquired $29.7, $21 and $17 million in 1994, 1993 and 1992, respectively, in computer mainframe equipment and software for the Winchester Data Center. These purchases were financed through bank term loans, with equipment manufacturers and/or software vendors, and accordingly, required no direct outlay of cash.

  In first quarter of 1994, KCSI issued approximately 234,000 shares of Common stock under the Seventh Offering of the Employee Stock Purchase Plan. These shares, totalling a purchase price of approximately $4.4 million, were subscribed and paid for through employee payroll deductions, in 1993.

  As described in greater detail in Note 6, the Company issued $200 million in Notes and Debentures in 1992, and $200 million in Notes in 1993. As part of these transactions, the Company incurred $3.2 million and $2.5 million, respectively, in discount and underwriting fees which were transferred directly to the underwriter. The discount and underwriting fees represent non-cash amounts, which are being amortized over the respective terms of the Notes and Debentures.

  In 1993, DST entered into a sale/leaseback of certain mainframe computer equipment. As part of this transaction, the buyer assumed certain debt obligations related to the computer equipment in the amount of $16.6 million, which provided no cash flow to DST.

  Property acquired under capital leases was $3.4, $1.3 and $1.4 million for 1994, 1993 and 1992, respectively. Such acquisitions require no direct outlay of cash.
  [Page 55]

  Note 4. Investments

  Investments held for operating purposes include investments in unconsolidated affiliates as follows (in millions):

                              Percentage Ownership     Carrying Value
     Company Name              December 31, 1994   1994     1993     1992
  The Continuum Company, Inc. (i),(vii)      29%  $ 62.5  $ 37.1   $   -
  Investors Fiduciary Trust Co.(i),(vi),(ix) 50%    52.9    50.2     47.6
  Boston Financial Data Services, Inc. (i)   50%    15.5    11.4      8.7
  Argus Health Systems, Inc. (i)             50%     9.8     6.1      3.3
  Midland (i),(iii)                          45%     4.8     3.2      3.4
  First of Michigan Capital Corp. (i)        21%     7.6     7.6      7.2
  MidSouth Corporation (iv)                                          26.2
  Berger Associates, Inc. (v)                                1.2      1.2
  Partnerships                                       1.4     1.5      2.3
  Equipment Finance Receivables (ii)                40.0    42.8     33.1
  Other                                             23.0    20.5     29.6
  Market Valuation Allowances                       (2.9)   (7.1)    (6.8)

     Total (viii)                                 $214.6  $174.5   $155.8

  (i) owned by DST Systems, Inc. (wholly-owned subsidiary) or a subsidiary of DST
  (ii) fair market value based upon rates currently offered was approximately $40.5 million at December 31, 1994
  (iii) Midland is comprised of Midland Data Systems, Inc. and Midland Loan Services, L.P. (both 45% owned)
  (iv) in 1993, the Company completed its purchase of MidSouth which is now consolidated
  (v) in 1994, the Company acquired a controlling interest in Berger, by increasing its ownership percentage from approximately 18% to over 80%, which is now consolidated
  (vi) includes $1.6 million of unrealized depreciation on "available for sale" securities
  (vii) fair market value based upon a quoted share price was approximately $169 million at December 31, 1994
  (viii) fair market value is not readily determinable for investments other than noted above, and in the opinion of management, market value approximates carrying value
  (ix) effective January 31, 1995, IFTC ceased to be an unconsolidated affiliate of DST as a result of the sale of DST's interest (see Note 2). Additionally, as a result of the 1993 adoption of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in
  Debt and Equity Securities," the Company will be required to "mark to market" its investment in State Street Boston Corporation.

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

  Prior to the sale of DST's interest in Investors Fiduciary Trust Company ("IFTC"), discussed in Note 2, IFTC was a corporate joint venture of DST and Kemper Financial Services, Inc. IFTC provides transfer agent and custodial services primarily to the mutual fund industry and utilizes DST's portfolio accounting, securities transfer, and mutual fund systems. DST received advance payments from IFTC for services to be provided in the subsequent fiscal year. At December 31, 1993 and 1992, these advance payments amounted to $4 and $3 million, respectively; none at December 31, 1994.

  Argus Health Systems, Inc. ("Argus") is a corporate joint venture of DST which provides pharmaceutical claims processing services for the health care industry. Argus uses DST's data processing services. DST received cash advances from Argus totalling $5 million as of December 31, 1993.

  Midland Data Systems, Inc. ("MDS") is a corporate joint venture of DST, which was awarded contracts with the Resolution Trust Corporation ("RTC") for the operation (using DST's Winchester Data Center) of an Asset Management System and a Control Totals Module System for use by the RTC. In 1994, the RTC converted off the Midland system; however, Midland continues to perform programming work for the RTC related to the system. In 1992, Midland Loan Services L.P. ("MLS") was formed to provide comprehensive commercial loan servicing for assets, performing and non-performing loans, and related asset management services for governmental and institutional clients. MDS is the Corporate General Partner of MLS.

  The Continuum Company, Inc. ("Continuum") became an equity affiliate of DST during 1993 when DST exchanged its interest in Vantage, as discussed in Note 2. Subsequent to this transaction, DST and Continuum
  [Page 56]

  reached an agreement whereby DST will provide all of Continuum's North American operations data processing requirements through use of DST's Winchester Data Center.

  DST revenues associated with the above unconsolidated affiliates were $76, $74 and $50 million for 1994, 1993 and 1992, respectively. Accounts receivable include amounts due from unconsolidated affiliates of $14, $16 and $13 million for 1994, 1993 and 1992, respectively, for services provided by DST in the ordinary course of business and payable at usual trade terms.

  Financial Information. Combined financial information of all unconsolidated affiliates, principally DST related, which the Company and its subsidiaries account for on the equity method is as follows (in millions):

                                     1994      1993      1992


  Investment in unconsolidated
    affiliates                     $  166.5  $  126.3  $   77.9
  Equity in net assets of
    unconsolidated affiliates         159.1     117.3      69.8
  Dividends and distributions received
    from unconsolidated affiliates      1.0       1.5       2.5

  Financial condition:
   Current assets                  $1,129.7  $1,047.7  $  826.4
   Non-current assets                 143.6     150.1      69.6

    Assets                         $1,273.3  $1,197.8  $  896.0
   Current liabilities             $  933.9  $  856.8  $  693.6
   Non-current liabilities             73.2     122.9      56.1
   Equity of stockholders and
     partners                         266.2     218.1     146.3


    Liabilities and equity         $1,273.3  $1,197.8  $  896.0
  Operating results:
   Revenues                        $  652.1  $  383.8  $  272.6
   Costs & expenses                   597.3     354.1     246.8

    Net income                     $   54.8  $   29.7  $   25.8

  Financial information with respect to IFTC Holdings, Inc. and its wholly-owned subsidiary Investors Fiduciary Trust Company, which are included in the amounts shown above, is as follows (in millions):
  Financial condition:

   Current assets                  $  814.0  $  835.5  $  722.9
   Non-current assets                   4.5       1.4       2.3

    Assets                         $  818.5  $  836.9  $  725.2
   Current liabilities             $  712.6  $  711.2  $  627.9
   Non-current liabilities                       25.2      10.7
   Equity of stockholders             105.9     100.5      86.6

    Liabilities and equity         $  818.5  $  836.9  $  725.2
  Operating results:
   Revenues                        $   63.6  $   51.2  $   64.1
   Costs & expenses                    50.7      41.6      54.4

    Net income                     $   12.9  $    9.6  $    9.7

  Other. Interest income on cash and equivalents was $1.6, $1.8 and $4.6 million in 1994, 1993 and 1992, respectively.

  Berger Associates, Inc. At December 31, 1993, the Company had acquired an approximate 18% interest in Berger. During 1994, the Company acquired a controlling interest (over 80%) of Berger (see Note 2.)

  MidSouth Corporation. At December 31, 1992, the Company had acquired approximately 16% of MidSouth's Common stock. In 1993, the Company completed its acquisition of MidSouth (see Note 2.)
  [Page 57]

  Note 5. Other Balance Sheet Captions

  Accounts Receivable. Accounts receivable include the following allowances (in millions):

                                    1994      1993      1992


  Accounts receivable              $   237.6 $   199.0 $  152.4
  Allowance for doubtful accounts       (5.3)     (4.3)    (5.0)

  Accounts receivable, net         $   232.3 $   194.7 $  147.4
  Doubtful account expense         $     3.3 $     2.1 $    1.6

  Other Current Assets. Other current assets include the following items (in millions):

                                    1994       1993      1992


  Maturities of equipment finance receivables
   (Southern Leasing Corp.)        $    25.4 $    25.6 $   22.9
  Deferred taxes                        17.9      23.8      9.8
  Marketable investments
   (cost approximates market)           17.6      19.0      8.8
  Other                                 27.6      17.7     15.4

   Total                           $    88.5 $    86.1 $   56.9

  Properties. Properties and related accumulated depreciation and amortization are summarized below (in millions):

                                     1994      1993     1992


  Properties, at cost
  Transportation
   Road properties                 $ 1,198.4 $ 1,075.3 $  684.0
   Equipment, including
    $15.5, $12.9 and $12.6
    financed under capital leases      444.9     355.6    338.4
   Land and Facilities                  67.8      67.2     59.0
  Information & Transaction Processing,
    including $5.9, $5.6 and $3.9 equipment
    financed under capital leases      351.0     262.8    208.1
  Financial Asset Management, including
    $1.6, $1.6 and $1.5 equipment
    financed under capital leases       30.1      21.7     12.8
  Corporate and Other                    9.1       9.4      9.7

   Total                           $ 2,101.3 $ 1,792.0 $1,312.0

                                         1994      1993      1992


  Accumulated depreciation and amortization
  Transportation
   Road properties                      $   295.2 $   264.2 $  251.6
   Equipment, including $8.9,
     $8.6 and $8.1 for capital leases       179.7     174.8    168.0
   Facilities                                22.1      20.2     18.4
  Information & Transaction Processing,
    including $4.4, $3.7 and $1.7 for
    equipment capital leases                169.6     128.5     98.9
  Financial Asset Management,
    including $.8, $.5 and $.2
    for equipment capital leases             14.5      7.2       3.0
  Corporate and Other                         4.9      4.5       3.9
   Total                                $   686.0 $   599.4 $  543.8
    Net Properties                      $ 1,415.3 $ 1,192.6 $  768.2

  [Page 58]

  Intangibles and Other Assets. Intangibles and other assets include the following items (in millions):

                                      1994      1993     1992


  Intangibles                      $   244.9 $   194.6 $   74.8
  Accumulated amortization             (39.8)    (31.3)   (16.6)
   Net                                 205.1     163.3     58.2
  Other assets                          15.7      50.9     19.8


   Total                           $   220.8 $   214.2 $   78.0

  Accrued Liabilities. Accrued liabilities include the following items (in millions):

                                     1994      1993     1992


  Prepaid freight charges due other
    railroads                      $    35.1 $    32.2 $   27.4
  Current interest payable on
    indebtedness                        25.4      18.9     11.9
  Other                                 81.9     102.9     62.0


   Total                           $   142.4 $   154.0 $  101.3

  Note 6. Long-Term Debt

  Indebtedness Outstanding. Long-term debt and pertinent provisions follow (in millions):

                                      1994      1993           1992


  KCSI
  Competitive Advance & Revolving Credit
   Facilities, with reducing commitments
   through December 8, 1997          $319.0       $231.0    $   -
   Rate: Below Prime
  Notes and Debentures, due July 8,
   1998 to July 1, 2022               400.0        400.0     200.0
   Unamortized discount                (2.3)        (2.6)     (1.6)
   Rate: 5.75% to 8.8%
  ESOP secured term loan, due
   serially to February 28, 1997       13.2         22.8      26.5
   Rate: 7.6%
  Transportation Services
  Equipment trust indebtedness, due
  serially to December 15, 2006       115.4         67.8      80.8
   Rate: 7.15% to 15.0%
  Short-term renewable lease
   financing working capital lines     46.0         32.6      29.0
   Rate: Below prime
  Subordinated and senior notes,
   and industrial revenue bonds, due
   April 1, 1995 to May 1, 2004        12.3         15.3      20.4
   Rate: 7.13% to 12.95%
  DST
  ESOP secured term loan,
   repaid in 1993                                              3.9
  Secured and unsecured term loans,
   promissory and mortgage notes,
   various maturities to January 2007  59.2         58.2      68.7
   Rate: 5.5% to 10.5%
  Other
  Miscellaneous subsidiary obligations,
   due April 1995 to September 1998
   Rate: Below Prime to 27.9%          22.4         14.6      21.3

  Total                               985.2        839.7     449.0
  Less   debt due within one year      56.4         63.5      62.0

  Long-term debt                     $928.8       $776.2    $387.0

  [Page 59]

  New KCSI Credit Agreements. During 1994, the Company established or increased credit agreements with several lending institutions. These new or expanded credit lines increased the Company's borrowing ability by $150 million. These agreements bear interest rates below prime. Proceeds from these agreements have been used to finance the Berger acquisition and subsidiary working capital requirements. Remaining credit capacity under these agreements is intended for general corporate purposes. These agreements require commitment or facility fees ranging from .10-.125% per annum and have provisions similar to those included in the Company's $250 million credit agreement, discussed below. At December 31, 1994, the Company had an aggregate of $115 million of indebtedness outstanding on these agreements.

  KCSI $250 Million Credit Agreement. On December 8, 1992, the Company established a credit agreement in the amount of $250 million. A commitment fee of .25% per annum is required on the unused portion. This agreement replaced the Company's then existing $100 million credit agreement, which had been in place since 1989. The revolving credit commitment reduces to $188 million on June 8, 1996; $125 million on December 8, 1996; $63 million on June 8, 1997 and final maturity is due December 8, 1997. Proceeds have been used, in part, to fund acquisition of MidSouth Corporation and refinance certain MidSouth indebtedness and for general corporate purposes.

  Among other provisions, the agreement limits subsidiary indebtedness, sale of assets, coverage ratios and requires minimum consolidated net worth of $375 million plus 50% of net income after December 31, 1992.

  Public Debt Transactions. On July 1, 1992, the Company issued $100 million 7.875% Notes due 2002 and $100 million 8.8% Debentures due 2022 under a $300 million debt securities registration with the Securities and Exchange Commission. The 7.875% Notes are not redeemable prior to their maturity in 2002, the 8.8% Debentures are redeemable on or after July 1, 2002 at a premium of 104.04%, which declines to par on or after July 1, 2012. Proceeds from the debt offer have been used to repay borrowings under then existing revolving credit agreements. The Company used the remaining net proceeds for general corporate purposes including debt repayments, working capital, capital expenditures, acquisition of or investments in businesses and assets and acquisition of the Company's capital stock.

  On March 3, 1993, the Company issued $100 million of 6.625% Notes due 2005 under the remaining 1992 registration with the Securities and Exchange Commission. The notes are not redeemable prior to maturity. Proceeds were used for debt repayment by DST and Southern Credit Corporation, working capital, capital expenditures, acquisition of or investments in businesses, and assets and acquisition of the Company's capital stock.

  On June 24, 1993, the Company issued $100 million of 5.75% Notes due in 1998 under a $200 million 1993 debt securities registration with the Securities and Exchange Commission. The Notes are not redeemable prior to maturity. The net proceeds were used to refinance certain MidSouth debt.

  This debt was issued at a total discount of $2.8 million which is being amortized over the respective debt maturities on a straight-line basis, which is not materially different from the interest method.

  KCSI ESOP. In 1988, the Company established a $39 million leveraged ESOP (see Stockholders' Equity Note 8). Related indebtedness is repayable over ten years, and guaranteed by the Company.

  Among other provisions, the KCSI ESOP loan agreement requires minimum consolidated tangible net worth (stockholders' equity plus deferred income taxes less intangibles) of $250 million.

  In 1994, the Company made contributions to the ESOP plan sufficient to retire $5.6 million of indebtedness in advance of its scheduled maturity.

  Railway Indebtedness. KCSR has purchased rolling stock under conditional sales agreements, equipment trust certificates and capitalized lease obligations, which equipment has been pledged as collateral for the related indebtedness.

  Credit Lines. Unused lines of credit at December 31, 1994 follow (in millions):
                  Commitment
                      or
                   Facility           Lines of Credit
                      Fee             Total     Unused
  KCSI                   .10-.25%     $450.0    $131.0
  DST Systems, Inc.        None         28.9      22.2
  Southern Credit
   Corporation           .375%          65.0      19.0
  KCSR                   .1875%          5.0
    Total                             $548.9    $172.2

  [Page 60]

  Other Agreements, Provisions and Restrictions.
  As previously noted, the Company and several of its consolidated subsidiaries have debt agreements containing restrictions on dividends, loans, advances and transfers of assets to the parent company, limits on guarantees and leasing commitments, and maintenance of minimum levels of working capital. At December 31, 1994, the Company was in compliance with provisions and restrictions of these agreements. Unrestricted retained earnings at December 31, 1994 were $96.9 million.

  Guarantees. The Company and its subsidiaries are guarantors of $1.8 million principal indebtedness of partnerships and other entities involving the Company or its subsidiaries. These guarantees represent "off balance sheet" contingent liabilities.

  Leases and Debt Maturities. The Company and its subsidiaries lease transportation equipment, and office and other operating facilities under various capital and operating leases. Rental expenses under operating leases were $53, $33 and $25 million for the years 1994, 1993 and 1992, respectively.

  Minimum annual payments and present value thereof, under existing capital leases, other debt maturities and minimum annual rental commitments under noncancellable operating leases are as follows (in millions):

                      Capital Leases

               Minimum                 Net
               Lease        Less     Present Other        Operating
              Payments    Interest    Value   Debt     Total     Leases


  1995              $  3.1  $  1.0   $ 2.1   $ 54.3    $ 56.4   $ 50.3
  1996                 2.3      .7     1.6     28.0      29.6     46.3
  1997                 1.6      .5     1.1     26.1      27.2     34.5
  1998                 1.0      .4      .6    111.2     111.8     27.0
  1999                  .8      .3      .5     11.1      11.6     21.8
  Later years          5.4     1.4     4.0    744.6     748.6     52.0

   Total            $ 14.2  $  4.3   $ 9.9   $975.3    $985.2   $231.9

  Fair Value of Long-Term Debt. Based upon the borrowing rates currently available to the Company and its subsidiaries for indebtedness with similar terms and average maturities, the fair value of long-term debt was approximately $959, $903 and $463 million at December 31, 1994, 1993 and 1992, respectively.

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
  [Page 61]


  Tax Expense. Income tax expense attributable to continuing operations, consists of the following components (in millions):

                               1994        1993    1992


  Current
   Federal                    $40.2     $31.7     $25.4
   State and local              3.3       3.2       1.8


    Total current              43.5      34.9      27.2

  Deferred
   Federal                     16.0      24.5       6.9
   Federal enacted rate change            3.4
    State and local             4.0       6.2       1.1
    Total deferred             20.0      34.1       8.0

  Total income tax expense    $63.5     $69.0     $35.2

  Deferred Taxes. Deferred taxes are recorded based upon differences between the financial statement and tax basis of assets and liabilities and available tax credit carryovers. Temporary differences which give rise to a significant portion of federal deferred tax expense (benefit) applicable to continuing operations are as follows (in millions):

                                    1994      1993     1992


  Depreciation                     $16.7     $19.5     $ 9.0
  Deferred revenue                   (.3)     (1.6)      (.4)
  Deferred gain on asset dispositions          1.2        .3
  AMT credit and NOL carryovers     (5.9)      (.3)      1.4
  Other expenses for financial
   reporting purposes not currently
   deductible for tax purposes       4.3       9.0      (2.7)
  Other, net                         1.2        .1       (.7)

    Total                          $16.0     $27.9     $ 6.9


  The federal and state deferred tax liabilities and deferred tax (assets) recorded on the Consolidated Balance Sheets at December 31, 1994 and 1993, respectively, follow (in millions):

                                              1994      1993

  Liabilities:
   Depreciation                              $259.2    $242.5
   Equity, unconsolidated affiliates            5.1       1.3


    Gross deferred tax liabilities            264.3     243.8
  Assets:
    NOL and AMT credit carryovers             (31.7)    (23.2)
   Book reserves not currently deductible
     for tax                                  (20.0)    (23.2)
   Deferred compensation and other
     employee benefits                        (13.1)    (14.4)
   Deferred revenue                            (5.0)     (4.7)
   Vacation accrual                            (3.5)     (2.8)
    Foreign NOL carryforwards                  (1.9)      (.7)
   Other, net                                  (5.8)     (5.9)
  Gross deferred tax assets                   (81.0)    (74.9)
    Deferred tax asset valuation allowance      1.9        .7


   Net deferred tax liability                $185.2    $169.6

  [Page 62]

  Management has determined, based upon the Company's history of prior operating earnings and its expectations for the future, that except for the deferred tax valuation allowance provided for foreign NOL carryforwards, operating income of the Company will, more likely than not, be sufficient to recognize fully the above gross deferred tax assets.

  Tax Rates. Differences between the Company's effective income tax rates applicable to continuing operations and the U.S. federal income tax statutory rates of 35% in 1994 and 1993 and 34% in 1992, are as follows (in millions):


                               1994      1993         1992


  Income tax expense using the
   statutory rate in effect   $60.8     $61.2        $35.4
  Tax effect of:
  Unremitted earnings of
   equity investees            (6.3)     (3.7)        (3.0)
  Cumulative effect of enacted
   1% federal tax rate increase           3.4
  Other, net                    1.7      (1.3)         (.1)

  Federal income tax expense   56.2      59.6         32.3
  State and local income
   tax expense                  7.3       9.4          2.9

    Total                     $63.5     $69.0        $35.2

  Effective tax rate           36.6%     39.4%        33.9%

  Tax Carryovers. At December 31, 1994, the Company had $11.7 million of alternative minimum tax credit carryover. This credit can be carried forward indefinitely and is available on a "tax return basis" to reduce future federal income taxes payable. The MidSouth Corporation generated $3.4 million of the above alternative minimum tax credit prior to its acquisition by the Company.

  The amount of federal net operating loss carryover generated by the MidSouth Corporation prior to its acquisition was $57.1 million with expiration dates beginning in the year 2001. The use of preacquisition net operating losses and tax credit carryovers is subject to limitations imposed by the Internal Revenue Code. The Company does not anticipate that these limitations will affect utilization of the carryovers prior to their expiration.

  Tax Examinations. Examinations of the consolidated federal income tax returns by the Internal Revenue Service ("IRS") have been completed for the years 1984-1989 and the IRS has proposed $14.6 million in tax assessments for these years. In addition, other taxing authorities have also completed examinations principally through 1992, and have proposed additional tax assessments aggregating $2.4 million, before benefit for federal income tax deductions related thereto.

  Since most of these asserted tax deficiencies represent temporary differences, subsequent payments of taxes will not require additional charges to income tax expense. In addition, accruals have been made for interest (net of tax benefit) for estimated settlement of the proposed tax assessments. Thus, management believes that final settlement of these matters will not have a material effect on the accompanying financial statements.
  [Page 63]

  Note 8. Stockholders' Equity

  Establishment of Par Value for Common Stock. On May 6, 1994, the Company amended its certificate of incorporation to set a par value for the Common stock and increase its authorized shares. The amendment established a par value of $.01 per Common share, which had previously been no par, and had the effect of reallocating amounts between categories within stockholders' equity but had no overall effect upon the total amount of stockholders' equity. In addition, the number of authorized Common shares was increased from 100 million to 400 million.

  Stock Option Plans. Employee Stock Option Plans established in 1978, 1983 and 1987 provide for the granting of options to purchase up to 2,800,000 (pre-splits) shares of the Company's Common stock by officers and other designated employees. In addition, the Company established a 1991 plan which authorized 2% of the outstanding shares available for grant; the Board of Directors amended the 1991 plan in November 1991, to provide for the granting of two million shares in lieu of the 2% of outstanding shares. The amendment was approved by KCSI stockholders in May 1992. In addition, the Company established a 1993 Directors' Stock Option Plan with a maximum of 120,000 shares for grant. Shares authorized for the 1991 Plan were adjusted for the stock split to 4,000,000 and the Plan was amended to increase the number of shares authorized by 3,400,000 shares for a total of 7.4 million shares.
  Such options have been granted at 100% of the average market price of the Company's stock on the date of grant and may not be exercised sooner than one year, nor longer than ten years following the date of the grant, except that options outstanding for six months or more, with limited rights, become immediately exercisable upon certain defined circumstances constituting a change in control of the Company.

  The Plans include provisions for stock appreciation rights ("SARs") and limited rights ("LRs"), but, in 1987, substantially all outstanding SARs and related options were exchanged for "bonus" options and LRs. In addition, special stock options, SARs and LRs, exercisable only upon certain defined circumstances constituting a change in control of the Company, were granted to certain officers and directors of the Company. All outstanding options include LRs. Relevant information is summarized below:

                                 1994           1993          1992


  Stock Options:
   Outstanding at January 1     3,935,800      5,527,648    2,341,934
   Exercised                     (904,235)    (1,987,848)    (796,360)
   Cancelled/Expired              (30,000)        (4,000)     (18,500)
   Granted                        278,950        400,000    1,236,750
   Effect of Stock Splits                                   2,763,824

   Outstanding at December 31   3,280,515      3,935,800    5,527,648
  Exercisable at December 31    2,488,665      2,851,400    3,567,248
  Exercise Price, December 31:
   for all outstanding            $8.7969        $8.7969        $8.50
   options                      to $49.00    to $41.5625    to $22.66
   for exercisable                $8.7969        $8.7969        $8.50
   options                    to $41.5625    to $22.6563    to $13.06


  Shares available for future grants at December 31, 1994 aggregated
  4,650,146.

  Employee Stock Ownership Plan ("ESOP"). In 1987 and 1988, KCSI and DST established leveraged ESOP plans for its employees not covered by collective bargaining agreements, which collectively purchased $69 million of KCSI Common stock from Treasury at a then current market price of $49 per share. The indebtedness, which was guaranteed by KCSI and DST, is repayable over ten years.

  During 1990, the KCSI and DST ESOP plans were merged into one plan known as the KCSI ESOP. This merger did not change any substantial terms, repayment provisions or guarantees of the individual components of indebtedness.

  Employee benefit expense aggregated $15.5, $8.1 and $18.1 million in 1994, 1993 and 1992, respectively, for the ESOP. Interest incurred on the indebtedness was $1.2, $1.8 and $2.8 million in 1994, 1993 and 1992, [Page 64]

  respectively. Dividends used to service the ESOP indebtedness were $1.3, $.8 and $1.0 million in 1994, 1993 and 1992, respectively.

  In December 1993, the American Institute of Certified Public Accountants issued Statement of Position No. 93-6 ("SOP 93-6") "Employers Accounting for Employee Stock Ownership Plans," which became effective for fiscal years beginning after December 15, 1993. Certain of the Company's ESOP shares are grandfathered under the provisions of SOP 93-6. In 1994, the Company contributed $11.5 million to the ESOP which was used by the plan administrator to purchase 352,000 shares of KCSI Common stock in the open market for future allocation to plan participants. These new ESOP shares are not grandfathered under the provisions of SOP 93-6. Disclosures regarding the Company's ESOP plan follow, (in millions at December 31, 1994):

  Number of Common shares
    allocated to plan participants        4.6

  Cost of unallocated grandfathered
    ESOP shares                         $11.1

  Fair value of committed to be
    allocated not grandfathered
    ESOP shares                         $10.9

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

  Treasury Stock. The Company issued 721,431; 1,187,224 and 1,020,514 shares of Common stock from Treasury, in 1994, 1993 and 1992, respectively, to fund the exercise of options and subscriptions under various employee stock option and purchase plans. Treasury stock previously acquired had been accounted for as if retired. The Company purchased 1,376; 5,443 and 1,575,410 shares in 1994, 1993 and 1992, respectively.

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

  In December 1992, the Company initiated the seventh offering under the stock purchase plan. The purchase price under this offering at 85% of the average market price on the offering date was $18.75. Employees of the Company subscribed to 247,254 shares under this offering, of which, 233,926 shares were issued in January 1994.

  The Company initiated the eighth offering under the stock purchase plan in December, 1993. The purchase price under this offering at 85% of the average market price on the offering date was $38.20. Employees of the Company subscribed to 220,576 shares under this offering. At December 31, 1994, there were 4,051,255 shares available for future offerings.

  Restricted Stock. The Company issued 7,300 and 144,500 shares of restricted stock, in 1993 and 1992, respectively, to senior management executives of KCSI and certain subsidiaries at then current market
  prices ranging between $14.86   $41.5625 per share. These shares vest
  ratably over a five year period.
  [Page 65]

  Note 9. Minority Interest

  Purchase Agreements. Agreements between KCSI and Janus minority owners, contain among other provisions, mandatory stock purchase provisions whereby under certain circumstances, KCSI would be required to purchase the minority interest at a purchase price based upon a multiple of Janus earnings.

  In late 1994, the Company was notified that certain Janus minority owners made effective the mandatory purchase provisions for a certain percentage of their ownership. In the aggregate, the shares made effective for mandatory purchase totalled $59 million. Concurrent with the notification of these mandatory purchase provisions, the Company negotiated the early termination of certain Janus compensation arrangements, which began in 1991. The compensation arrangements permitted individuals to earn units which vested over time, based upon Janus earnings. These arrangements were scheduled to be fully vested at the end of 1996. The negotiated termination resulted in payments of $48 million in cash, by Janus, of which approximately $21 million had been accrued, upon vesting, in 1994 and previous years. Recipients of amounts paid to terminate the arrangements used their after tax net proceeds to purchase certain portions of the shares made effective for mandatory purchase, in early 1995. In addition, the Janus minority group was restructured to allow for minority ownership by other key Janus employees. These employees purchased other portions of the minority shares made effective for mandatory purchase through payment of cash and creation of recourse loans financed by KCSI in the amount of $10.5 million. The remaining minority shares made effective for mandatory purchase were purchased by Janus for treasury, $6.1 million, and by KCSI for $12.7 million. As a result of the combination of KCSI acquiring additional Janus shares and the reduction of outstanding shares with Janus' treasury purchase, KCSI increased its ownership in Janus from approximately 81% to 83%, upon closing of the transaction in January 1995. The KCSI share purchase resulted in the recording of intangibles as the purchase price exceeded the value of underlying tangible assets and will be amortized over its estimated economic life.

  The new minority owners of Janus also have mandatory stock purchase provisions which under certain circumstances require KCSI to purchase the minority interest at fair market value. If all of the provisions of the Janus minority owner agreements became effective, KCSI would be required to purchase the respective minority interests, currently estimated at approximately $138 million. The purchase price for the mandatory provisions is based upon a multiple of earnings and/or fair market value determinations depending upon specific agreement terms.

  Note 10. Profit Sharing and Other Postretirement Benefits

  Profit Sharing. Qualified profit sharing plans are maintained for most employees not included in collective bargaining agreements.Contributions for the Company and its subsidiaries are made at the discretion of the Boards of Directors in amounts not to exceed the maximum allowable for federal income tax purposes. Profit sharing expense was $.8, $4.6 and $3.8 million in the years 1994, 1993 and 1992, respectively.

  Other Postretirement Benefits. The Company adopted Statement of Financial Accounting Standards No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions," ("SFAS 106"), effective January 1, 1993. The Company and its Transportation subsidiaries provide certain medical, life and other post-retirement benefits other than pensions to its retirees. The medical and life plans are available to employees
  [Page 66]

  not covered under collective bargaining arrangements, who have attained age 60 and rendered ten years of service. Individuals employed as of December 31, 1992 were excluded from a specific service requirement. The medical plan is contributory and provides benefits for retirees, their covered dependents and beneficiaries. Benefit expense begins to accrue at age 40. The medical plan was amended effective January 1, 1993 to provide for annual adjustment of retiree contributions and also contains, depending on the plan coverage selected, certain deductibles, copayments, coinsurance and coordination with Medicare. The life insurance plan is non-contributory and covers retirees only. The Company's policy, in most cases, is to fund benefits payable under these plans as the obligations become due. However, certain plan assets do exist with respect to life insurance benefits.

  The following table displays a reconciliation of the plans' obligations and assets at December 31, 1994, December 31 and January 1, 1993, (in millions):

                         Dec. 31,        Dec. 31,   Jan.1,
                           1994           1993       1993
  Accumulated
   postretirement
   benefit obligation:
  Retirees                 $ 7.9        $  8.0     $  7.7
  Fully eligible
   active plan
   participants              1.1            .9         .7
  Other active
   plan participants         1.4           2.0        1.6
  Plan assets               (1.3)         (1.3)      (1.3)
  Accrued
   postretirement
   benefit obligation      $ 9.1        $  9.6     $  8.7

  Net periodic postretirement benefit cost included the following components (in millions):

                           1994       1993
  Service cost           $     .4    $   .2
  Interest cost                .8        .6
  Return on plan assets       (.1)      (.1)

  Net periodic postretirement
   benefit cost          $    1.1    $   .7

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

  The assumed annual increase in the CPI is 4%, 3% and 4% at December 31, 1994, December 31, 1993 and January 1, 1993, respectively. Life insurance plan assets represent bank funds on deposit, with an expected rate of return of 6.5%. The discount rate assumed in determining the accumulated postretirement benefit obligation was, 8.5%, 7% and 8% at December 31, 1994, December 31, 1993 and January 1, 1993 respectively, and the assumed salary increase was 5%. The adoption of SFAS 106 is not expected to have a material effect on future annual expenses of the Company.

  Prior to January 1, 1993, the Company recognized the cost of these benefits on a "pay as you go" basis. For 1992, the cost of these benefits totalled $722,000.

  Note 11. Litigation

  Litigation Reserves. In the opinion of management, claims or lawsuits incidental to the business of the Company and its subsidiaries have been adequately provided for in the consolidated financial statements.
  [Page 67]


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

  In connection with its acquisition of an interest in Janus, the Company entered into an agreement, which provides for preservation of a measure of management autonomy at the subsidiary level and for rights of first refusal on the part of minority stockholders, Janus and the Company with respect to certain sales of Janus stock by the minority stockholders. The agreement also requires the Company to purchase the shares of minority stockholders in certain circumstances. In addition, in the event of a "change of ownership" of the Company, as defined in the agreement, the Company may be required to sell its stock of Janus to the minority stockholders or to purchase such holders' Janus stock. Purchase and sales transactions under the agreements are to be made based upon a multiple of the net earnings of Janus and/or fair market value determinations, as defined therein. See Note 9 for further details.

  Under the Investment Company Act of 1940, certain changes in ownership of Janus or Berger may result in termination of its investment advisory agreements with the mutual funds and other accounts it manages, requiring approval of fund shareholders and other account holders to obtain new agreements.

  Employees. The Company and certain of its subsidiaries have entered into agreements with employees whereby, upon defined circumstances constituting a change in control of the Company or subsidiary, certain stock options become exercisable, certain benefit entitlements are automatically funded and such employees are entitled to specified cash payments upon termination of employment.

  Assets. The Company and certain of its subsidiaries have established trusts to provide for the funding of corporate commitments and entitlements of officers, directors, employees and others in the event of a specified change in control of the Company or subsidiary. Assets held in such trusts at December 31, 1994 were immaterial. Depending upon the circumstances at the time of any such change in control, the most significant factor of which would be the highest price paid for KCSI Common stock by a party seeking to control the Company, funding of the Company's trusts could be very substantial.

  Debt. Certain loan agreements and debt instruments entered into or guaranteed by the Company and its subsidiaries provide for default in the event of a specified change in control of the Company or particular subsidiaries of the Company.


  Note 13. Industry Segments

  The Company's three major business activities are classified as follows:

  Transportation Services. The Company operates a Class I Common Carrier railroad system through its wholly-owned subsidiary, The Kansas City Southern Railway Company. As a common carrier, the Railway's customer base is comprised of utilities and a wide range of companies in the petro-chemical, agricultural and paper processing industries. The railroad system operates primarily from the Midwest part of the United States to the Gulf of Mexico and, with the addition of the MidSouth Corporation, on an East-West axis from Dallas, Texas to Meridian, Mississippi. Also included in this industry segment are transportation related real estate, leasing and support services subsidiaries.

  Information & Transaction Processing. DST, (a wholly-owned subsidiary) its subsidiaries and affiliates, design, produce, distribute and operate proprietary software systems for the mutual fund, securities transfer, portfolio accounting, loan processing, asset management and [Page 68]

  insurance industries, among others, and provides administrative and transfer agent services using DST's proprietary systems. In addition to data processing, subsidiaries of DST also provide various output processing products and services including computer output microfilm/microfiche, laser printing and mailing. DST operates throughout the United States with its base of operations in the Midwest and, through certain of its subsidiaries and affiliates, internationally in Canada, Europe, Africa and the Pacific Rim.

  Financial Asset Management. Janus (an 83% owned subsidiary) and Berger (an 80% owned subsidiary acquired in October, 1994) manage investments for mutual funds and private accounts. Both companies operate throughout the United States with headquarters in Denver, Colorado. Janus assets under management at December 31, 1994, 1993 and 1992 were $22.9, $22.2 and $15.5 billion, respectively. Berger assets under management at December 31, 1994 and 1993 were $3.0 and $1.9 billion, respectively.

  Eliminations, Corporate & Other. Unallocated holding company expenses, intercompany eliminations, and miscellaneous investment activities are reported in the "Eliminations, Corporate and Other" industry segment.

  Segment Financial Information. Sales between segments are not material and therefore not disclosed. Industry segment financial information follows (in millions):
  [Page 69]

  Segment Financial Information, dollars in millions, years ended December
  31,

                            Information &  Financial Eliminations,
              Transportation Transaction     Asset    Corporate &
                Services     Processing    Management    Other    Consolidated


  1994
  Revenues          $508.5      $ 404.3      $188.3      $ (3.2)    $1,097.9
  Costs & expenses   332.8        312.3       126.2         5.0        776.3
  Depreciation &
   amortization       50.8         57.3         9.0         2.0        119.1

  Operating income   124.9         34.7        53.1       (10.2)       202.5
  Equity in net
   earnings of uncon-
   solidated affiliates .1         24.5                      .2         24.8
  Interest expense   (41.4)       (14.0)       (2.1)        3.9        (53.6)

  Pretax income       83.6         45.2        51.0        (6.1)       173.7
  Income taxes        33.4         14.3        20.1        (4.3)        63.5

  Income before
   minority interest  50.2         30.9        30.9        (1.8)       110.2
  Minority interest                (1.1)        6.4                      5.3

  Net income        $ 50.2      $  32.0      $ 24.5      $ (1.8)    $  104.9
  Capital
   expenditures     $207.9      $ 102.0*     $  7.8*     $   .2     $  317.9

  1993
  Revenues          $451.1      $ 342.2      $162.7      $  5.1     $  961.1
  Costs & expenses   288.0        267.6        77.2        19.0        651.8
  Depreciation &
   amortization       46.4         43.4         5.5         1.9         97.2

  Operating income   116.7         31.2        80.0       (15.8)       212.1
  Equity in net
   earnings of uncon-
   solidated affiliates1.9         12.0                      .2        14.1
  Interest expense   (32.2)       (10.9)        (.7)       (7.4)      (51.2)

  Pretax income       86.4         32.3        79.3       (23.0)      175.0
  Income taxes        38.5         10.0        30.7       (10.2)       69.0

  Income before
   minority interest  47.9         22.3        48.6       (12.8)      106.0
  Minority interest                 (.6)        9.6                     9.0

  Income before
  accounting changes $47.9      $  22.9      $ 39.0       (12.8)       97.0
  Cumulative effect of
   accounting changes                                      (6.5)       (6.5)

  Net income                                             $(19.3)     $ 90.5

  Capital
   expenditures     $108.9*     $  63.9*     $  9.2       $   .1     $182.1

  1992
  Revenues          $369.2      $ 270.5      $ 97.5      $  4.2      $741.4
  Costs & expenses   258.0        218.3        48.4        16.6       541.3
  Depreciation &
   amortization       35.9         34.4         3.4          .5        74.2

  Operating income    75.3         17.8        45.7       (12.9)      125.9
  Equity in net
   earnings of uncon-
   solidated affiliates(.1)        11.6                     (.4)       11.1
  Interest expense   (12.3)        (9.1)        (.3)      (11.4)      (33.1)

  Pretax income       62.9         20.3        45.4       (24.7)      103.9
  Income taxes        23.0          5.0        21.2       (14.0)       35.2

  Income before
   minority interest  39.9         15.3        24.2       (10.7)       68.7
  Minority interest                             4.9                     4.9

  Net income        $ 39.9      $  15.3      $ 19.3      $(10.7)     $ 63.8
  Capital
   expenditures     $107.5      $  56.5      $ 10.0      $   .1      $174.1
  *Exclusive of property additions from acquisitions

  [Page 70]

  Segment Financial Information, dollars in millions, as of December 31,

                              Information &    Financial  Eliminations,
                Transportation Transaction       Asset    Corporate &
                Services     Processing     Management    Other
Consolidated


  1994
  ASSETS
  Current assets    $  189.5 $ 131.6  $   70.4  $(11.4)  $  380.1
  Investments held
   for operating
   purposes             43.8   167.0        .7     3.1      214.6
  Properties, net
   of depreciation   1,214.1   181.4      15.6     4.2    1,415.3
  Intangible and
   other assets        107.4    51.7      57.3     4.4      220.8

  Total assets      $1,554.8 $ 531.7   $ 144.0  $   .3   $2,230.8

  LIABILITIES & STOCKHOLDERS' EQUITY
  Current
   liabilities      $  212.0 $ 129.4   $  32.5  $(34.3)  $  339.6
  Long-term debt       659.5   175.8      48.2    45.3      928.8
  Deferred income
   taxes               206.1                      (1.9)     204.2
  Other                 32.6    19.8      11.1    27.5       91.0
  Net worth            444.6   206.7      52.2   (36.3)     667.2

  Total liabilities &
   stockholders'
   equity           $1,554.8 $ 531.7   $ 144.0  $   .3   $2,230.8

  1993
  ASSETS
  Current assets    $  174.3 $ 115.0   $ 39.9 $   6.5    $  335.7
  Investments held
   for operating
   purposes             46.3   125.6       .2     2.4       174.5
  Properties, net
   of depreciation   1,039.3   134.3     14.4     4.6     1,192.6
  Intangible and
  other assets         139.0    53.9     17.7     3.6       214.2

  Total assets      $1,398.9 $ 428.8   $ 72.2 $  17.1    $1,917.0

  LIABILITIES & STOCKHOLDERS' EQUITY
  Current
   liabilities      $  176.6 $  88.8   $ 14.0 $   9.0    $  288.4
  Long-term debt       577.9   146.0       .9    51.4       776.2
  Deferred income
   taxes               196.8                     (12.1)     184.7
  Other                 41.1     9.3     26.0     28.6      105.0
  Net worth            406.5   184.7     31.3    (59.8)     562.7

  Total liabilities &
   stockholders'
   equity           $1,398.9 $ 428.8   $ 72.2 $   17.1   $1,917.0

  1992
  ASSETS
  Current assets    $  109.4 $  91.6   $ 24.3 $   21.1   $  246.4
  Investments held
   for operating
   purposes             40.8    78.3       .2     36.5      155.8
  Properties, net
   of depreciation     643.5   109.2      9.8      5.7      768.2
  Intangible and
   other assets          5.4    57.0      8.9      6.7       78.0

  Total assets       $ 799.1 $ 336.1   $ 43.2 $   70.0   $1,248.4

  LIABILITIES & STOCKHOLDERS' EQUITY
  Current
   liabilities       $ 115.2 $  83.0   $  9.0 $   11.4   $  218.6
  Long-term debt       157.9    72.6      1.1    155.4      387.0
  Deferred income
   taxes               108.7                      (7.3)     101.4
  Other                 38.6    12.6     19.5      8.3       79.0
  Net worth            378.7   167.9     13.6    (97.8)     462.4

  Total liabilities &
   stockholders'
   equity            $ 799.1 $ 336.1   $ 43.2 $   70.0   $1,248.4

  [Page 71]

Note 14. Quarterly Financial Data (Unaudited)

  Quarterly financial data follows (in millions, except per share amounts):

                                                 1994

                                     Fourth    Third   Second    First
                                     Quarter  Quarter  Quarter  Quarter


  Operations       Revenues          $ 292.2  $ 273.4  $ 267.2   $ 265.1

          Costs and expenses           228.8    185.6    181.2     180.7
          Depreciation and
            amortization                32.8     30.7     27.4      28.2


          Operating income              30.6     57.1     58.6      56.2

          Equity in net earnings of
           unconsolidated affiliates     6.9      6.8      5.1       6.0

          Interest expense             (13.9)   (15.2)    (9.5)    (15.0)




  Pretax  Pretax income                 23.6     48.7     54.2      47.2

          Income taxes                   7.4     18.4     20.1      17.6


          Income before
            minority interest           16.2     30.3     34.1      29.6



  Minority  Minority interest            (.7)     1.7      2.3       2.0


          Net income                 $  16.9  $  28.6  $  31.8   $  27.6




  Per Share Primary earnings per share:
  Data      Income from continuing
              operations             $   .37  $   .64  $   .70   $   .61


          Dividends per share:
            Preferred               $    .25  $   .25  $   .25   $   .25
            Common                  $   .075  $  .075  $  .075   $  .075

  Stock Price  Preferred - High     $     20  $18 3/4  $    20   $16 1/2
  Ranges                 - Low            15       16       14    14 5/8
               Common    - High       36 1/4   44 1/2   52 1/8    52 5/8
                         - Low        29 7/8   33 5/8       37    42 3/8

  [Page 72]


                                                    1993
                                   Fourth     Third     Second   First
                                   Quarter   Quarter   Quarter  Quarter



  Operations       Revenues          $ 261.5  $ 253.3  $ 231.7  $ 214.6
          Costs and expenses           171.5    167.5    164.0    148.8
          Depreciation and
            amortization                27.7     27.4     21.3     20.8

          Operating income              62.3     58.4     46.4     45.0
          Equity in net earnings of
           unconsolidated affiliates     4.9      2.3      4.0      2.9
          Interest expense             (14.9)   (13.8)   (11.8)   (10.7)

  Pretax  Pretax income                 52.3     46.9     38.6     37.2
          Income taxes                  19.7     21.1     14.9     13.3

          Income before minority
            interest                    32.6     25.8     23.7     23.9
  Minority  Minority interest            2.5      2.5      2.2      1.8

          Income before cumulative effect
           of accounting changes        30.1     23.3     21.5     22.1

  Accounting       Cumulative effect of changes in
  Change   accounting for income taxes and
           postretirement benefits                                 (6.5)

          Net income                 $  30.1  $  23.3  $  21.5  $  15.6

  Per Share Primary earnings per share:
  Data      Income before cumulative effect
             of accounting changes   $  .67   $   .52  $  .48   $   .49
            Cumulative effect of accounting changes                (.14)

                   Total             $  .67   $   .52  $  .48   $   .35
          Dividends per share:
            Preferred                $  .25   $   .25  $  .25   $   .25
            Common                   $ .075   $  .075  $ .075   $  .075

  Stock Price   Preferred - High     $   16   $   16   $   16   $15 1/4
  Ranges                  - Low      14 3/4       15       14    13 1/2
                Common    - High     51 1/2   42 3/4       42    33 1/4
                          - Low      41 7/8       37   30 1/2   23 7/16

  [Page 73]